--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                PROCURENET, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                              7379                             02-0473122
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)             Identification No.)

                            ------------------------

                         LONG ISLAND TECHNOLOGY CENTER
                              3500 SUNRISE HIGHWAY
                          GREAT RIVER, NEW YORK 11739
                                 (631) 859-6000
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------

                                JOHN D. SANFORD
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                 2 MADISON ROAD
                          FAIRFIELD, NEW JERSEY 07004
                                 (973) 575-6620
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

     E. RAMAN BET-MANSOUR, ESQ.                  WILLIAM F. SCHWITTER, ESQ.
        Debevoise & Plimpton                 Paul, Hastings, Janofsky & Walker
          875 Third Avenue                                  LLP
      New York, New York 10022                        399 Park Avenue
           (212) 909-6000                                31st Floor
                                                  New York, New York 10022
                                                       (212) 318-6000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS TO            AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
    SECURITIES TO BE REGISTERED          REGISTERED              UNIT                 PRICE          REGISTRATION FEE
Common Stock.......................          (1)                  (1)              $10,000,000            $2,640

(1) Omitted pursuant to Rule 457(o) under the Securities Act.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     SUBJECT TO COMPLETION, DATED   , 2000
THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NEITHER AN OFFER TO SELL THESE SECURITIES NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                     SHARES

                              [LOGO]

                                  COMMON STOCK

                                ----------------

This is an initial public offering of shares of common stock of
ProcureNet, Inc. We are selling       shares of common stock under this
prospectus.

There is currently no public market for our shares. We anticipate that the
initial public offering price will be between $  and $      per share. We have
applied to list our common stock on the Nasdaq National Market under the symbol "PRNT".

SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                 PER SHARE              TOTAL
Public offering price.....................................  $                    $
Underwriting discounts and commissions....................  $                    $
Proceeds, before expenses, to us..........................  $                    $

The underwriters may purchase up to an additional       shares of common stock
from us at the initial public offering price less the underwriting discount to cover over-allotments.

The underwriters expect to deliver the shares against payment in New York, New
York on              , 2000.

                            ------------------------

BEAR, STEARNS & CO. INC.                                    SALOMON SMITH BARNEY

                          FIRST UNION SECURITIES, INC.

              The date of this prospectus is              , 2000.

                           [INSIDE FRONT COVER PAGE]

                  [PROCURENET LOGO AND GRAPHIC TO BE PROVIDED]

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY "RISK FACTORS" BEGINNING ON PAGE 7 AND OUR FINANCIAL STATEMENTS AND RELATED NOTES.

                                PROCURENET, INC.

OUR COMPANY

    We are a leading provider of electronic commerce solutions for the procurement of specialty and non-specialty goods by agencies and departments of the federal government. We also provide our solutions to state and local government agencies and to small-to-medium sized companies. We believe we currently offer the only end-to-end electronic procurement solutions tailored to meet the particular needs of government organizations. We are able to serve as a single electronic procurement source for our customers, enabling them to more efficiently procure a broad array of goods. We can automate and manage the entire procurement process, from initial requisition through logistics and fulfillment to final payment.

    Our suite of products and services, which we call OneSource-TM-, is designed to create a paperless procurement process for our customers. OneSource-TM-allows our customers to efficiently access multiple vendors and significantly reduce their procurement lead times and associated administrative and inventory costs. OneSource-TM- enables Internet-based requisitioning, order approval workflow, order status checking, purchase order generation, invoice matching and consolidation and accounts payable management. Our OneSource-TM- solution is flexible, as it can be integrated with our customers' legacy systems in various configurations. OneSource-TM- is cost-effective for our government customers, since it requires a minimal investment of time and capital to install, maintain and use.

    Using our suite of products and services, our customers can access multiple vendors through a seamless three-tiered catalog architecture composed of:

    - OrderPlace-TM-, a customer-specific electronic catalog of goods;

    - PurchasePlace-TM-, an Internet-based portal that offers a broader electronic catalog of goods accessible to all of our customers; and

    - ServicePlace-TM-, an Internet-accessible spot-buying capability that enables the purchase of goods not available through our electronic catalogs.

Customers use our electronic catalogs to purchase a wide variety of goods ranging from common maintenance, repair and operating products, such as electrical, plumbing and hardware supplies, to specialized items, such as parts for military and commercial vehicles.

    We have an established history of providing our OneSource-TM- products and services to agencies and departments of the federal government. Our largest customers are agencies within the Department of Defense. Since 1996, we have been awarded 12 contracts to provide electronic commerce solutions to agencies within the Department, and we have a strong record of performance under these government contracts, achieving a 100% renewal rate (covering 40 renewal option periods). In May 2000, following a competitive bidding process, the Department awarded us all three multi-year contracts awarded to date designating a primary electronic commerce provider of parts and supplies for wheeled and tracked vehicles operated by the Department in the south, southeast and southwest regions of the United States.

    The Department of Defense is a leader in the federal government in developing electronic commerce initiatives for accelerating the supply of goods and services to end-users. We have been and continue to be a key participant in these initiatives. In 1997, we implemented an Internet-based buying portal for the purchase of maintenance, repair and operating goods by the Department, and several of our current contracts with the Department require us to assist in its transition from a legacy requisitioning system to Internet-based procurement. Under these contracts, we accept orders through the Department's legacy requisitioning system, and then work with the Department to transition to Internet-based systems.

    We have recently begun selling our products and services to non-defense government agencies, including the Department of Agriculture, the Department of the Interior, the Department of State, the Department of Transportation and the U.S. Postal Service. We have also begun providing our products and services to small-to-medium sized companies. We believe that these companies face challenges similar to those faced by government agencies in managing their procurement processes, including limited enterprise resource planning systems, disparate legacy systems and capital investment constraints. We believe that our products and services, particularly our adaptable technology platform, are well-suited to meet the needs of these companies.

THE BUSINESS-TO-GOVERNMENT MARKET

    We call the primary market we serve the business-to-government market. According to the U.S. Office of Management and Budget, in fiscal year 1999, federal, state and local governments spent approximately $2.5 trillion on discretionary and non-discretionary goods and services. Of this $2.5 trillion, approximately $1.7 trillion was spent by the federal government, and the remaining $850 billion was spent by state and local government organizations. We focus on the discretionary maintenance and repair budget, which we believe totaled approximately $54 billion at the federal level in fiscal year 1999, with the Department of Defense accounting for approximately $41 billion of that amount. According to the U.S. Bureau of Economic Analysis, state and local government organizations spent approximately $115 billion for durable and non-durable goods in fiscal year 1999.

    Historically, the procurement processes of government agencies have been inefficient, reflecting a high degree of fragmentation, significant documentation, certification and approval requirements and a reliance on paper-based methods. Recently, however, federal, state and local governments have established initiatives to promote electronic commerce for procurement, including the National Defense Authorization Act, 1998, which requires the use of electronic commerce by federal agencies, where practicable and cost-effective, and the Defense Reform Initiative of 1997, which emphasizes prime vendor contracting. Prime vendor contracting is a mechanism developed by the Department of Defense to improve procurement efficiency by taking advantage of private sector electronic commerce and fulfillment capabilities. We believe that the utilization of electronic commerce procurement by government agencies is in an early stage, and that federal, state and local government organizations will increasingly seek to adopt electronic procurement solutions with end-to-end capabilities.

OUR STRATEGY

    Our objective is to enhance our leadership position in providing electronic commerce procurement solutions to the federal government and to penetrate the state and local government and small-to-medium sized enterprise markets. Key elements of our strategy include:

    - EXPAND OUR LEADERSHIP POSITION WITH THE DEPARTMENT OF DEFENSE. We continue to aggressively pursue new contract opportunities with the Department of Defense. In addition, we continue to market our solutions to the Department's end-users to increase utilization of our solutions under existing contracts.

    - BUILD ON OUR EXPERIENCE SERVING THE DEPARTMENT OF DEFENSE TO ESTABLISH A LEADERSHIP POSITION WITH OTHER FEDERAL AGENCIES AND DEPARTMENTS. We believe that our expertise and track record serving the

      Department of Defense provide us with a competitive advantage in securing additional business with other federal agencies and departments.

    - LEVERAGE OUR GOVERNMENT PROCUREMENT EXPERTISE TO PENETRATE THE STATE AND LOCAL GOVERNMENT MARKET. We are expanding our direct sales, marketing and business development efforts to build our customer base among state and local government entities.

    - PENETRATE THE SMALL-TO-MEDIUM SIZED ENTERPRISE MARKET. We believe that our suite of products and services, particularly our adaptable technology platform, is well-suited to address many of the challenges facing small-to-medium sized companies in managing their procurement processes.

    - ENHANCE THE FUNCTIONALITY OF OUR SOLUTIONS. We continue to enhance our technology, including our software, Internet portal and catalog search capabilities, to increase the value of our solutions to our customers.

COMPANY INFORMATION

    We are a Delaware corporation. We were formed in January 1999 when Fisher Scientific International Inc. consolidated certain of its divisions and subsidiaries to form an integrated procurement solutions business. In
April 1999, we were spun off from Fisher and became a stand-alone company. Our principal executive offices are located at Long Island Technology Center, 3500 Sunrise Highway, Great River, New York 11739 and our telephone number is
(631) 859-6000. We maintain an Internet site at WWW.PROCURENET.COM. The information contained in our Internet site is not incorporated by reference in this prospectus.
                            ------------------------

                                  THE OFFERING

Common stock offered.........................  shares

Common stock outstanding after the             shares
  offering...................................

Use of proceeds..............................  We intend to use the net proceeds from the offering to expand our sales and marketing
                                               activities, fund our research and development
                                               initiatives, fund working capital
                                               requirements, finance potential acquisitions
                                               and for general corporate purposes.

Nasdaq National Market symbol................  PRNT

    Information in this prospectus regarding the number of shares offered in this offering or outstanding after this offering excludes:

    - any issuance of shares upon the exercise by the underwriters of their over-allotment option, which gives them the option to purchase up to an
      additional   shares of our common stock (at the initial offering price
      less the underwriting discount) to cover over-allotments;

    - 28,000,000 shares of common stock authorized for issuance under our stock option plans and employee stock purchase plan, of which 8,024,951 shares were subject to outstanding options as of March 31, 2000 at a weighted average exercise price of $1.05 per share;

    - 2,583,315 shares of common stock issuable upon the exercise of warrants outstanding as of the date of this prospectus at an exercise price of $0.15 per share; and

    - 9,000,000 shares of common stock issuable upon the exercise of a warrant held by Latona Associates Inc. at an exercise price of $0.20 per share.

    Except as otherwise noted, the information regarding our capital structure
in this prospectus reflects a   for   reverse split of our common stock on
      2000. In addition, this information assumes the following transactions, which are expected to take place upon the completion of this offering: (1) the conversion of all of our Series A Redeemable Convertible 7% Preferred Stock due 2009 and Series B Redeemable Convertible 7% Preferred Stock due 2010 into shares of our common stock; and (2) the acquisition by Fisher of shares of our common stock upon the exercise of its warrant.

                                  RISK FACTORS

    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF FACTORS YOU SHOULD CAREFULLY CONSIDER BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

    The following summary historical financial information should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements included elsewhere in this prospectus.

    In April 1999, we were spun off from Fisher and became a stand-alone company. All financial information presented for periods prior to the spinoff was prepared on a consolidated basis and as if we had been a separate entity. Prior to the spinoff, Fisher's interest in us is presented as stockholders' equity. Changes in stockholders' equity up to the spinoff date represent our net loss plus net transactions with Fisher.

                                                                                                            THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                               MARCH 31,
                                      ----------------------------------------------------------------   ------------------------
                                         1995          1996          1997         1998         1999         1999         2000
                                      -----------   -----------   ----------   ----------   ----------   ----------   -----------
                                      (UNAUDITED)                                                              (UNAUDITED)
                                                        (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.............................  $   29,775    $    41,850   $   46,561   $   58,929   $   69,680   $  14,270    $    21,036
Gross profit........................       2,334          2,813        3,483        4,381        5,994       1,059          1,969
Total operating expenses(1).........       3,213          7,241       14,764       15,441       30,497       9,779          9,312
                                      -----------   -----------   ----------   ----------   ----------   ----------   -----------
Loss from operations................        (879)        (4,428)     (11,281)     (11,060)     (24,503)     (8,720)        (7,343)
                                      -----------   -----------   ----------   ----------   ----------   ----------   -----------
Net loss............................  $     (448)   $    (2,633)  $   (6,731)  $   (6,550)  $  (24,801)  $  (8,019)   $    (7,837)
Preferred stock dividends and
  accretion of preferred stock to
  redemption
  value(2)..........................  $       --    $        --   $       --   $       --   $       (3)  $      --    $    (2,614)
                                      -----------   -----------   ----------   ----------   ----------   ----------   -----------
Net loss applicable to common
  stockholders......................  $     (448)   $    (2,633)  $   (6,731)  $   (6,550)  $  (24,804)  $  (8,019)   $   (10,451)
                                      ===========   ===========   ==========   ==========   ==========   ==========   ===========
Basic and diluted net loss per
  common
  share(3)..........................  $       --    $        --   $    (0.17)  $    (0.16)  $    (0.62)  $   (0.20)   $     (0.16)
                                      ===========   ===========   ==========   ==========   ==========   ==========   ===========
Weighted average shares used in
  computing basic and diluted net
  loss per common share(3)..........          --             --   40,032,657   40,032,657   40,032,657   40,032,657    63,896,488
                                      ===========   ===========   ==========   ==========   ==========   ==========   ===========
Pro forma basic and diluted net loss
  per common share (unaudited)(3)...          --             --           --           --   $    (0.45)         --    $     (0.09)
                                      ===========   ===========   ==========   ==========   ==========   ==========   ===========
Pro forma weighted average shares
  used in computing basic and
  diluted net loss per common share
  (unaudited)(3)....................          --             --           --           --   55,042,657          --    114,470,088
                                      ===========   ===========   ==========   ==========   ==========   ==========   ===========

                                                                    DECEMBER 31,                                MARCH 31,
                                               -------------------------------------------------------   ------------------------
                                                  1995         1996       1997       1998       1999       2000         2000
                                               -----------   --------   --------   --------   --------   --------   -------------
                                               (UNAUDITED)                                               (ACTUAL)   (AS ADJUSTED)
                                                                             (AMOUNTS IN THOUSANDS)            (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficiency).................    $  (337)    $(1,287)   $(1,222)   $(3,974)   $(5,143)   $(3,506)      $
Total assets.................................     12,496      15,484     19,778     20,336     29,284     29,395
Long-term debt and obligations under capital
  leases (including current portion)(4)......         87          62         43         70     23,772     23,758
Redeemable convertible preferred stock.......         --          --         --         --      2,930     10,044
Total stockholders' equity (deficit)(4)......      5,715       8,994      8,759      7,423    (17,055)   (22,915)

------------------------------

(1) Includes restructuring charges of $1.0 million, $2.4 million and ($0.2) million for the years ended December 31, 1997, 1998 and 1999, respectively. See note 16 to the Consolidated Financial Statements. In addition, we recorded purchased in-process research and development charges of $0.2 million and $5.2 million for 1998 and 1999, respectively. See note 15 to the Consolidated Financial Statements.

(2) We recorded a deemed dividend of $2.5 million related to the issuance of our Series A Redeemable Convertible 7% Preferred Stock due 2009 in the quarter ended March 31, 2000, for the conversion feature embedded therein.

(3) For pre-spinoff periods we have calculated our net loss per common share by using the number of common shares issued on the date of the spinoff. Since the computation of diluted net loss per common share is anti-dilutive, the amounts reported for basic and diluted net loss per common share are the same. Pro forma basic and diluted net loss per common share are computed as described above, and also gives effect to the conversion of our convertible preferred stock upon the completion of this offering.

(4) In 1999, we entered into debt financing arrangements with Fisher. We used the proceeds of these debt arrangements to finance our acquisition of Structured Computer Systems, Inc. and to fund our operations through November 1999. Fisher's loans to us were canceled in July 2000. See notes 9 and 19 to the Consolidated Financial Statements.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE SIGNIFICANTLY AND ADVERSELY AFFECTED. IF THAT HAPPENS, THE PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES, AND ANTICIPATE INCREASING OPERATING EXPENSES. WE MAY BE UNABLE TO ACHIEVE POSITIVE CASH FLOW OR PROFITABILITY.

    We have never been profitable, and we expect to incur net losses for the foreseeable future. It is possible that we will never achieve positive cash flow or profitability. We incurred net losses of $7.8 million for the three months ended March 31, 2000 and $24.8 million for the year ended December 31, 1999. As of March 31, 2000, we had an accumulated deficit of $27.4 million. We plan to substantially increase our operating expenses in order to significantly expand our sales force and marketing efforts, fund significantly higher levels of product research and development and expand our operating infrastructure as part of our growth strategy. As a result, we will need to generate significant additional revenue to achieve and maintain profitability in the future. Although our revenue has grown in recent quarters, we cannot be certain that this growth will continue or that we will achieve sufficient revenue for profitability. Because our expense levels are relatively fixed in the near-term and are based in part on expectations of our future revenue, decline in our revenue could have a disproportionately adverse effect on our operating results.

WE HAVE ONLY A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR PROSPECTS AND AN INVESTMENT IN OUR COMMON STOCK.

    We were formed in January 1999 when Fisher consolidated several of its subsidiaries and divisions that provided procurement technology and services to form an integrated procurement solutions business. We were spun off from Fisher on April 15, 1999. Although our predecessor companies had established operating histories, we have a limited operating history as a stand-alone entity. Our limited operating history makes it difficult to evaluate our future prospects.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO REMAIN COMPETITIVE IN OUR INDUSTRY. THIS CAPITAL MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS, IF AT ALL.

    We expect that our cash flow and the net proceeds from this offering will be sufficient to meet our working capital and capital expenditure needs for at least 12 months from the date of completion of this offering. After that, we may need to raise additional funds, but we cannot be certain that we will be able to obtain the necessary funds on favorable terms, if at all. We may also need to raise additional capital before that time to fund acquisitions, take advantage of various opportunities or respond to competitive changes. Without the necessary funds, we may not be able to develop or enhance our products and services, take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements, any of which could harm our business.

OUR BUSINESS HAS GROWN SIGNIFICANTLY IN RECENT PERIODS. FAILURE TO MANAGE OUR GROWTH EFFECTIVELY WOULD STRAIN OUR MANAGEMENT AND OTHER RESOURCES.

    We are experiencing a period of significant expansion of our operations that, if not managed effectively, would put a significant strain on our management systems and resources. If we are unable to manage our growth and expansion, our business will be harmed. We have recently hired many employees and plan to further increase our total headcount; at April 15, 1999, we had 197 employees and at June 30, 2000 we had 243 employees, including consultants. This expansion has resulted and will continue to result in substantial demands on our management resources. Our ability to compete effectively and to manage future expansion of our operations will require us to continue to improve our financial and management controls, reporting systems and procedures on a timely basis, and expand, train, retain and effectively manage our work force.

OUR QUARTERLY OPERATING RESULTS FLUCTUATE SIGNIFICANTLY. IF WE FAIL TO MEET THE EXPECTATIONS OF INVESTORS AND ANALYSTS, OUR STOCK PRICE COULD DECLINE.

    Our quarterly operating results have varied significantly in the past and will likely vary significantly in the future. The federal government's fiscal year and budgetary spending cycle end on September 30. This budgetary cycle may create fluctuations in federal government spending patterns and may result in an unusually high volume of purchases being made through us during our third fiscal quarter, although we cannot assure you that this will be the case. In addition, we have project-based contracts, which may lead to fluctuations in our operating results. Consequently, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful, and that such comparisons should not be relied upon as indicators of future performance. If our operating results in some future quarter fall below the expectations of public market investors and analysts, the price of our common stock could decline.

SINCE A LARGE PORTION OF OUR REVENUE IS DERIVED FROM THE DEPARTMENT OF DEFENSE, ANY ADVERSE CHANGE IN OUR RELATIONSHIP WITH THE DEPARTMENT MAY HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

    Agencies within the Department of Defense constitute, in the aggregate, our largest customer, accounting for 76% of our revenue for each of the three months ended March 31, 2000 and the year ended December 31, 1999. We have direct, separate contractual and business relationships with each of these agencies. Any adverse change in our relationship with the Department of Defense or its agencies could have a material adverse effect on our business.

WE DEPEND ON AGENCIES OF THE UNITED STATES FEDERAL GOVERNMENT FOR A SUBSTANTIAL PART OF OUR REVENUE. SIGNIFICANT CHANGES IN THE CONTRACTING OR FUNDING POLICIES OF SUCH AGENCIES COULD HARM OUR BUSINESS.

    In the three months ended March 31, 2000 and the year ended December 31, 1999, our contractual arrangements with agencies and departments of the federal government and prime contractors to the federal government accounted for approximately 94% and 91%, respectively, of our revenue. We believe the success and development of our business will depend significantly on our relationships with government agencies. Among the factors that could materially and adversely affect purchases by our government customers are:

    - Changes in government procurement processes or requirements;

    - Changes in the purchasing patterns of government agencies, including seasonal changes or irregularities related to budgetary approval processes;

    - Budgetary constraints affecting government spending generally, or by specific agencies or departments, particularly the Department of Defense, and changes in government fiscal policies or available funding;

    - Increased privatization of government services and the associated procurement activities;

    - The adoption of new restrictive laws or regulations;

    - Government shutdowns, such as the one that occurred during the federal government's 1996 fiscal year; and

    - A downturn in general economic conditions.

OUR SUCCESS DEPENDS ON OUR ABILITY TO EXPAND THE BASE OF GOVERNMENT AGENCIES THAT USE OUR SOLUTIONS. HOWEVER, MANY GOVERNMENT AGENCIES MAY BE RELUCTANT TO ADOPT OUR SOLUTIONS OR MAY DECIDE TO IMPLEMENT COMPETING SOLUTIONS.

    Our success depends on a significant number of government agencies implementing our solutions; our solutions, however, may not achieve significant market acceptance. In many cases, adopting our solutions requires an agency to change its established business practices and conduct business in new ways. Various federal government agencies are seeking to develop an Internet-based electronic commerce solution tailored to their needs; for example, the General Services Administration is developing an electronic procurement solution called GSA Advantage! and the Department of Defense has established an electronic marketplace called EMALL. Agencies and departments of the federal government may prefer to adopt these or other solutions.

    Our ability to attract additional customers will depend to a large extent on the functionality and cost-effectiveness of our solutions and our ability to build on our existing relationships, particularly with the Department of Defense, and to use them as reference accounts to develop relationships with other government organizations. As of March 31, 2000, only seven federal government agencies were using our electronic procurement solutions. Unless a critical mass of government agencies implements our solutions, we may not achieve widespread market acceptance, which would harm our business.

THE DEPARTMENT OF DEFENSE'S FAILURE TO AWARD NEW PRIME VENDOR CONTRACTS WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, BECAUSE A SIGNIFICANT PORTION OF OUR REVENUE IS DERIVED FROM OUR PRIME VENDOR CONTRACTS WITH THE DEPARTMENT.

    Prime vendor contracts allow end-users throughout the Department of Defense to acquire certain categories of goods through a single contractor without having to follow the lengthy and cumbersome bureaucratic processes generally applicable to government procurement. We have been awarded and intend to pursue future prime vendor contracts with agencies and departments of the Department of Defense. We cannot be sure, however, that the Department of Defense or any other agency or department of the federal government will award additional or renew existing prime vendor contracts in the future. If the Department of Defense or other federal agencies do not award additional and renew existing prime vendor contracts, this could adversely affect our business.

OUR FEDERAL CONTRACTS ARE PREDOMINANTLY INDEFINITE-QUANTITY CONTRACTS THAT ONLY REQUIRE NOMINAL PURCHASES. THEREFORE, THEY MAY NOT GENERATE SIGNIFICANT SALES VOLUME.

    Our contracts with the federal government are predominantly indefinite-quantity contracts that only require nominal purchases by the contracting agency. If any of our federal government customers ceased to make, or significantly reduced the level of, purchases under their contracts with us, our business would be harmed.

OUR GOVERNMENT CONTRACTS ARE SUBJECT TO IMMEDIATE TERMINATION AND ARE HEAVILY REGULATED AND AUDITED. THE TERMINATION OF ONE OR MORE OF THESE CONTRACTS WOULD HARM OUR BUSINESS.

    A substantial portion of our revenue is derived from our government contracts. These contracts are subject to audits by government representatives and contain provisions permitting termination, in whole or in part, at the government's convenience, upon the payment of compensation for work done and commitments made at the time of termination. We cannot be sure that one or more of our government contracts will not be terminated in such manner or that we would be able to procure new government contracts to offset the lost revenue.

    We are also subject to specific procurement regulations and a variety of policy and other requirements. These requirements, although customary in government contracts, increase our operating costs and expenses. Failure to comply with these regulations and requirements could lead to the termination of one or more of our contracts and our suspension or debarment, for cause, from government contracting or subcontracting for a period of time. This type of suspension or debarment could result from violations of various regulations, including those related to (1) procurement integrity; (2) export control;
(3) government security; (4) quality assurance requirements; (5) conflicts of interest; (6) employment practices; (7) disclosure and reporting requirements; and (8) accuracy of records and cost recording.

    As a provider of third-party services to various agencies of the United States government, we are subject to Federal Acquisition Regulations, or "FARs," including Department of Defense FARs. These regulations underlie our contractual relationships with the government. In addition, we maintain a facility clearance, a contractor purchasing system and a quality assurance system to comply with government contract requirements. Certain of our personnel also maintain personnel security clearances, although some of our executive officers, including Reuven Battat, our President and Chief Executive Officer, have not applied for and do not have personnel security clearances. The loss of our security clearances or government disapproval of our compliance systems could hinder our ability to procure government contracts and fulfill our obligations under our current contracts, and thus harm our business.

    The termination of a government contract or relationship as a result of violations of applicable statutes, regulations or contract provisions would have a negative impact on our business, our reputation and our ability to procure government contracts in the future.

A LARGE PORTION OF OUR BUSINESS RELIES ON A LENGTHY AND COMPLEX CONTRACTUAL BIDDING PROCESS, KNOWN AS THE REQUEST FOR PROPOSAL PROCESS, ESTABLISHED BY THE FEDERAL GOVERNMENT. CHANGES IN THESE RULES COULD LENGTHEN OUR SALES CYCLES AND LEAD TO SHORTFALLS IN REVENUE.

    Much of our current revenue is derived from contracts with agencies and departments of the federal government that award contracts through a competitive bidding process known as the Request for Proposal, or "RFP," process. Where this process applies, there are special rules that typically require possible service providers like us to prepare lengthy bids explaining how they would meet the requirements of the relevant agency or agencies. To respond successfully to RFPs we must estimate accurately our cost structure for servicing a proposed contract, the time required to establish operations for the proposed customer and the likely terms of any other proposals submitted. We also must comply with all requirements of an RFP, which typically include assembling and submitting a large volume of information within the strict time schedule mandated by the RFP. Whether or not we are able to respond successfully to RFPs in the future will significantly impact our business. We may not be able to win any bids in the future through the RFP process, and any winning bids may not ultimately result in contracts. We do expect, however, to depend on the RFP process for a substantial part of our future contracts.

    Our dependence on the RFP process to obtain new contracts results in uncertainty in our sales cycles, because the duration and the procedures for each RFP can vary significantly. The time between a government agency's initial request for a bid and the award of the bid may range from 3 to 18 months. The length of the RFP process is subject to factors over which we have little or no control, including:

    - The internal review process of government agencies for bid acceptance;

    - Changes to the bidding procedure by government agencies;

    - Changes in government administrations; and

    - The competition generated by the bidding process.

    Any material change to the RFP process, any failure to receive a bid or execute a contract may disrupt our operating results for a particular period and could harm our business.

SOME OF OUR GOVERNMENT CONTRACTS OBLIGATE US TO MEET OUR GOVERNMENT CUSTOMERS' WARTIME PROCUREMENT NEEDS, WHICH COULD BE SUBSTANTIALLY GREATER THAN THEIR NEEDS DURING PEACETIME. IF WE ARE UNABLE TO MEET THESE WARTIME PROCUREMENT NEEDS, OUR BUSINESS COULD BE SERIOUSLY HARMED.

    Some of our contracts with Department of Defense customers, including contracts awarded to us under the Department's Fleet Automotive Support Initiative, require us to meet the Department's wartime procurement requirements. The procurement requirements of agencies of the Department of Defense are likely to be substantially increased during wartime, and we may not have the capacity to meet these increased requirements. If we cannot successfully fulfill our contractual obligations during wartime, our business, reputation and ability to obtain government contracts in the future could be seriously harmed.

ANY INABILITY TO MAINTAIN AND EXPAND OUR VENDOR RELATIONSHIPS WOULD ADVERSELY AFFECT OUR BUSINESS.

    We depend on our ability to maintain and expand our vendor relationships in order to provide our customers with a comprehensive range of goods at attractive prices. If we cannot maintain the vendor relationships necessary to having a critical mass of attractively priced product offerings, our customers may not find our solutions to be useful.

WE NEED TO CONTINUE TO IMPROVE THE FUNCTIONALITY OF OUR SOLUTIONS. IF WE CANNOT DO SO, WE MAY NOT SUCCEED.

    Our future success depends on our ability to improve the functionality of our solutions to keep pace with technological changes, competing product offerings and evolving customer preferences. Any failure on our part to respond adequately to changes in technology and customer preferences, or any significant delays in our development efforts, could make our solutions obsolete and, as a result, harm our business.

DELAYS IN RELEASING NEW VERSIONS OF OUR PRODUCTS AND SERVICES COULD ADVERSELY AFFECT OUR COMPETITIVE POSITION.

    As part of our strategy of continually enhancing the functionality of our solutions, we expect to release new versions of our products and services in the future. Even if our new versions contain the features and functionality our customers want, our competitive position may be harmed if we are unable to introduce them in a timely fashion. Internal quality assurance testing and customer testing of pre-commercial releases of our products, which are quite complex, may reveal product performance issues or desirable feature enhancements that lead us to postpone the release of these new versions. In addition, the reallocation of resources associated with any such postponement would likely cause delays in the development and release of other future products or enhancements to our currently available products.

IF WE RELEASE PRODUCTS CONTAINING DEFECTS, WE MAY NEED TO HALT FURTHER SHIPMENTS UNTIL WE FIX THE DEFECTS, RESULTING IN HARM TO OUR BUSINESS AND REPUTATION.

    Products as complex as ours often have known or undetected defects or performance problems. Serious defects may be found during the period immediately following introduction and initial shipment of new products or enhancements to existing products. Although we attempt to resolve errors before shipment, our products may not be error-free. We are not certain that undetected errors or performance problems in our existing or future products will not be discovered in the future or that known defects considered minor by us will not be considered serious by our customers. These errors or performance problems could result in lost revenue or delays in customer acceptance, which would be detrimental to our business and reputation.

OUR BUSINESS DEPENDS ON CERTAIN KEY MANAGEMENT PERSONNEL, MANY OF WHOM ONLY RECENTLY JOINED US. FAILURE TO RETAIN THESE INDIVIDUALS COULD HARM OUR BUSINESS.

    We depend heavily on the services of our executive officers and members of our senior management team. Many of our executive officers and other senior managers have joined us only recently and have worked together for a limited amount of time. We cannot assure you that they will be able to work together effectively, or that the loss of one or more members of our senior management will not harm our business.

IF WE ARE UNABLE TO ATTRACT AND RETAIN SALES, MARKETING AND TECHNICAL PERSONNEL OR EFFECTIVELY TRAIN AND MANAGE OUR GROWING WORK FORCE, OUR BUSINESS COULD BE HARMED.

    Our business depends on our continuing ability to attract, hire, train and retain a significant number of highly skilled managerial, technical, sales, marketing and customer support personnel. We expect to increase the size of our workforce significantly. We are particularly dependent on hiring additional personnel to expand our sales, marketing and technical groups. The market for qualified personnel is highly competitive. To attract and retain qualified employees, we need to offer competitive compensation and stock option and benefits packages. We may not, however, be able to retain our key personnel or attract appropriate personnel in the future. Our inability to attract and retain experienced personnel could harm our business.

WE COULD BE SUBJECT TO POTENTIAL PRODUCT LIABILITY CLAIMS AND THIRD-PARTY LIABILITY CLAIMS RELATED TO OUR PRODUCTS AND SERVICES OR TO GOODS PURCHASED THROUGH US.

    Our government customers use our products and services to procure goods. Any errors, defects or other performance problems in these products and services or goods could result in claims against us. Product liability claims brought against us, even if unsuccessful, could be time consuming and costly and could harm our business. We seek to obtain indemnification from our suppliers against these claims. However, the scope of the indemnification is limited, some of our suppliers have not agreed to indemnify us and some suppliers may be unable or unwilling to indemnify us in the future. In addition, we are not in a position to monitor our suppliers' activities. Although we maintain general liability insurance, our insurance may not cover some claims, is subject to policy limits and exclusions and may not be available at commercially reasonable rates in the future. Therefore, we are exposed to liability and risk for these claims.

SOME OF OUR PRODUCTS DEPEND ON THE CONTINUED AVAILABILITY OF LICENSED TECHNOLOGY FROM THIRD PARTIES. IF WE ARE UNABLE TO CONTINUE TO LICENSE THIS TECHNOLOGY, OUR BUSINESS COULD BE HARMED.

    We rely on third-party arrangements to provide us with portions of the technology underlying our solutions, including:

    - A licensing agreement with Magic Software Enterprises, which provides the software language for portions of our OneSource-TM- solution. Our Magic license expires on January 12, 2004, but is subject to automatic annual renewals, unless Magic or we decide not to renew it.

    - A licensing agreement with Fisher, under which Fisher has granted us a perpetual license to use its patented Electronic Sourcing System technology. We use this technology to enable our customers to search for goods in our electronic catalogs. Fisher has the right to terminate our license if we breach our obligations under the agreement.

    While other vendors may provide technology similar to Magic's or Fisher's, we cannot be certain that, if either party terminated its licensing agreement with us, we would be able to obtain substitute technology on acceptable terms, or at all. In addition, Magic's right to terminate our license could impair our ability to sublicense its software language. Furthermore, even if Magic does not terminate our license, it may significantly increase the licensing fees that it charges us, making our continued use and maintenance of its products uneconomical. In either circumstance, if we are unable to obtain the technology we require at a reasonable cost, our business could be harmed.

IF WE DO NOT PROTECT OUR INTELLECTUAL PROPERTY ADEQUATELY, OUR COMPETITORS MAY GAIN ACCESS TO OUR TECHNOLOGY, AND WE MAY LOSE CUSTOMERS. MOREOVER, IN SUCH A CIRCUMSTANCE WE COULD BE FORCED TO ENTER INTO COSTLY AND TIME-CONSUMING LITIGATION TO PROTECT OUR INTELLECTUAL PROPERTY.

    We depend on our ability to develop and maintain the proprietary aspects of our technology. To protect our proprietary technology, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets and patent, copyright and trademark laws. In addition, we seek to avoid disclosure of our trade secrets through a number of means, including requiring those persons with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code. We cannot assure you that our means of protecting our intellectual property rights in the U.S. or abroad will be adequate or that others, including our competitors, will not use our proprietary technology without our consent. In addition, we cannot be sure that any of our rights with respect to our proprietary technology will be viable or of value in the future, because the validity, enforceability and means of protecting proprietary rights in technology-related industries are uncertain and still evolving.

    Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and, as a result, harm our business.

IF THIRD PARTIES CLAIM THAT WE INFRINGE UPON THEIR INTELLECTUAL PROPERTY RIGHTS, OUR ABILITY TO USE CERTAIN TECHNOLOGIES AND PRODUCTS COULD BE LIMITED AND OUR BUSINESS COULD BE HARMED.

    The defense of any claims of intellectual property infringement made against us by third parties could involve significant legal costs and require our management to divert time from our business operations. This could harm our business. If we are unsuccessful in defending any claims of infringement, we may be forced to obtain licenses, pay royalties and pay monetary damages. However, we may not be able to obtain necessary licenses on acceptable terms, if at all, and could be forced to develop or license new intellectual property at significant cost. In any of these circumstances, our business could be harmed.

WE DO NOT MAINTAIN A REDUNDANT DATA CENTER OR HAVE A FORMAL DISASTER RECOVERY PLAN. DAMAGE OR INTERRUPTION TO OUR HARDWARE AND SOFTWARE WOULD SERIOUSLY HARM OUR BUSINESS.

    We host our solutions internally and within a third party data center, and do not maintain a redundant data center. Our hardware and software are potentially vulnerable to damage or interruption from human error, sabotage, fire, flood, earthquake, power loss, telecommunications failure and similar events. We do not have a formal disaster recovery plan in effect and do not carry sufficient business interruption insurance to compensate us for all of the losses that may occur as a result of any system failure or disruption. As a result, a system failure or disruption would seriously harm our business.

WE MAY SEEK TO EXPAND OUR BUSINESS THROUGH ACQUISITIONS. OUR BUSINESS COULD BE ADVERSELY AFFECTED AS A RESULT OF ANY OF THESE FUTURE ACQUISITIONS.

    In the future we may pursue acquisitions of businesses, products or technologies. If we identify an appropriate acquisition candidate, however, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition or integrate the acquired business, products or technologies into our existing business and operations. Completing a potential acquisition and integrating an acquired business can cause significant diversions of management time and resources. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which could materially impact our results of operations. If we consummate one or more significant acquisitions in which the consideration consists of our stock or other securities, your percentage equity ownership of us would be diluted. If, on the other hand, we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, including proceeds of this offering, to consummate such an acquisition. Furthermore, debt financing for a potential acquisition may not be available to us on favorable terms, if at all.

                      RISKS RELATED TO ELECTRONIC COMMERCE

OUR STRATEGY DEPENDS ON THE LONG-TERM ACCEPTANCE OF THE INTERNET AS A COMMERCIAL MARKETPLACE. IF THIS ACCEPTANCE DOES NOT OCCUR ON A TIMELY BASIS, OUR STRATEGY WILL NOT SUCCEED.

    Our business and strategy depend on the purchase of goods through the Internet. If the Internet does not gain timely, long-term acceptance, our business would be harmed. The Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons. These include:

    - Potentially inadequate development of the necessary communication and computer network technology, particularly if rapid growth of the Internet continues;

    - Delayed development of enabling technologies and performance improvements;

    - Delays in the development or adoption of new standards and protocols; and

    - Increased government regulation.

THE ELECTRONIC COMMERCE INDUSTRY IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

    The electronic commerce market is new, rapidly evolving and intensely competitive. We expect the intensity of this competition to increase significantly in the future, because in many niches of the electronic commerce market barriers to entry are minimal. We have encountered and expect to continue encountering competition from, among other parties:

    - Other electronic commerce companies that provide procurement services to government entities, such as Digital Commerce Corporation, FreeMarkets, Inc., Intelisys Electronic Commerce, Inc., National Information Consortium and VerticalNet, Inc.;

    - Enterprise purchasing software providers, such as American Management Systems, Inc., Ariba, Inc. and Commerce One, Inc., which conduct business-to-business electronic commerce and have entered the business-to-government market;

    - Enterprise resource planning software developers, such as Oracle Corporation, PeopleSoft, Inc., SAP AG and SYSCOM Incorporated, which are developing software that can be used as a platform for electronic procurement with integrated back-end systems;

    - Government solutions and electronic marketplaces which exist or may be developed, particularly the General Services Administration's electronic purchasing solution GSA Advantage! and the Department of Defense's electronic marketplace EMALL;

    - Electronic commerce websites maintained by retailers and traditional providers of maintenance, repair and operating goods, such as W.W. Grainger, Inc.; and

    - Companies with prime vendor contracts, including Graybar, Inc., Cameron & Barkley Company and SupplyCore.com.

    Certain of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do, and they may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to systems development than we do. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. We cannot assure you that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us could harm our business.

OUR SUCCESS DEPENDS ON THE INTERNET'S ABILITY TO ACCOMMODATE GROWTH IN ELECTRONIC COMMERCE.

    The use of the Internet for retrieving, sharing and transferring information among businesses, buyers and vendors has only recently begun to develop. If the Internet is not able to accommodate growth in electronic commerce, our business could suffer. The growth in the use of the Internet has caused periods of performance degradation. Our ability to sustain and improve our services is limited, in part, by the speed and reliability of the networks operated by third parties. The growth of the market for our services is dependent on the continuous expansion and improvement of the worldwide Internet infrastructure.

SECURITY RISKS OF ELECTRONIC COMMERCE MAY DETER USE OF OUR SOLUTIONS.

    The secure transmission of information over public networks is required to conduct electronic commerce. If our customers are not confident in the security of electronic commerce, they may not effect transactions through us. Persons with the necessary knowledge and technology could misappropriate, modify or destroy proprietary information or confidential customer information, as well as place false orders or cause interruptions in our operations. We may be required to incur significant costs in order to protect against security breaches or to alleviate problems caused by breaches. A well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information. Our failure to prevent security breaches, or well-publicized security breaches affecting the Internet in general, could harm our business.

IF ONE OR MORE OF OUR WEBSITES ARE SUBJECT TO INTENTIONAL DISRUPTION, OUR BUSINESS COULD BE HARMED.

    Recently, several prominent websites have been intentionally disrupted. These disruptions have included the defacing and, in some cases, the total shutdown of a website through electronic means by so-called computer hackers. Several government-related websites have been the subject of these types of disruptions. We may experience these types of disruptions in the future. A disruption on our websites, particularly our Internet-based buying portals, could harm our business.

A SIGNIFICANT DISRUPTION OR FAILURE OF THE INTERNET, OUR HARDWARE SYSTEMS OR OUR SOFTWARE COULD RESULT IN SERVICE AND DEVELOPMENT DELAYS THAT COULD HARM OUR BUSINESS.

    Our solutions require the successful technical operations of the Internet and an entire chain of software, hardware and telecommunications equipment. This chain includes the personal computers and network connections of vendors and government buyers, our network servers, operating systems, databases and networking equipment. A failure of the Internet or any element in this chain could partially or completely disrupt our business. During these disruptions, customers could lose their online connections or transactions could be delayed. A significant disruption or failure of our Internet-based solutions could seriously undermine our customers' confidence in the reliability of our solutions.

OUR OPERATIONS DEPEND ON OUR INFORMATION SYSTEMS, AND THERE IS A RISK THAT SUCH SYSTEMS MAY BE INTERRUPTED OR FAIL.

    Our business is dependent on our information systems. These systems play an integral role in tracking product offerings (including pricing and availability), processing and shipping customer orders, purchasing, financial reporting and other operational functions. We may experience unanticipated delays, complications and expenses in implementing, integrating and operating our information systems. Failure to integrate successfully our current computer systems on a timely basis or failures with respect to our systems generally could result in operational and financial disruptions and could lead to cost overruns. Although we have back-up systems in place, our information systems could fail or be interrupted and our back-up procedures and capabilities may not be adequate.

OUR MARKET MAY UNDERGO RAPID CHANGES. THESE CHANGES MAY MAKE OUR SOLUTIONS OBSOLETE OR CAUSE US TO INCUR SUBSTANTIAL COSTS TO ADAPT TO THEM.

    The electronic procurement market is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. The process of adapting to market changes can be costly and time consuming. Nonetheless, our competitiveness and future success will depend on our ability to adapt to market changes in a cost-effective and timely manner. Our ability to remain competitive will depend, in part, on our ability to:

    - Continue to develop our technical expertise;

    - Develop or integrate new technology to meet changing customer needs and preferences; and

    - Influence and respond to emerging industry standards and other technological changes in a timely and cost-effective manner.

    We may not be successful in responding to technological and industry challenges in a timely and cost-effective manner. If we are unable to integrate new technologies in our solutions and adapt to new and evolving industry standards effectively, our business could be harmed.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD IMPAIR THE GROWTH OF THE INTERNET, DECREASE DEMAND FOR OUR SOLUTIONS AND INCREASE OUR COST OF DOING BUSINESS.

    The laws governing Internet transactions remain largely unsettled, even in areas where there has been legislative action. The adoption or modification of laws or regulations relating to the Internet could increase our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, consumer protection and taxation apply to the Internet.

    Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent, particularly with respect to the security of information transmitted electronically by consumers. The growth and development of the electronic commerce market may prompt calls for more stringent laws governing consumer protection and the taxation of electronic commerce. Compliance with any such laws could be costly. Non-compliance with any newly adopted laws and regulations could expose us to significant liabilities.

                         RISKS RELATED TO THIS OFFERING

AS A RESULT OF THE LIMITED NUMBER OF OUR SHARES THAT WILL TRADE IN THE PUBLIC MARKET, SUBSTANTIAL SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

    In this offering, we will sell       shares of common stock. These shares
will represent approximately       % of the total number of shares of our common
stock that will be outstanding upon the completion of this offering (assuming no exercise of the over-allotment option by the underwriters).

    If our current stockholders sell substantial amounts of our common stock in the public market following this offering, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock could fall. The negative effect of these sales on the market price of our common stock could be more pronounced given the small number of shares offered to the public in this offering relative to the total number of shares of our common stock that will be outstanding following this offering. In addition, these sales could create the perception to the public of difficulties or problems with our products and services. As a result, these sales may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

    Upon completion of this offering, we will have outstanding       shares of
common stock, assuming no exercise by the underwriters of their over-allotment option and no exercise of any other options or warrants upon the completion of this offering. Of these shares, the shares sold in this offering are freely
tradeable. The remaining       outstanding shares, or approximately       % of
our outstanding common stock, will become eligible for sale in the public market as follows:

NUMBER OF SHARES                                             DATE
----------------                 ------------------------------------------------------------
      .........................  Immediately upon the offering
      .........................  90 days after the date of this prospectus, if the sales meet the conditions of Rule 701 under the federal securities laws
      .........................  180 days after the date of this prospectus, if the sales meet the conditions of Rule 144 under the federal securities laws
      .........................  More than 180 days after the date of this prospectus, if the sales meet the conditions of Rule 144 under the federal
                                 securities laws

    The above table gives effect to the lock-up arrangements with the underwriters under which our directors, officers and some of our current stockholders have agreed not to sell or otherwise dispose of an aggregate of shares of common stock. The underwriters may remove these lock-up restrictions prior to 180 days after the offering without prior notice.

IF THEY ACT AS A GROUP, CERTAIN OF OUR STOCKHOLDERS MAY CONTROL ALL MATTERS REQUIRING A STOCKHOLDER VOTE. THEIR INTERESTS MAY CONFLICT WITH YOURS.

    Members of our management and entities controlled by Thomas H. Lee Company ("THL"), Donaldson, Lufkin & Jenrette, Inc., Chase Manhattan Corporation and
Merrill Lynch & Co., Inc. collectively own    % of our common stock and,
together with Monitor Clipper Partners, all of our Series A and Series B preferred stock. These stockholders also control a majority of the voting rights of Fisher, and four of our directors are directors of Fisher. Fisher holds a warrant to purchase 9 million shares of our common stock. Fisher has agreed to exercise its warrant upon the completion of this offering. Latona, an affiliate of Paul M. Montrone, Paul M. Meister and Fred A. Seigel, three of our directors, holds a warrant to purchase 9 million shares of our common stock.

    Upon the completion of this offering, our existing stockholders, along with
Fisher, will hold approximately     % of our common stock. Our existing
stockholders are parties to an investors' agreement. This agreement explains the size of our Board of Directors and provides that, subject to limited conditions, two of our directors are to be nominated by an affiliate of THL, one director is to be Mr. Montrone, the President of our Board, one director is to be Mr. Meister, the Vice Chairman of our Board. Our President and Chief Executive Officer Reuven Battat, who is also a party to the investors' agreement, is a director.

    Although there is no agreement or requirement that these stockholders vote together as a group, except with respect to the election of certain members of our Board, if they were to do so, they would control the outcome of all matters submitted to a vote or for the consent of our stockholders; that includes the power to approve any action requiring the approval of our stockholders, including adopting amendments to our charter and approving mergers or sales of substantially all of our assets. In addition, the possibility of these stockholders voting together as a group may make it more difficult for a third party to acquire, or may discourage a third party from seeking to acquire, a majority of our common stock, which could negatively affect our stock price. In addition, the interests of these stockholders could conflict with the interest of our other stockholders.

AS A NEW INVESTOR, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

    If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in net tangible book value. Upon the consummation of this offering, net tangible
book value per share will be $      , representing an immediate dilution to you
of $      per share. See "Dilution."

WE HAVE ANTI-TAKEOVER PROVISIONS IN OUR CHARTER AND BYLAWS THAT COULD MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

    Some of the provisions of our charter and bylaws could discourage, delay or prevent our acquisition at a premium price by a third party, even if our stockholders believe the change of control would be in their best interests. See "Description of Capital Stock--Anti-Takeover Provisions of our Charter and Bylaws."

AFTER THE COMPLETION OF THIS OFFERING, OUR STOCK PRICE, LIKE THE STOCK PRICES OF MANY SOFTWARE AND INTERNET COMPANIES, MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING.

    Before this offering, there has been no public trading market for our common stock. An active public market for our common stock may not develop or be sustained after the offering. We will negotiate and determine the initial public offering price with the representatives of the underwriters based on several factors. This price may vary from the market price of the common stock after the offering. You may be unable to sell your shares of common stock at or above the offering price. The market price of the common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

    - Quarterly fluctuations in operating results;

    - Changes in securities analysts' estimates of our financial performance;

    - Changes in market valuations of similar companies;

    - Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; and

    - Fluctuations in stock market price and volume, which are particularly common among highly volatile securities of software and Internet-based companies.

WE WILL HAVE BROAD DISCRETION OVER THE USE OF THE NET PROCEEDS FROM THIS OFFERING. OUR SUCCESS AND GROWTH DEPEND ON THE BENEFICIAL USE OF THE NET PROCEEDS.

    We intend generally to use the net proceeds from this offering for general corporate purposes, principally additional sales and marketing expenses, investing in our technology and working capital. However, our Board of Directors and management will have broad discretion in the use of the net proceeds from this offering. Investors will be relying on the judgment of our Board of Directors and management regarding the application of the proceeds of this offering.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions are meant to identify these forward-looking statements. However, all statements other than statements of historical facts included in this prospectus may constitute forward-looking statements.

    We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions, including those described in the "Risk Factors" section. Important factors that could cause our actual results to differ from our expectations are disclosed in this prospectus, including factors disclosed under "Risk Factors" beginning on page 7, and the following factors:

    - Our ability to induce additional government agencies to use our electronic commerce solutions;

    - Modifications to U.S. federal laws and regulations, particularly with respect to governmental contract and procurement procedures, affecting our business;

    - Changes in the government budget and the contracting or funding policies of U.S. federal agencies;

    - Our ability to generate sales volumes under contracts awarded to us by federal government agencies;

    - Our ability to comply with strenuous regulations applicable to contracts with the federal government;

    - Our ability to maintain and expand our vendor relationships;

    - Competition in the electronic commerce industry, and the potential for new competitors to enter into our business;

    - The advent of new technology and our ability to enhance our solutions; and

    - Our ability to manage our growth effectively and attract and retain qualified personnel.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

    We estimate that the net proceeds of this offering will be approximately $ million, after deducting the underwriting discount and estimated offering expenses, and assuming that the underwriters do not exercise their right to purchase additional shares of common stock to cover over-allotments.

    We currently intend to use the proceeds of this offering to:

    - Expand our sales and marketing activities;

    - Fund our research and development initiatives;

    - Fund working capital requirements;

    - Finance potential acquisitions; and

    - For general corporate purposes.

    We will retain broad discretion over the allocation of the net proceeds of this offering. We have not yet determined the amounts we intend to spend on sales and marketing activities, research and development, or for working capital and general corporate purposes, and thus cannot estimate the amounts to be used for each purpose. The amounts and timing of these expenditures will vary significantly depending on a number of factors, including the amount of cash generated by our operations. In addition, we may use a portion of the net proceeds to finance acquisitions that complement our business. Although we have discussions in the ordinary course of business with potential acquisition targets, we currently do not have any binding commitments or agreements for any acquisition. Pending use of the net proceeds of the offering, we intend to invest such funds in short-term, interest-bearing, investment-grade obligations.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain any future earnings to fund the growth and development of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our earnings, financial condition, operating results and current and anticipated cash needs, as well as any economic and other conditions our Board of Directors may deem relevant.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 2000, after
giving effect to a   for   reverse split of our common stock on       , 2000.
This information, which is unaudited, is presented:

    - On an actual basis (after giving effect to the above-described reverse stock split);

    - On a pro forma basis to reflect the following stock issuances, all of which are expected to occur upon the completion of this offering:

       - The conversion of our Series A Redeemable Convertible 7% Preferred Stock due 2009 into our common stock;

       - The conversion of our Series B Redeemable Convertible 7% Preferred Stock due 2010 into our common stock; and

       - The issuance of shares to Fisher upon its exercise of its warrant;

    - On a pro forma as adjusted basis to further reflect the sale of the shares of common stock offered by this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us, and assuming no exercise of the over-allotment option by the underwriters.

                                                                      AS OF JUNE 30, 2000
                                                              -----------------------------------
                                                                                     PRO FORMA AS
                                                               ACTUAL    PRO FORMA     ADJUSTED
                                                              --------   ---------   ------------
                                                                        (IN THOUSANDS)
Cash and cash equivalents...................................  $          $             $
Long-term debt and capital lease obligations, including
  current portion...........................................
Series A Redeemable Convertible 7% Preferred Stock due
  2009......................................................
Series B Redeemable Convertible 7% Preferred Stock due
  2010......................................................
Equity:
    Common stock, par value $.01 per share..................
    Paid in capital.........................................
    Subscription note receivable............................
    Accumulated deficit.....................................
                                                              --------   --------      --------
        Total stockholders' equity..........................
                                                              --------   --------      --------
Total capitalization........................................  $          $             $
                                                              ========   ========      ========

    The information in the table excludes: (1) 28,000,000 shares of common stock authorized for issuance under our stock option plans and employee stock purchase plan, of which 8,024,951 shares were subject to outstanding options as of March 31, 2000 at a weighted average exercise price of $1.05; (2) 2,583,315 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $0.15 per share; and (3) 9,000,000 shares of common stock issuable upon the exercise of a warrant held by Latona at an exercise price of $0.20 per share.

    This information should be read in conjunction with "Selected Consolidated Financial Data," our Consolidated Financial Statements, and the notes relating to those financial statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which appear elsewhere in this prospectus.

                                    DILUTION

    Our pro forma net tangible book value as of June 30, 2000, was $ million, or $ per share of common stock. Pro forma net tangible book value per share is determined by dividing our tangible net worth (our tangible assets less our liabilities) by the number of shares of our common stock outstanding, after giving effect to:

    - The   for   reverse split of our common stock on       , 2000;

    - The conversion of our Series A Redeemable Convertible 7% Preferred Stock due 2009 into shares of our common stock;

    - The conversion of our Series B Redeemable Convertible 7% Preferred Stock due 2010 into shares of our common stock; and

    - The acquisition by Fisher of       shares of our common stock upon the
      exercise of its warrant.

    Assuming that we sell all       shares of common stock offered by this
prospectus at an initial public offering price of $ per share, and deducting estimated underwriting discounts, commissions and offering expenses payable by us, our pro forma net tangible book value as of June 30, 2000 was $ million, or $ per share of common stock. This represents an immediate increase in pro forma net tangible book value of $ per share to existing stockholders and an immediate dilution of $ per share to investors in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............  $
    Pro forma net tangible book value per share as of June
    30, 2000................................................
                                                              -------
    Increase in pro forma net tangible book value per share
    attributable to new investors...........................
Pro forma net tangible book value per share after this
  offering..................................................
                                                              -------
Dilution per share to investors in this offering............  $
                                                              -------

    The following table summarizes as of             2000, on the pro forma
basis described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing stockholders and by investors purchasing stock in this offering, before deducting underwriting discounts, commissions and estimated offering expenses:

                                                                           TOTAL             AVERAGE PRICE
                                               SHARES PURCHASED        CONSIDERATION           PER SHARE
                                              -------------------   -------------------   -------------------
                                               NUMBER    PERCENT     AMOUNT    PERCENT
                                              --------   --------   --------   --------
Existing stockholders.......................                    %    $                %    $
New investors...............................
                                               -----      ------     ------     ------     ------     ------
    Total...................................               100.0     $           100.0     $

    The above discussion and tables exclude       shares issuable upon the
exercise of stock options and warrants outstanding as of June 30, 2000. As of
that date, we had outstanding (1) options to purchase       shares of our common
stock at a weighted average exercise price of $ per share; (2) warrants to purchase 2,583,315 shares of our common stock at an exercise price of $0.15 per share; and (3) a warrant to purchase 9,000,000 shares of our common stock at an exercise price of $0.20 per share. If all of these options and warrants are exercised:

    - There will be an additional $ per share of dilution to investors in this offering;

    - Stockholders who held our stock prior to the completion of this offering
      will hold   % of our common stock, while investors who purchased shares in
      this offering will hold   % of our common stock; and

    - Stockholders who held our stock prior to the completion of this offering
      will have paid   % of the total consideration we have received for our
      outstanding common stock, at an average price of $  per share, while new
      investors would have paid   % of the total consideration.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial and other data should be read in conjunction with our Consolidated Financial Statements and related notes appearing at the end of this prospectus and the information under sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Capitalization." The statement of operations data for the years ended December 31, 1999, 1998 and 1997 and the balance sheet data as of December 31, 1999 and 1998 are derived from, and are qualified by reference to, the consolidated financial statements included elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP. The statement of operations data set forth below for the three-month periods ended March 31, 2000 and 1999, and the balance sheet data at March 31, 2000 are derived from the unaudited Consolidated Financial Statements and notes thereto included in this prospectus and, in the opinion of our management, include all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation of our financial position and results of operations for those periods. The balance sheet data as of December 31, 1997 and 1996 and the statement of operations data for the year ended December 31, 1996 are derived from our audited consolidated financial statements not included in this prospectus. The balance sheet data as of December 31, 1995 and the statement of operations data for the year then ended are derived from our unaudited consolidated financial statements not included in this prospectus and, in the opinion of our management, include all normal recurring adjustments considered necessary for a fair presentation of our financial position and results of operations for that period.

    Prior to April 15, 1999, our business was operated as multiple divisions and subsidiaries of Fisher. The financial statements for periods prior to the spinoff have been prepared on a combined basis and as if we were a separate, stand-alone entity for all periods presented. For periods prior to the spinoff, Fisher's interest in us is presented as stockholders' equity. Changes in stockholders' equity up to the spinoff date represent our net loss plus net transactions with Fisher.

    Because we did not operate as a stand-alone entity prior to our spinoff from Fisher, we may have recorded different results had we been operated independently of Fisher. Therefore, our financial statements prior to April 1999 are not necessarily indicative of the results of operations or financial position that would have resulted if we had been a separate, stand-alone entity during all of the periods shown, or of our future performance as a separate, stand-alone entity.

                                                                                                            THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                             MARCH 31,
                                         -------------------------------------------------------------   ------------------------
                                            1995         1996        1997         1998         1999         1999         2000
                                         -----------   --------   ----------   ----------   ----------   ----------   -----------
                                         (UNAUDITED)                                                           (UNAUDITED)
                                                         (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenue................................   $ 29,775     $ 41,850   $   46,561   $   58,929   $   69,680   $   14,270   $    21,036
Cost of revenue........................     27,441       39,037       43,078       54,548       63,686       13,211        19,067
                                          --------     --------   ----------   ----------   ----------   ----------   -----------
Gross profit...........................      2,334        2,813        3,483        4,381        5,994        1,059         1,969
Operating expenses:
  Sales and marketing..................        669        1,928        3,695        3,465        6,965          975         2,391
  General and administrative...........      2,544        4,209        9,125        6,934       13,575        2,942         5,481
  Research and development.............         --        1,104          929        2,434        4,945          629         1,440
  Purchased in-process research and
    development(1).....................         --           --           --          227        5,245        5,233            --
  Restructuring charges(1).............         --           --        1,015        2,381         (233)          --            --
                                          --------     --------   ----------   ----------   ----------   ----------   -----------
    Total operating expenses...........      3,213        7,241       14,764       15,441       30,497        9,779         9,312
                                          --------     --------   ----------   ----------   ----------   ----------   -----------
Loss from operations...................       (879)      (4,428)     (11,281)     (11,060)     (24,503)      (8,720)       (7,343)
                                          --------     --------   ----------   ----------   ----------   ----------   -----------
Interest (expense) / income, net.......        (15)         (12)          --            3       (1,601)        (279)         (494)
Other income...........................        147           52           62           71           46            9            --
Income tax benefit.....................        299        1,755        4,488        4,436        1,257          971            --
                                          --------     --------   ----------   ----------   ----------   ----------   -----------
Net loss...............................       (448)      (2,633)      (6,731)      (6,550)     (24,801)      (8,019)       (7,837)
Preferred stock dividends and accretion
  of preferred stock to redemption
  value(2).............................         --           --           --           --           (3)          --        (2,614)
                                          --------     --------   ----------   ----------   ----------   ----------   -----------
Net loss applicable to common
  stockholders.........................   $   (448)    $ (2,633)  $   (6,731)  $   (6,550)  $  (24,804)  $   (8,019)  $   (10,451)
                                          ========     ========   ==========   ==========   ==========   ==========   ===========
Basic and diluted net loss per common
  share(3).............................         --           --   $    (0.17)  $    (0.16)  $    (0.62)  $    (0.20)  $     (0.16)
                                          ========     ========   ==========   ==========   ==========   ==========   ===========
Weighted average shares used in
  computing basic and diluted net loss
  per common share(3)..................         --           --   40,032,657   40,032,657   40,032,657   40,032,657    63,896,488
                                          ========     ========   ==========   ==========   ==========   ==========   ===========
Pro forma basic and diluted net loss
  per common share (unaudited)(3)......         --           --           --           --   $    (0.45)          --   $     (0.09)
                                          ========     ========   ==========   ==========   ==========   ==========   ===========
Pro forma weighted average shares used
  in computing basic and diluted net
  loss per common share
  (unaudited)(3).......................         --           --           --           --   55,042,657           --   114,470,088
                                          ========     ========   ==========   ==========   ==========   ==========   ===========

                                                                    DECEMBER 31,                                MARCH 31,
                                               -------------------------------------------------------   ------------------------
                                                  1995         1996       1997       1998       1999       2000         2000
                                               -----------   --------   --------   --------   --------   --------   -------------
                                               (UNAUDITED)                                               (ACTUAL)   (AS ADJUSTED)
                                                                                                               (UNAUDITED)
                                                                             (AMOUNTS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents....................    $    30     $    32    $   526    $   228    $  1,530   $    593     $
Working capital (deficiency).................       (337)     (1,287)    (1,222)    (3,974)     (5,143)    (3,506)
Total assets.................................     12,496      15,484     19,778     20,336      29,284     29,395
Long-term debt and obligations under capital
  leases (including current portion)(4)......         87          62         43         70      23,772     23,758
Redeemable convertible preferred stock.......         --          --         --         --       2,930     10,044
Total stockholders' equity (deficit)(4)......      5,715       8,994      8,759      7,423     (17,055)   (22,915)

OTHER FINANCIAL DATA:
Depreciation and amortization................    $   468     $   840    $ 1,459    $ 1,824    $  3,506   $    909     $
Capital expenditures.........................         90       5,138      2,118      1,650       1,765        536

------------------------------

(1) Includes restructuring charges of $1.0 million, $2.4 million and $(0.2) million for the years ended December 31, 1997, 1998 and 1999, respectively. See note 16 to the Consolidated Financial Statements. In addition, we recorded purchased in-process research and development charges of $0.2 million and $5.2 million for 1998 and 1999, respectively. See note 15 to the Consolidated Financial Statements.

(2) We recorded a deemed dividend of $2.5 million related to the issuance of our Series A Redeemable Convertible 7% Preferred Stock in the quarter ended March 31, 2000, for the conversion feature embedded therein.

(3) For pre-spinoff periods we have calculated our net loss per common share by using the number of common shares issued on the date of the spinoff. Since the computation of diluted net loss per common share is anti-dilutive, the amounts reported for basic and diluted net loss per common share are the same. Pro forma basic and diluted net loss per common share are computed as described above, and also gives effect to the conversion of our convertible preferred stock upon the completion of this offering.

(4) In 1999, we entered into debt financing arrangements with Fisher. We used the proceeds of these debt arrangements to finance our acquisition of Structured Computer Systems, Inc. and to fund our operations through November 1999. Fisher's loans to us were canceled in July 2000. See notes 9 and 19 to the Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a leading provider of electronic commerce solutions for the procurement of specialty and non-specialty goods by agencies and departments of the federal government. We also provide our solutions to state and local government agencies and to small-to-medium sized companies. We believe we currently offer the only end-to-end electronic procurement solutions tailored to meet the needs of government organizations. We are able to serve as a single electronic procurement source for our customers, enabling them to more efficiently procure a broad array of goods.

    Our largest customers are agencies and departments of the federal government, primarily within the Department of Defense, to whom we provide our solutions through contracts. Our contracts with agencies and departments of the federal government only commit the agencies to purchase a nominal quantity of goods. We also provide procurement-related services to contractors who do business with the federal government. For each of the three months ended
March 31, 2000 and the year ended December 31, 1999, our contracts with agencies and departments of the federal government accounted for 76% of our revenue, while our contracts with government contractors accounted for 15% and 18% of our revenue, respectively.

OUR OPERATING HISTORY

    We have incurred significant costs to develop our technology and products and to recruit and train personnel. Although we have generated consistent and significant annual revenue growth, we have never been profitable. For the three months ended March 31, 2000 and the year ended December 31, 1999, we had net losses of $7.8 million and $24.8 million, respectively. As of March 31, 2000, we had an accumulated deficit of $27.4 million. We are continuing to incur significant costs to grow and further establish our position as a leading provider of electronic commerce procurement solutions to the federal government. As a result, we expect to incur net losses for the foreseeable future and we may never be profitable.

REVENUE SOURCES AND REVENUE RECOGNITION

    We operate and report our results in one segment, procurement. We generate revenue from business-to-government electronic commerce, procurement outsourcing and software licensing and maintenance fees. Our business-to-government electronic commerce and procurement outsourcing services are typically provided pursuant to contractual arrangements. Historically, software licensing and maintenance fees have not been significant and comprised approximately 4% and 5% of our total revenue for the three months ended March 31, 2000 and the year ended December 31, 1999, respectively. We do not expect that these fees will account for a significantly greater proportion of our revenue in the foreseeable future.

    ELECTRONIC COMMERCE AND PROCUREMENT OUTSOURCING
REVENUE. Business-to-government electronic-commerce revenue is principally generated from the sale of specialty and non-specialty goods through electronic catalogs maintained by us on our Internet-based portal, fees generated through our spot-buying capability and fees for logistics and fulfillment services associated with the electronic procurement of goods. Procurement outsourcing revenue reflects non-electronic commerce-based procurement outsourcing services for goods that are typically purchased on a non-recurring basis and therefore are not conducted through our electronic catalogs.

    Because we take title to the goods purchased by our customers in our business-to-government electronic commerce and procurement outsourcing activities, the revenue generated by these activities includes the cost of goods procured on behalf of our customers. We purchase goods in response to orders from customers and generally do not inventory goods in anticipation of expected sales. Revenue from both business-to-government electronic commerce and procurement outsourcing is recognized at the time of shipment of goods, or when services have been performed.

    SOFTWARE LICENSING AND MAINTENANCE REVENUES. Software licensing and maintenance revenue primarily consists of software license, maintenance and consulting fees paid by customers who license our software application for use as a procurement management system. These customers generally also purchase maintenance contracts, which provide for software upgrades and technical support. We also expect to derive revenue from subscription agreements, under which we provide software and maintenance services in exchange for a one-time, up-front membership fee and a recurring monthly subscription fee, based upon the volume of goods purchased by the customer through our electronic catalogs. Membership fees are amortized into income over the life of the subscription agreement and subscription revenue is recognized monthly as earned. Maintenance services and software upgrades are included in the monthly subscription fee. Customers may purchase consulting services from us for software implementation, but we expect to rely increasingly on third-parties to deliver such services in the future.

    We recognize software revenue under Statement of Position (SOP) 97-2, SOFTWARE REVENUE RECOGNITION, as amended. Software license revenue is recognized when a purchase order has been received or a sales contract has been executed, delivery of the product and acceptance by the customer have occurred, the fees are fixed and determinable, and collection is probable. The portion of revenue which relates to our obligations to provide customer support are deferred, based upon the price charged for customer support when it is sold separately, and recognized ratably over the maintenance period. Amounts received in excess of revenue recognized are included as deferred revenue on our balance sheet.

COSTS OF REVENUE AND OPERATING EXPENSES

    Cost of revenue primarily includes the cost of goods delivered to customers, the cost of direct labor associated with sourcing and delivering the goods, the cost of labor for technical support and implementation services, including any custom software development, as well as amortization of capitalized software development and software royalty costs.

    Sales and marketing expense consists primarily of sales and marketing salaries, commissions and related travel and entertainment, advertising and promotions costs.

    General and administrative expense consists primarily of salaries and related costs for executive and administrative personnel, recruiting costs, professional fees, depreciation of fixed assets and amortization of intangibles. In addition, costs for administrative and support services provided by Fisher are recorded in general and administrative expense. Prior to the spinoff, a portion of general corporate overhead related to Fisher's corporate and common support services was allocated to us and classified as management fees. Subsequent to the spinoff, we entered into a transitional services agreement with Fisher, pursuant to which Fisher agreed to provide us with tax, legal, human resource and insurance and claims administrative services. Management and transitional services fees charged to us by Fisher for these services for the years ended December 31, 1997, 1998, and 1999 were $0.3 million, $0.6 million and $0.6 million, respectively.

    Research and development expense includes expenses for continued development and enhancement of our existing and future software and services. These expenses primarily consist of salaries and related expenses and third party development contract costs. Research and development costs acquired in a business combination are assigned fair values and capitalized if the acquired assets have alternative future uses; all others are expensed as of the acquisition date.

STOCK-BASED COMPENSATION

    We have entered into certain stock-based compensation arrangements with both employees and non-employees. The stock option grants to employees are accounted for in accordance with the intrinsic value method under Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. All stock option grants to employees are deemed to be fixed grants, because a measurement date has occurred. No compensation expense was recognized in 1999 related to employee stock option grants, because all grants were made with an exercise price that was equal to or greater than the fair value of the common stock on the grant date. In January 2000, we issued 36.2 million shares of common stock to our President and Chief Executive Officer at a price of $0.20 per share where the primary consideration received for the common stock was a non-recourse note, due in six years. This arrangement was deemed to be a variable stock-based compensation arrangement under APB Opinion No. 25.

    Stock option grants to non-employees are accounted for in accordance with the provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, STOCK-BASED COMPENSATION and Emerging Issues Task Force ("EITF") Issue
No. 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES. As the vesting of these options was dependent upon future services to be provided by these non-employees, a measurement date had not occurred. As a result, variable plan accounting was used and compensation costs varied each accounting period. Compensation costs were measured using a Black-Scholes option pricing model.

    Stock-based compensation expense for our Chief Executive Officer and non-employee stock option grants for the year ended December 31, 1999 and the quarter ended March 31, 2000 was $0.1 million and $1.1 million, respectively.

    In April 2000, our stock-based arrangements with our Chief Executive Officer and non-employees were amended. The arrangement with our Chief Executive Officer was amended to modify the features of the arrangement that resulted in variable plan accounting. As such, a measurement date occurred and compensation expense to be recognized in conjunction with this arrangement was fixed. We will recognize approximately $23.0 million of compensation expense pro-rata over the life of the non-recourse note.

    Our stock option grants to non-employees were modified to remove all performance commitments and to make all options outstanding under these grants immediately exercisable. As a result, we will record a compensation charge of approximately $2.1 million in the quarter ended June 30, 2000 to reflect the fair market value of the amended stock option grants.

OUR FORMATION AND THE FISHER SPINOFF

    We have a limited operating history as a stand-alone company. We were formed in January 1999 when Fisher consolidated Strategic Procurement Services Inc. (a wholly-owned subsidiary of Fisher with 20 years' experience providing procurement services to government agencies), SourceSys, Inc. (a majority-owned subsidiary of Fisher that developed proprietary software and tools to translate legacy product description data into a standardized format), Structured Computer Systems, Inc. (a developer and marketer of enterprise procurement software), and the operations of its Electronic Commerce Division (which developed electronic catalog and related electronic commerce technologies). In

April 1999, we were spun off from Fisher and became a stand-alone company. As the successor-in-interest to Fisher's procurement solutions business, our results of operations for periods prior to the spinoff represent the consolidated results of Strategic Procurement Services Inc., SourceSys, Inc., Structured Computer Systems, Inc. and Fisher's Electronic Commerce Division.

    In connection with the spinoff, we entered into several agreements with Fisher, under which Fisher agreed to, among other things, provide us with selected administrative services and lend us capital to fund our operations and to use for other corporate purposes. Since our spinoff, we have modified the agreements we entered into with Fisher at the time of our spinoff and have entered into new agreements with Fisher. As part of these arrangements, Fisher agreed to cancel all of its loans to us, which were approximately $24.8 million on June 30, 2000. For a description of our principal agreements and other relationships with Fisher, see "Certain Transactions--Our Relationship with Fisher Scientific International Inc."

RESULTS OF OPERATIONS

    The following table sets forth, for each of the periods indicated, certain of our statements of operations data, expressed as a percentage of revenue:

                                                                                                     THREE MONTHS
                                                                                                        ENDED
                                                            YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                      ------------------------------------      ----------------------
                                                        1997          1998          1999          1999          2000
                                                      --------      --------      --------      --------      --------
Revenue.............................................   100.0%        100.0%        100.0%        100.0%         100.0%
Cost of revenue.....................................    92.5          92.6          91.4          92.6           90.6
Gross profit........................................     7.5           7.4           8.6           7.4            9.4
Operating expenses:
  Sales and marketing...............................     7.9           5.9          10.0           6.8           11.4
  General and administrative........................    19.6          11.8          19.5          20.6           26.1
  Research and development..........................     2.0           4.1           7.1           4.4            6.8
  Purchased in-process research and development.....      --           0.4           7.5          36.7             --
  Restructuring charges.............................     2.2           4.0          (0.3)           --             --
Loss from operations................................   (24.2)        (18.8)        (35.2)        (61.1)         (34.9)
Interest (expense) / income, net....................      --            --          (2.3)         (2.0)          (2.4)
Other income........................................     0.2           0.2           0.1           0.1             --
Income tax benefit..................................     9.6           7.5           1.8           6.8             --
Net loss............................................   (14.4)        (11.1)        (35.6)        (56.2)         (37.3)

THREE MONTHS ENDED MARCH 31, 1999 AND 2000

    REVENUE. Total revenue increased by $6.7 million, or 47.4%, from $14.3 million for the three months ended March 31, 1999 to $21.0 million for the three months ended March 31, 2000. The growth primarily reflects an $8.5 million increase in business-to-government electronic-commerce revenue, from $6.9 million to $15.4 million, primarily from increased revenue from existing contracts with federal government agencies. This increase was partially offset by a $1.7 million decrease in procurement outsourcing revenue, from $6.5 million to $4.8 million, due to the project-based nature of this revenue. Software revenue was $0.9 million and $0.8 million for the three months ended March 31, 1999 and 2000, respectively.

    COST OF REVENUE. Our cost of revenue increased by 44.3%, from $13.2 million for the three months ended March 31, 1999 to $19.1 million for the three months ended March 31, 2000. The increase primarily reflects a $7.5 million increase in business-to-government electronic-commerce costs attributable to an increase in the volume of goods sold, partially offset by a $1.5 million decrease in procurement outsourcing costs. Gross profit as a percentage of revenue increased to 9.4% for the three months ended March 31, 2000 from 7.4% for the three months ended March 31, 1999, primarily reflecting improved productivity of purchasing personnel and lower product costs resulting from aggregated buying.

    SALES AND MARKETING. Our sales and marketing expenses increased by $1.4 million, or 145.2%, from $1.0 million for the three months ended March 31, 1999 to $2.4 million for the three months ended March 31, 2000. The increase primarily reflects expansion of our sales force and expanded marketing activities including attendance at trade shows, advertising, and the cost of producing marketing materials to support our business offerings.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses increased by $2.6 million, or 86.3%, from $2.9 million for the three months ended March 31, 1999 to $5.5 million for the three months ended March 31, 2000. This increase primarily reflects increased costs for executive and administrative personnel necessary to support the growth of our business and to prepare for public company operations. In addition, we recorded a non-cash, stock-based compensation charge of $1.1 million related to (1) our President and Chief Executive Officer's stock-based arrangement; and (2) non-employee stock option grants.

    RESEARCH AND DEVELOPMENT. Our research and development expenses increased by $0.8 million, or 128.9%, from $0.6 million for the three months ended
March 31, 1999 to $1.4 million for the three months ended March 31, 2000. This increase primarily reflects an increase in costs for software development personnel and outside contractors' fees related to the development of a new release of OneSource-TM- and enhancements to our suite of procurement products and services.

    PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT. In connection with the acquisition of Structured Computer Systems, Inc., in January 1999, we recorded an immediate $5.2 million charge for an in-process research and development project related to the development of Internet-enabled enterprise procurement software. At the date of the acquisition, management estimated the development of the software to be 75% complete. The amount allocated to purchased in-process research and development was determined through an independent valuation, which was based on a number of estimates and assumptions including an estimated time to complete development of the software of six months and an estimated cost to complete development of the software of $0.3 million. Actual time to complete was 11 months at a cost of $0.4 million. We do not believe that this delay had a significant impact on our results of operations.

    The fair value assumptions relating to pricing, product margins and expense levels were based upon management's experience with its own operations. To determine the fair value of the electronic-procurement software, we used a discounted cash-flow model calculated using a risk-adjusted discount rate of 18%. In developing our estimated future revenue and costs, the electronic-procurement software platform introduction and related net cash flows has commenced in calendar year 2000.

    INTEREST (EXPENSE) / INCOME, NET.  Our interest expense increased by
$0.2 million from $0.3 million for the three months ended March 31, 1999 to $0.5 million for the three months ended March 31, 2000. This increase resulted from the issuance of $19.0 million of notes payable to Fisher during the three months ended March 31, 1999 and the issuance of an additional $4.7 million of notes payable to Fisher subsequent to March 31, 1999. These notes were issued primarily to finance operations and the acquisition of Structured Computer Systems, Inc.

    BENEFIT FOR INCOME TAXES. Our operating results for periods prior to our spinoff from Fisher were included in Fisher's consolidated U.S. and state income tax returns. Prior to our spinoff, the benefit for income taxes was based on our expected annual effective tax rate calculated assuming we had filed separate tax returns under its then existing structure. Subsequent to the April 1999 spinoff from Fisher, we have recorded no tax provision or benefit due to our operating loss position and the uncertainty, pursuant to Section 382 of the Internal Revenue Code, of utilization of our net operating losses.

YEARS ENDED DECEMBER 31, 1998 AND 1999

    REVENUE. Total revenue increased by $10.8 million, or 18.2%, from $58.9 million for 1998 to $69.7 million for 1999. Business-to-government electronic-commerce revenue increased by $25.0 million from $19.5 million to $44.5 million. This growth primarily reflected a $17.3 million increase in new contract revenue won through competitive bidding processes and a $7.7 million increase from increased utilization of our solutions under existing contracts with federal government agencies. Software sales increased by $2.0 million, from $1.2 million for 1998 to $3.2 million for 1999, primarily reflecting the acquisition of Structured Computer Systems, Inc. in January 1999. These revenue gains were partially offset by a $16.2 million decrease, from $38.2 million to $22.0 million, in procurement outsourcing revenue. The decline primarily reflects reduced project-related revenue attributable to the provisioning of new or refurbished ships for the U.S. Navy.

    COST OF REVENUE. Our cost of revenue increased 16.8% from $54.5 million for 1998 to $63.7 million for 1999. The increase primarily reflects a $23.3 million increase in business-to-government electronic commerce costs attributable to an increase in the volume of goods sold, partially offset by a $14.9 million decrease in procurement outsourcing costs. Gross profit as a percentage of revenue increased to 8.6% for the year ended December 31, 1999 from 7.4% for 1998. This increase in gross profit margin is primarily due to an increase in the mix of higher margin software revenue and improved productivity of purchasing personnel.

    SALES AND MARKETING. Our sales and marketing expenses increased by $3.5 million, or 101.0%, from $3.5 million for 1998 to $7.0 million for 1999. The increase primarily reflects the expansion of our sales force and expanded marketing activities including attendance at trade shows, advertising, and the cost of producing marketing materials to support business offerings.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses increased by $6.7 million, or 95.8%, from $6.9 million for 1998 to $13.6 million for 1999. This increase primarily reflects increased executive and administrative personnel necessary to support the growth of our business, a $1.6 million increase in the amortization of goodwill and other intangible assets related to acquired businesses and $2.2 million in costs from the acquired businesses.

    RESEARCH AND DEVELOPMENT. Our research and development expenses increased by $2.5 million, or 103.2%, from $2.4 million for 1998 to $4.9 million for 1999. The increase reflects the cost of additional software development personnel, primarily related to our acquisitions of Structured Computer Systems, Inc. and SourceSys, Inc., and outside contractors' fees related to the development of our electronic-commerce products. These increases were partially offset by the elimination of research and development costs related to a terminated software product.

    PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT. In connection with the acquisition of Structured Computer Systems, Inc., in January 1999, we recorded an immediate $5.2 million charge for an in-process research and development project related to the development of Internet-enabled enterprise procurement software. At the date of the acquisition, management estimated the development of the software to be 75% complete. The amount allocated to purchased in-process research and development was determined through an independent valuation, which was based on a number of estimates and assumptions including an estimated time to complete development of the software of six months and an estimated cost to complete development of the software of $0.3 million. Actual time to complete was 11 months at a cost of $0.4 million. We do not believe that this delay had a significant impact on our results of operations.

    RESTRUCTURING CHARGES. In 1998, management terminated development of a procurement software product and recorded a restructuring charge of $2.4 million. This charge included a $1.1 million write-off of the carrying value of technology and fixed assets underlying the product and a charge of $1.3 million for severance and outplacement costs related to the termination of 12 individuals who provided development and support services related to the product. We do not believe that the impact of terminating the development and support services related to the procurement software will have a significant impact on future revenue. In 1999, our estimate related to severance and outplacement services was revised and $0.2 million of the accrual was reversed into income. The cost savings expected as a result of the terminated individuals is expected to be approximately $0.7 million annually. The write-off of long-term assets will result in approximately $0.4 million less amortization and depreciation expense each year through 2001.

    INTEREST (EXPENSE) / INCOME, NET. Our interest expense was $1.6 million for 1999 and nominal in 1998. Our 1999 interest expense reflects the issuance of $23.7 million of notes payable to Fisher to finance our operations and to acquire Structured Computer Systems, Inc. Interest expense was nominal in 1998.

    BENEFIT FOR INCOME TAXES. Our operating results for periods prior to our spinoff were included in Fisher's consolidated U.S. and state income tax returns. Prior to the spinoff, the benefit for income taxes was based on our expected annual effective tax rate calculated assuming we had filed separate tax returns under its then existing structure. Subsequent to our April 1999 spinoff from Fisher, we have recorded no tax provision or benefit due to our operating loss position and the uncertainty, pursuant to Section 382 of the Internal Revenue Code, of utilization of our net operating losses.

YEARS ENDED DECEMBER 31, 1997 AND 1998

    REVENUE. Total revenue increased by $12.3 million, or 26.6%, from $46.6 million for 1997 to $58.9 million for 1998. The growth primarily reflects a $10.0 million increase in new business-to-government electronic-commerce contracts, a $1.9 million growth from increased utilization of our solutions under existing contracts with federal government agencies and a $1.0 million increase in activity under our third party procurement outsourcing contracts. These increases were offset by a $0.6 million decrease in software and maintenance revenue reflecting the termination of a software product in 1997.

    COST OF REVENUE. Our cost of revenue increased 26.6% from $43.1 million for 1997 to $54.5 million for 1998. The increase primarily reflects an $11.4 million increase in business-to-government electronic commerce costs attributable to an increase in the volume of goods sold. Gross profit as a percentage of revenue decreased from 7.5% for 1997 to 7.4% for 1998. This decrease in gross profit margin as a percentage of revenue is primarily due to start-up costs incurred in connection with the addition of new business-to-government electronic commerce contracts.

    SALES AND MARKETING. Our sales and marketing expenses decreased by $0.2 million, or 6.2%, from $3.7 million for 1997 to $3.5 million for 1998. The decrease primarily reflects a reduction in marketing activities primarily related to a terminated software product.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses decreased by $2.2 million, or 24.0%, from $9.1 million for 1997 to $6.9 million for 1998. The decrease primarily reflects the payment in 1997 of a special one-time incentive bonus of $3.3 million to certain employees, partially offset by the inclusion of expenses of SourceSys, Inc., which was acquired in June 1998.

    RESEARCH AND DEVELOPMENT. Our research and development expenses increased by $1.5 million, or 162.0%, from $0.9 million for 1997 to $2.4 million for 1998. This increase primarily reflects an increase in the number of software development personnel and outside contractors' fees related to the development of electronic-commerce products.

    PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT. In conjunction with the acquisition of SourceSys, Inc., in June 1998, we recorded a charge for in-process research and development of $0.2 million.

    RESTRUCTURING CHARGES. In 1997, management terminated certain development efforts related to a software product and recorded a restructuring charge of $1.0 million. This charge included a $0.8 million write-off of the carrying value of the technology underlying the product and a charge of $0.2 million for severance and outplacement costs related to the termination of nine individuals who provided development services related to the product. The activities related to the exit plan were completed in 1997. The termination of development of the product will not have a significant impact on revenue. The cost savings expected as a result of the terminated individuals is expected to be approximately
$0.4 million annually. The write-off of the underlying technology will result in a reduction of approximately $0.3 million in amortization expense each year through 2000.

    INTEREST (EXPENSE) / INCOME, NET. We did not incur any material interest expense in 1998 or 1997.

    BENEFIT FOR INCOME TAXES. Our operating results for periods prior to our spinoff were included in Fisher's consolidated U.S. and state income tax returns. Prior to the spinoff, the benefit for income taxes was based on our expected annual effective tax rate calculated assuming we had filed separate tax returns under our then existing structure.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth our unaudited quarterly results of operations data for our five most recent quarters ended March 31, 2000. You should read the following table in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited Consolidated Financial Statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. The federal government's fiscal year-end and budgetary spending cycle end on September 30. This budgetary cycle may create fluctuations in federal government spending patterns and may result in an unusually high volume of purchases being made through us during our third fiscal quarter, although we cannot assure you that this will be the case. In addition, we have some project-based contracts, which may lead to fluctuations in our operating results. Consequently, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful, and such comparisons should not be relied upon as indicators of future performance. You should not draw any conclusions about our future results from the results of operations for any quarter, or for any period.

                                                           QUARTERS ENDED (UNAUDITED)
                                         ---------------------------------------------------------------
                                         MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                           1999        1999         1999            1999         2000
                                         ---------   --------   -------------   ------------   ---------
Revenue................................   $14,270    $18,094       $19,559         $17,757      $21,036
Cost of revenue........................    13,211     16,723        18,015          15,737       19,067
Gross profit...........................     1,059      1,371         1,544           2,020        1,969
Operating expenses.....................     9,779      6,143         6,302           8,273        9,312
Loss from operations...................    (8,720)    (4,772)       (4,758)         (6,253)      (7,343)
Other expense..........................      (270)      (383)         (402)           (500)        (494)
Income tax benefit.....................       971        286            --              --           --
                                          -------    -------       -------         -------      -------
Net loss...............................    (8,019)    (4,869)       (5,160)         (6,753)      (7,837)

LIQUIDITY AND CAPITAL RESOURCES

    We have historically funded our operations primarily through a combination of revenue from operations, debt financing from Fisher and issuances of stock in private equity financing transactions. In June 2000, we completed the sale of 2,000,000 shares of our Series B Redeemable Convertible 7% Preferred Stock due 2010 for net proceeds of $19.9 million. From December 1999 through March 2000, we raised net proceeds of $9.9 million through the sale of 1,000,000 shares of our Series A Redeemable Convertible 7% Preferred Stock due 2009. We recorded a deemed dividend of $2.5 million related to the issuance of our Series A preferred stock in the quarter ended March 31, 2000 for the conversion feature embedded therein. We will record a deemed dividend in the quarter ended
June 30, 2000 for the conversion feature embedded in our Series B preferred stock. Shares of both our Series A and Series B preferred stock will be converted into our common stock upon the completion of this offering. In
January 2000, we issued 36.2 million shares of common stock to our President and Chief Executive Officer for $7.2 million, paid by $1.0 million in cash and notes in the aggregate principal amount of $6.2 million.

    Net cash used in operating activities totaled $8.4 million in the three months ended March 31, 2000 and $2.8 million in the three months ended
March 31, 1999. Net cash used in operating activities totaled $4.1 million in 1997, $1.8 million for 1998 and $12.5 million for 1999. The use of cash for the three months ended March 31, 2000 related primarily to the operating loss generated by our investment in the growth of our business.

    Net cash used in investing activities was $0.5 million in the three months ended March 31, 2000 and $8.7 million in the three months ended March 31, 1999. Net cash used in investing activities was $2.1 million in fiscal 1997, $4.8 million in 1998 and $10.7 million in 1999. Cash used in investing activities reflects purchases of property and equipment and the cash acquisitions of SourceSys, Inc. in 1998 and Structured Computer Systems, Inc. in 1999 for $3.2 million and $8.7 million, respectively, in each case net of cash acquired. In addition, in 1999, we acquired additional shares of SourceSys, Inc. for $0.2 million. Capital expenditures were $2.1 million in 1997, $1.7 million in 1998, $1.8 million in 1999, $0.2 million in the three months ended March 31, 1999 and $0.5 million in the three months ended March 31, 2000. Capital expenditures over these periods were primarily for property and equipment, including computing and telecommunications equipment. Our projected capital expenditures for the year ending December 31, 2000 are $2.4 million.

    Net cash provided by financing activities totaled $8.0 million in the three months ended March 31, 2000 and $17.2 million in the three months ended
March 31, 1999. Net cash provided by financing activities totaled $6.7 million in 1997, $6.3 million in 1998 and $24.5 million in 1999. These cash flows reflect primarily financing from Fisher, the net proceeds from a redeemable convertible preferred stock offering and sale of our common stock to Reuven Battat, our President and Chief Executive Officer. During the three months ended March 31, 2000, we raised $7.0 million from the sale of redeemable convertible preferred stock and received proceeds of $1.0 million from the sale of common stock.

    We had outstanding indebtedness to Fisher and accrued interest thereon of approximately $24.8 million at June 30, 2000, which indebtedness was incurred to finance our acquisition of Structured Computer Systems, Inc. and to fund our operations through November 1999. This debt had an interest rate of 9% and was due in full on December 31, 2007. On July 5, 2000, Fisher canceled all of our outstanding debt and accrued interest thereon.

    We believe that the net proceeds of this offering, combined with current cash and cash equivalents, will be sufficient to meet our anticipated liquidity needs for working capital and capital expenditures for at least twelve months from the date of completion of this offering. Our expenses have exceeded, and in the foreseeable future are expected to exceed, our revenue. Accordingly, we do not expect to be able to fund our operations solely from internally generated funds for the foreseeable future. Our future liquidity and capital requirements will depend upon numerous factors, including expansion of operations, product development and sales and marketing. Also, we may need additional capital to fund acquisitions of complementary businesses and technologies, although we currently have no commitments or agreements and are not involved in negotiations for any acquisitions. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. Any additional equity financing may be dilutive to our stockholders and debt financing, if available, may involve restrictive covenants with respect to dividends, raising capital and other financial and operational matters that could restrict our operations.

RECENT ACCOUNTING DEVELOPMENTS

    In 1998, the Financial Accounting Standards Board ("FASB") issued SFAS
No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In 1999, the FASB issued SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES-DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133. Additionally, in June 2000, the FASB issued SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES--AN AMENDMENT OF FASB STATEMENT NO. 133. SFAS No. 133, as amended, is effective for January 1, 2001. SFAS No. 133 establishes new disclosure requirements, which provide a comprehensive standard for recognition and measurement of derivatives and hedging activities. This will require all derivatives to be recorded on the balance sheet at fair value and special accounting for certain types of hedges. We do not believe that SFAS No. 133, as amended, will have a material effect on our consolidated financial statements.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    We have assessed our vulnerability to certain market risks, including interest rate risk associated with financial instruments included in cash and cash equivalents. Due to the short-term nature of these investments and other investment policies and procedures, we have determined that the risks associated with interest rate fluctuations related to these financial instruments are not material to our business.

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                                    BUSINESS

OUR COMPANY

    We are a leading provider of electronic commerce solutions for the procurement of specialty and non-specialty goods by agencies and departments of the federal government. We also provide our solutions to state and local government agencies and to small-to-medium sized companies. We believe we currently offer the only electronic end-to-end procurement solutions tailored to meet the particular needs of government organizations. We are able to serve as a single electronic procurement source for our customers, enabling them to more efficiently procure a broad array of goods. We can automate and manage the entire procurement process, from initial requisition through logistics and fulfillment to final payment.

THE BUSINESS-TO-GOVERNMENT MARKET

    We call the primary market we serve the business-to-government market. According to the U.S. Office of Management and Budget, in fiscal year 1999, federal, state and local governments spent approximately $2.5 trillion on discretionary and non-discretionary goods and services. Of this $2.5 trillion, approximately $1.7 trillion was spent by the federal government, and the remaining $850 billion was spent by state and local government organizations. We focus on the discretionary maintenance and repair budget, which we believe totaled approximately $54 billion at the federal level in fiscal year 1999, with the Department of Defense accounting for approximately $41 billion of that amount. According to the U.S. Bureau of Economic Analysis, state and local government organizations spent approximately $115 billion on durable and non-durable goods in fiscal year 1999.

CHARACTERISTICS OF GOVERNMENT PROCUREMENT OF GOODS

    Historically, the procurement processes of government agencies have been inefficient, reflecting a high degree of fragmentation, significant documentation, certification and approval requirements and a reliance on paper-based methods. According to the Defense Reform Initiative of 1997, the Department of Defense has been utilizing support systems and business processes that are "at least a generation out of step with modern corporate America." Characteristics of the government procurement process include:

    - FRAGMENTED PURCHASING. Government purchasing is highly fragmented, involving multiple authorized purchasers at more than 60 federal agencies and departments and over 87,500 entities at the state and local levels. These purchases have been made through numerous vendors; according to the U.S. Office of Management and Budget Annual Report to Congress 1999, during fiscal year 1998, the federal government made approximately
      28 million purchases. According to the March 1998 report of The President's Management Council's Electronic Processes Initiatives Committee, purchases valued at $25,000 or less accounted for approximately 85% of the total number of federal transactions and were made from more than 300,000 vendors.

    - MULTIPLE METHODS OF PROCUREMENT. Government purchasing agents have generally employed different procurement methods depending on various factors, including the size of the purchase being made and the availability of the goods involved. For example, purchases can be made through open market purchases, requests for quotes, requests for proposals or pre-negotiated contracts. The federal government allows open market purchasing for transactions below $2,500. For purchases above this threshold, purchasing agents are required to follow a complex and often cumbersome process that includes preparation of requisitions, obtaining order approval, purchase order issuance, oversight of delivery logistics and coordination of payment through a government finance office.

    - LENGTHY AND RIGOROUS VENDOR CERTIFICATION AND CONTRACTING PROCESSES. To qualify to sell goods to the government, participating vendors are routinely required to submit to lengthy and rigorous

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      certification processes. These periodic reviews are conducted by various entities within the government and may require extensive documentation of a vendor's operations and ability to meet contractual requirements. To submit a bid for a contract, a vendor must complete a detailed survey regarding pricing and other qualifications.

    - SMALL AND DISADVANTAGED BUSINESS CONSIDERATIONS. Government procurement processes often incorporate public policy objectives, such as support of small businesses and businesses owned by disadvantaged groups. Often, procurement agents are either encouraged or obligated to direct a portion of their purchasing to these types of businesses.

ELECTRONIC COMMERCE INITIATIVES

    Federal and state governments have adopted several initiatives to promote electronic commerce for procurement, and we believe that these initiatives are accelerating pressure for the adoption of electronic commerce. These initiatives include:

    - NATIONAL DEFENSE AUTHORIZATION ACT, 1998. Congressional legislation requiring the Department of Defense and other federal agencies to conduct procurement electronically to the extent that is practicable and cost-effective.

    - DEFENSE REFORM INITIATIVE. A 1997 Department of Defense initiative addressing the Department's need to enhance its efficiency by mandating the adoption of private sector management and administration techniques. In particular, this initiative:

       - Encouraged prime vendor contracting, a vehicle developed by the Department of Defense to improve procurement efficiency. Prime vendors must be able to provide an electronic order entry system and agree to specific delivery, performance, catalog and price requirements. Prime vendor contracts are awarded on the basis of a competitive bidding process and involve specific geographic regions and commodity categories.

       - Established the Joint Electronic Commerce Program Office within the Department of Defense to accelerate the integration of electronic commerce with the Department's operations.

    - THE PRESIDENT'S MANAGEMENT COUNCIL'S ELECTRONIC PROCESSES INITIATIVES COMMITTEE. This Committee endeavors to make customer-friendly electronic commerce tools, integrated with an end-to-end procurement system, available to government end-users by 2001.

    - NATIONAL PARTNERSHIP FOR REINVENTING GOVERNMENT. This Partnership encourages the adoption of electronic commerce, as part of its focus on cost-cutting, redundancy elimination and business process re-engineering within the federal government.

    - THE NATIONAL ELECTRONIC COMMERCE COORDINATING COMMITTEE. An alliance of organizations, including the National Association of State Purchasing Officers, whose objective is to accelerate the adoption of electronic business technologies by state and local government organizations.

    - THE NATIONAL ASSOCIATION OF STATE INFORMATION RESOURCE EXECUTIVES. A 50-state forum that shares best practices in information technology and helps to shape electronic commerce policy at the state level.

THE OPPORTUNITY FOR A COMPREHENSIVE, INTERNET-BASED GOVERNMENT PROCUREMENT
  SOLUTION

    The complexity and inefficiency of the government procurement process has created a significant opportunity for a comprehensive, Internet-based procurement solution for the business-to-government market. We believe that significant cost reductions can be achieved by implementing Internet-based procurement solutions in the public sector. Since many of the procurement solutions on the market today were developed for private sector businesses, we believe that they fail to address adequately the special characteristics of the business-to-government procurement process, including its cumbersome documentation, certification and approval processes.

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    Only a limited number of companies have entered the business-to-government electronic commerce market to date. Most of these companies have tailored their products to serve the needs of vendors, rather than the specific requirements of government procurement agents. Generally, these companies are either Internet portal-oriented or logistics and fulfillment-oriented. The Internet portal-oriented companies typically provide their customers with buying portals that have some degree of enterprise functionality, but furnish little or no logistics and fulfillment infrastructure and do not integrate with existing applications. As a result, their customers are required to administer portions of the procurement process on their own. Conversely, the logistics and fulfillment-oriented companies typically fail to offer an Internet portal or enterprise functionality, thus limiting the ability of their customers to automate the entire procurement process.

OUR ONESOURCE-TM- SOLUTION

    We believe we currently offer the only end-to-end electronic procurement solutions tailored to meet the specialized needs of government organizations. Our suite of products and services, which we call OneSource-TM-, is designed to create a paperless procurement process for our customers. Our OneSource-TM-solution is composed of:

    - An Internet-based buying portal, through which our customers can access our electronic catalogs;

    - A seamless three-tiered catalog architecture that enables our customers to purchase specialty and non-specialty goods through OrderPlace-TM-, a customer-specific catalog, and PurchasePlace-TM-, our broader proprietary catalog, both containing goods available for pre-negotiated prices. In addition, by accessing ServicePlace-TM-, our spot-buying service, our customers can acquire goods not included in the customer-specific catalogs or in our broader proprietary catalog;

    - Integration of our procurement solutions with our customers' legacy systems;

    - Electronic requisitioning, order approval, order status checking and receiving, purchase order generation, invoice matching and consolidation and accounts payable management; and

    - Electronic management of logistics and fulfillment activities, including order tracking, delivery coordination, product inspection and repackaging, bar-coding, consolidated delivery and exporting.

    BENEFITS OF ONESOURCE-TM- TO OUR CUSTOMERS. Some of the key benefits of our suite of products and services are:

    - SINGLE PROCUREMENT SOURCE. We are able to serve as a single electronic procurement source for our customers, who can purchase over 400,000 different types of goods through our electronic catalogs, as well as a wider variety of goods through our integrated spot-buy service. As a result, we are able to ensure that nearly any requisition can be managed and filled.

    - COST-EFFECTIVE AND EFFICIENT SOLUTION. OneSource-TM- can provide numerous cost efficiencies to our customers. It requires a minimal investment of customer time and capital to install, maintain and use, and enables our customers to simplify their procurement process and reduce associated administrative and labor costs. In addition, because OneSource-TM- helps to reduce procurement lead times, our customers no longer need to stockpile inventories of the products they acquire through us, thereby reducing their inventory maintenance costs.

    - ADDRESSES INDIVIDUAL CUSTOMER NEEDS. Government agencies, which are currently our primary customers, typically have unique approaches to purchasing, differing approval policies and specific purchasing objectives. OneSource-TM- allows a customer to develop a customized OrderPlace-TM- catalog containing the goods it routinely purchases, and to configure a program of services, including automated management of order approval, to meet its specific needs.

    - USER-FRIENDLY, INTERNET-BASED INTERFACES. Our browser-based OrderPlace-TM- and PurchasePlace-TM- catalogs allow users with minimal training to access a system that guides them through a detailed

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      search and requirement specification process, eliminating many purchasing errors and expensive returns.

    - COMPATIBILITY WITH LEGACY SYSTEMS. We can integrate OneSource-TM- with our customers' legacy systems. For example, under many of our government contracts, we initially interface with and accept orders through the agency's legacy procurement system and, over time, we help transition its procurement to Internet-based procurement. This integration capability allows customers to maximize the value of their previous information technology investments.

    - ASSISTANCE FULFILLING LEGAL MANDATES. Our solutions can enable government agencies to fulfill policy mandates. For example, we can help government agencies meet the widespread public policy objective of supporting small businesses and businesses owned by disadvantaged groups, by ensuring that a portion of the purchases that agencies make through us are directed to these types of businesses.

OUR STRATEGY

    Our strategy is to enhance our leadership position in providing end-to-end electronic commerce procurement solutions to the federal government and to penetrate the state and local government and small-to-medium sized enterprise markets. Key elements of our strategy include:

    - EXPAND OUR LEADERSHIP POSITION WITH THE DEPARTMENT OF DEFENSE. We are aggressively pursuing additional contract opportunities within the Department of Defense. In addition, we continue to market our solutions to end-users at the Department's bases to increase utilization of our solutions under existing contracts.

    - BUILD ON OUR EXPERIENCE WITH THE DEPARTMENT OF DEFENSE TO ESTABLISH A LEADERSHIP POSITION WITH OTHER FEDERAL AGENCIES AND DEPARTMENTS. We have also begun to successfully market our products and services to federal agencies and departments outside the Department of Defense. We believe that the expertise and track record we have developed in servicing the Department of Defense provide us with a competitive advantage in securing additional business with many federal non-defense agencies and departments, and that we can leverage our electronic catalogs to service these agencies and departments. We have recently begun selling maintenance, repair and operations goods through our Internet-based PurchasePlace-TM- portal to the Department of Agriculture, the Department of Interior, the Department of Transportation and the U.S. Postal Service.

    - LEVERAGE OUR GOVERNMENT PROCUREMENT EXPERTISE TO PENETRATE THE STATE AND LOCAL GOVERNMENT MARKET. We are expanding our direct sales, marketing and business development efforts to build our customer base among state and local government entities. We intend to leverage our electronic catalogs to offer specific categories of goods, such as vehicle maintenance and repair supplies, to state and local government agencies. Through sales of our enterprise procurement software, we have developed a customer base in this market that includes state, county and city organizations.

    - PENETRATE THE SMALL-TO-MEDIUM SIZED ENTERPRISE MARKET. We believe that many small-to-medium sized companies face challenges similar to those faced by government entities in managing their procurement processes, including limited enterprise resource planning (commonly referred to as ERP) systems, disparate legacy systems and capital investment constraints. We believe that our OneSource-TM- products and services, particularly our adaptable technology platform, including our systems integration expertise, logistics and fulfillment capabilities and ability to offer customized and fully or partially hosted solutions, are well-suited to address many of the challenges facing small-to-medium sized companies in managing their procurement processes.

    - ENHANCE THE FUNCTIONALITY OF OUR SOLUTIONS. We continue to enhance our technology, including our software, Internet portal and catalog-search capabilities, to increase the value of our solutions to our customers.

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OUR PRODUCTS AND SERVICES

    ONESOURCE-TM- PURCHASING ARCHITECTURE. OneSource-TM- allows our customers to procure goods using a three-tiered architecture. Our electronic catalog technology enables customers to search seamlessly through their customized catalogs until they locate the goods they seek to purchase. In the event customers cannot find the desired item in their customized catalog, OneSource-TM- allows them to cascade automatically to our purchasing portal, where they can continue to look for the desired item on our broader, proprietary catalog, or access our spot-buy service to outsource the purchase of any item that cannot be found in the catalogs. Customers can search our electronic catalogs through keyword, advance text-based and product attribute-driven searches. Our three-tiered catalog architecture includes:

    - ORDERPLACE-TM-. A customized, electronic catalog that contains a customer's frequently purchased goods.

    - PURCHASEPLACE-TM-. Our proprietary Internet-based catalog of specialty and non-specialty goods, which allows our customers to access goods that they do not regularly purchase. These items are maintained in the PurchasePlace-TM- catalog at pre-negotiated prices. Currently, there are over 400,000 items available through PurchasePlace-TM-.

    - SERVICEPLACE-TM-. Our Internet-accessible spot-buying service, which is integrated with OrderPlace-TM- and PurchasePlace-TM-. Through ServicePlace-TM-, our customers can gain access to our team of sourcing professionals, who locate the needed item and negotiate with the vendor for optimal terms. Once an item has been purchased through ServicePlace-TM-, it can be added to PurchasePlace-TM- if our catalog-management personnel determine that customer demand so requires. This process will, over time, reduce the number of spot-buys for our customers, making future purchases more efficient.

    Currently our electronic catalogs list over 400,000 items that span the following product categories:

Automotive parts
Bearings and power transmission
Computer software, equipment and peripherals
Electrical products
Fasteners
Food services and cafeteria equipment
Heating, ventilation and air conditioning
Irrigation products
Janitorial products
Laboratory and clean room supplies
Locks

Lumber and bulk building materials
Material handling products
Office products and machines
Paint
Plastics and adhesives
Plumbing products
Pneumatic and hydraulic hose and fittings
Safety products
Telephone and data communications products
Tools
Welding products and equipment

    OrderPlace-TM-, PurchasePlace-TM- and ServicePlace-TM- can be fully integrated with our logistics and fulfillment services. These services manage order processing, expediting and other logistics and fulfillment activities, including delivery coordination, product inspection and repackaging, bar-coding, consolidated delivery and exporting.

    ONESOURCE-TM- SOFTWARE APPLICATION. Our products and services are supported by our OneSource-TM- software application, which can be integrated with our OrderPlace-TM- and PurchasePlace-TM- electronic catalogs, our ServicePlace-TM-spot buy service, and our customers' legacy systems. The OneSource-TM- software application can manage all steps of the procurement process, supporting customized workflows for automating the approval cycle, budgeting and ERS (Evaluated Receipts Settlement). It contains a range of back office functions designed to streamline the requisition, order approval, tracking and reporting of purchases using e-mail, EDI (Electronic Data Interchange) and the Internet to fully automate the procurement process. Our software is available over the Internet as a hosted solution

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using our server network, or as a non-hosted solution on a customer's network.
It can run on servers using Microsoft Windows NT and various UNIX operating systems, as well as leading database platforms, including Oracle, MS SQL Server, and IBM's UDB/DB2. OneSource-TM- uses a thin-client design leveraging the use of industry-standard web browsers from Microsoft and Netscape.

    Using multiple industry standard and specific techniques, our software can be integrated with our customers' legacy systems, such as those from SAP AG, Oracle Corporation and PeopleSoft, Inc. Additionally, using XML (Extensible Markup Language, an industry standard for the representation of data), external application connections can be made from and to OneSource-TM-through database systems such as those from Oracle Corporation or Microsoft Corporation, transaction processors such as Microsoft's MSMQ or IBM's MQ Series, and electronic protocols such as EDI (Electronic Data Interchange) or RosettaNet. This integration capability allows customers to maximize the value of their previous information technology investments. Our OneSource-TM- software can be integrated at various stages in the procurement process, such as requisition, purchase order or accounts payable, or operate as a standalone system.

    OUR TECHNOLOGY. Our products and services are supported by our proprietary OneReq-TM- and Common Language Generator technologies:

    - ONEREQ-TM- SEARCH TECHNOLOGY. Our OneReq-TM- search technology represents a new approach to electronic catalog searching that we believe reduces both requisition time and procurement errors. Utilizing a commodity-specific database, OneReq-TM- automatically prompts our customers to provide comprehensive product attributes. Each attribute selected from a pull-down menu acts as a progressive filter to narrow the customer's search for items that meet their specifications. If an appropriate match is not found in the customer's OrderPlace-TM- electronic catalog, the customer can, with a single mouse click, be transferred to our PurchasePlace-TM- catalog, or forward an electronic requisition with complete product details to ServicePlace-TM-. Within the ServicePlace-TM-System, sourcing routines are activated to automatically direct requests for quotations to appropriate suppliers. The system will evaluate supplier responses and automatically select a supplier. The sourced and priced item is then communicated back to the requester for approval. In exception situations, the integrated spot-buy request will be routed to procurement professionals, who then have the specific information necessary to source and price the item effectively.

    - COMMON LANGUAGE GENERATOR DATA CLEANSING TECHNOLOGY. The integrity and consistency of the data in our electronic catalogs help our customers efficiently find the items they need. Our Common Language Generator technology is an advanced, proprietary software application for cleaning and categorizing legacy product descriptions. Using a knowledge database of over 60,000 advanced pattern matching rules, the Common Language Generator system classifies incoming content, identifying product characteristics and then standardizing and assigning their appropriate values. We maintain a data cleansing staff that provides the commodity knowledge required to develop the advanced pattern matching rules, which are constantly being extended and improved. Our staff also provides validation and quality assurance of the data output. In addition, we maintain an internally developed, proprietary catalog maintenance facility that can import supplier content in CBL, cXML, CIF and pXML formats.

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    ABILITY TO ADD VENDORS.  We have developed the necessary tools and organizational resources to add vendors and content to our electronic catalogs. Further, our technology infrastructure was developed to take advantage of the performance capabilities of the leading database platforms. We have the capacity to add additional vendors and accommodate increased transaction volume.

    PLATFORM FLEXIBILITY. Because we have designed OneSource-TM- as an open system, we do not need to modify any of the software code underlying OneSource-TM- to create a customized solution for a customer. Rather, we can customize OneSource-TM- as necessary by simply creating a series of customer-specific configuration files and databases that interact with the software underlying OneSource-TM-. This allows us to customize the installation of our software for each customer without actually changing the underlying application itself. Thus all OneSource-TM- customers have a common version of the application, making it easier for customers to stay current with periodic new releases and allowing our development staff to concentrate their efforts on extending the features and capabilities of the application for the benefit of all customers.

    PRIVACY/SECURITY. Proper access rights to our systems are granted to end users according to client-specified user information and business rules established in conjunction with our customers. Authentication is based on user name and user-specific passwords, which correspond to a buyer profile that controls the user's allowable ordering information. Secure Socket Layer (SSL) connections are available for authenticated and encrypted communication between clients and servers.

OUR CUSTOMERS AND CONTRACTS

    We have an established history of providing our OneSource-TM- products and services to agencies and departments of the federal government. Since 1996, we have been awarded 12 contracts to provide electronic procurement solutions to federal government agencies. Under these contracts, we typically accept orders through the agency's legacy requisitioning system and then work with the Department to transition its procurement to Internet-based systems. Our principal federal contractual arrangements are described below:

    - FLEET AUTOMOTIVE SUPPORT INITIATIVE. In May 2000, the Department of Defense awarded us several contracts under which we act as its prime vendor in the south, southeast and southwest regions of the U.S. in connection with the Department's Fleet Automotive Support Initiative. Under these contracts, we will enable the electronic procurement of maintenance items and replacement parts for all ground vehicles (including commercial, tactical, construction and material-handling vehicles) operated by the Department of Defense in the regions we service, first through MILSTRIP, the Department of Defense's legacy requisitioning system, and later through an Internet-based buying portal. Through our catalog offerings and spot-buy capabilities, end-users will have access to commercial auto parts, as well as specialty goods, such as tank treads and hatch covers. We are currently building a catalog to service these contracts. Under these contracts, we will also provide inventory management services and surge and sustainment support. In addition, we will provide various engineering, repair and technical services in conjunction with Battelle Memorial Institute, Lear Siegler Services and Eagle Support Services.

    - PRIME VENDOR MAINTENANCE, REPAIR AND OPERATING. Since 1996, the Department of Defense has awarded us contracts to serve as its prime vendor of commercial goods for use in maintenance, repair and operating activities at military bases in the northeast, northwest, southeast, southwest, south central and Hawaii regions of the United States. Under this contract, the Department's end-users procure goods through our Internet-based PurchasePlace-TM- portal. We also provide spot-buy and logistics and fulfillment services and surge and sustainment support under this contract.

    - AUTOMOTIVE PRIME VENDOR OVERSEAS. Since 1998, we have provided an electronic catalog of parts for commercial and tactical vehicles used at U.S. military installations overseas. Our electronic

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      catalog is integrated with the Department of Defense's legacy procurement system, MILSTRIP. We also provide our ServicePlace-TM- spot-buy and logistics and fulfillment services and surge and sustainment support under this contract.

    - CHEMICAL BIOLOGICAL INCIDENT RESPONSE FORCE. We act as the subcontractor to Battelle Memorial Institute, the prime vendor to the U.S. Marine Corps of all equipment and supplies required under Department of Defense initiatives to prepare nuclear, biological and chemical anti-terrorist defenses. Our electronic order system gives the U.S. Marine Corps access to a customer-specific OrderPlace-TM- Internet-based catalog of goods, such as uniforms and gas masks, and our ServicePlace-TM- integrated spot-buy capabilities, which can be used to procure non-catalog items. We provide logistics and fulfillment services to support shipments of these items around the world.

    We believe we have developed a strong record of performance in servicing our government clients, having achieved a 100% renewal rate (covering 40 option periods) on our federal government contracts. In addition, we received an overall vendor score of 93.9% (as compared to an average score of 90.7%) from the Defense Logistics Agency under its Automated Best Value vendor rating system for the 24-month rating period ended June 15, 2000. We were also part of a team that recently received the Hammer Award from the National Partnership for Reinventing Government.

STRATEGIC RELATIONSHIPS

    To ensure that we deliver comprehensive solutions that meet the complicated procurement needs of government agencies, we have established strategic relationships with companies that provide software platforms and engineering and technical services. Our software partners currently include eBreviate and Mercator. These partnerships are helping us to offer a higher degree of technical functionality in our solutions, including reverse auction technology and services and enterprise software integration technology. Our engineering and technical services partners include Battelle Memorial Institute, Lear-Siegler Services and Eagle Services. These partnerships enable us, as managers of several government procurement contracts, to offer a broader range of technical and engineering services, and, therefore, more comprehensive solutions to our government customers.

SALES AND MARKETING

    We market and sell our solutions to organizations primarily through our business development efforts and direct sales force. Since our solutions are used by many procurement agents throughout multiple government agencies and departments, our sales efforts are typically directed at multiple decision makers. We utilize sales teams consisting of sales and technical professionals who are responsible for marketing our solutions to current and prospective customers and working with individual customers to create specific solutions that address their needs. Our business development personnel manage the proposal process, assembling teams to prepare each bid or proposal and seeing the entire proposal process through to conclusion.

    Our sales professionals also play a critical role in business development by acquiring, organizing and prioritizing customer and industry feedback in order to provide direction to our business development activities. In addition, our regional field sales professionals are responsible for identifying vendors that may be suitable to provide goods through our OrderPlace-TM- and PurchasePlace-TM- catalogs and through our ServicePlace-TM- spot-buy service.

    We support our sales efforts with general marketing activities that are aimed at educating our target market, generating new sales opportunities and increasing awareness of our end-to-end business-to-government electronic procurement solutions. We conduct a wide variety of marketing activities including participation in business seminars and trade shows and maintain a comprehensive public relations program that includes establishing and maintaining relationships with the trade press,

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business press, key industry organizations and industry analysts. As of
June 30, 2000, we employed 31 sales, marketing and business development professionals.

IMPLEMENTATION SUPPORT, CUSTOMER SERVICE AND TRAINING

    We offer full implementation, training and support services for all of our solutions. Our implementation services include configuration of communications links between client hardware and the appropriate servers, as well as integration of our products into existing client hardware and systems. Our team of professionals provides full application, work process and administration training at the time of implementation, as well as a post-implementation audit. This audit, which is typically performed 6 to 9 months after implementation, examines a customer's use of OneSource-TM- through sessions among our audit personnel and the customer's purchasing agents. After the audit is completed, we provide the customer with recommendations to optimize implementation. We also offer 24-hour help desk support via telephone, email and the Internet, ensuring that our clients always have access to the customer support they need.

    We believe that customer satisfaction is essential for our long-term success. We offer comprehensive customer service programs that are tailored to meet customer needs and designed to provide dependable and timely resolution of customer inquiries. Our technical support team provides resolution of customer technical inquiries and is available by telephone and over the Internet. We also provide complete procurement and logistics and fulfillment customer service support, via telephone, email and the Internet. These customer support activities are supplemented by the customer service functions performed by our regional sales professionals including order management, demand planning, request for quotation services and customer training. We also are in the process of implementing an automated sales and customer service system that will enable us to track sales activity and customer inquiries.

RESEARCH AND DEVELOPMENT

    Through a combination of investments in internal development, strategic acquisitions, outsourcing and alliances, we have significantly expanded the scope of our products over the past two years. We have developed and improved our OneSource-TM- architecture and technology, including our PurchasePlace-TM-portal. As of June 30, 2000, we employed 47 individuals in our research and development group. Our research and development team includes a core group of research specialists focused on improving our PurchasePlace-TM- portal, and a core group of research specialists focused on developing and extending our OneSource-TM- architecture. Due to the evolving nature of the market, we intend to continue to maintain a high level of investment in new product development and enhancements, both internally or through external resources and strategic acquisitions, where and when appropriate.

PROPRIETARY RIGHTS AND LICENSING

    Our success and ability to compete depend on our ability to develop and maintain the proprietary aspects of our technology. We rely on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect the proprietary aspects of our technology. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. Finally, we seek to avoid disclosure of our intellectual property by restricting access to our source code and by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our solutions or to obtain and use information that we regard as proprietary. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and to

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
determine the validity and scope of the proprietary rights of others. Any resulting litigation could result in substantial costs and diversion of resources and could seriously harm our business.

    Our success and ability to compete also depend on our ability to operate without infringing the proprietary rights of others. We cannot be certain our services do not infringe on patents or other intellectual property rights that may relate to our solutions. In the event of a successful claim of infringement against us and our failure or inability to license the infringed intellectual property, our business would be seriously harmed.

    We rely on third-party arrangements to provide us with portions of the technology underlying our solutions, including:

    - A licensing agreement with Magic Software Enterprises, which provides the software language for portions of our Onesource-TM- solution. Our Magic license expires on January 12, 2004, but is subject to automatic annual renewals, unless Magic or we decide not to renew it.

    - A licensing agreement with Fisher, under which Fisher has granted us a perpetual, license to use its patented Electronic Sourcing System technology. We use this technology to enable our customers to search for goods in our electronic catalogs. Fisher can terminate our license if we break our obligations in the agreement.

    In addition, we have agreements with IBM that allow us to remarket its Net.Commerce software. While we use the software to support certain features of our OneSource-TM- solution, including our electronic catalog search features, we are developing and intend to continue to develop alternative technologies in the future.

COMPETITION

    The electronic commerce market is new, rapidly evolving and intensely competitive. We expect the intensity of this competition to increase significantly in the future, because in many niches of the electronic commerce market barriers to entry are minimal. We have encountered and expect to continue encountering competition from other providers, including:

    - Other electronic commerce companies that provide procurement services to government entities, such as Digital Commerce Corporation, FreeMarkets, Inc., Intelisys Electronic Commerce, Inc., National Information Consortium and VerticalNet, Inc.;

    - Enterprise purchasing software providers, such as American Management Systems, Inc., Ariba, Inc. and Commerce One, Inc., which presently conduct business-to-business electronic commerce and have entered the business-to-government market;

    - Enterprise resource planning software developers, such as Oracle Corporation, PeopleSoft, Inc., SAP AG and SYSCOM Incorporated, which are developing software that can be used as a platform for electronic procurement with integrated back-end systems;

    - Government solutions and electronic marketplaces which exist or may be developed, particularly the General Services Administration's electronic purchasing solution GSA Advantage! and the Department of Defense's electronic marketplace EMALL;

    - Electronic commerce websites maintained by retailers and traditional providers of maintenance, repair and operating goods, such as W.W. Grainger, Inc.; and

    - Companies with prime vendor contracts, including Graybar, Inc., Cameron & Barkley Company and SupplyCore.com.

    Certain of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do, and they may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to systems development than we do. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. We cannot assure you that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us could harm our business.

GOVERNMENT REGULATION OF ELECTRONIC COMMERCE (OTHER THAN GOVERNMENT PROCUREMENT)

    In addition to regulations applicable to businesses generally, we are subject to the laws and regulations applicable specifically to entities doing business through electronic commerce. Currently, few laws are directed solely at regulating electronic commerce. Those that have been adopted are primarily directed at protecting Internet user privacy. In the U.S., the Children's Online Privacy Protection Act applies to the online collection of personal information from children under the age of 13. The Federal Trade Commission has recently adopted regulations under the Act and may impose significant penalties for non-compliance with the Act or the regulations adopted thereunder. The Federal Trade Commission has also recently finalized rules under the Gramm-Leach-Bliley Act of 1991 relating to the protection of private consumer financial information both in the e-commerce and traditional financial transaction setting. In addition, bills have been introduced in Congress that would regulate the use and disclosure of certain types of private consumer information that is transmitted via the Internet.

    Laws and regulations directly applicable to electronic commerce or Internet communications are becoming more prevalent. Congress has already enacted Internet laws regarding online copyright infringement. Although not yet enacted, Congress is considering laws regarding Internet taxation. There is uncertainty regarding the marketplace impact of these and other laws or regulations that may be enacted in the future. In addition, various jurisdictions already have enacted laws that are not specifically directed to electronic commerce but that could affect our business. The applicability of many of these laws to the Internet is uncertain and could expose us to substantial liability.

    Because of the Internet's popularity and increasing use, new laws and regulations may be adopted by the federal government as well as by individual states. Such laws and regulations may cover issues such as pricing, taxation, content, copyrights, distribution and characteristics and quality of products and services, as well as additional rules relating to user privacy. In addition, the growth of the Internet and electronic commerce, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent laws and regulations. These laws may impose additional burdens on our business. The enactment of any additional laws or regulations may impede the growth of the Internet, which could decrease our potential revenue from electronic commerce or otherwise adversely affect your investment. If we were alleged to violate federal, state or foreign, civil or criminal law, even if we could successfully defend such claims, the cost of such defense and the unfavorable publicity could also materially and adversely affect your investment.

    Several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. If either of these petitions is granted, the costs of communicating on the Internet could increase substantially. This, in turn, could slow the growth of the use of the Internet. Any such legislation or regulation could adversely affect our business.

EMPLOYEES

    As of June 30, 2000, we had a total of 243 employees (including consultants), comprised of 31 in sales, marketing and business development, 47 in development and operations, 48 in finance and administration and 117 in purchasing, customer service, training and implementation support. We employ consultants to support our research and development, marketing, sales and support and administrative organizations. None of our employees is represented by any collective bargaining agreement and we have never experienced a work stoppage. We believe that our relations with our employees are good.

PROPERTIES AND FACILITIES

    Our corporate headquarters are located in Great River, New York. Set forth below are the locations and uses of our major properties, all of which we lease.

LOCATION                                                USE
--------                               -------------------------------------
Great River, New York................  Headquarters

Fairfield, New Jersey................  Office Space and Warehouse

Avon, Connecticut....................  Office Space

Honolulu, Hawaii.....................  Office Space

Chesapeake, Virginia.................  Warehouse

    We also maintain a hosted data center in Pittsburgh, Pennsylvania that is manned 24 hours per day, seven days a week in a secure facility. The facility has both Uninterrupted Power Supply (UPS) and diesel generator backup with 3000 amp and 600 volt three-phase power and the ability to maintain power for 14 days without any outside power or fuel supply. We have three full
T1 connections, from three separate Internet service providers, with fail-over capabilities. However, we do not maintain a redundant data center.

LEGAL PROCEEDINGS

    From time to time we have, and in the future we may, become involved in litigation relating to claims arising from our ordinary course of business. For example, we are currently defending against two employment discrimination claims by former employees. Although we believe that neither claim will be successful, the amount of liability that could arise with respect to these claims, or from the Cataloging Solutions, Inc. or CH Briggs Hardware Co., Inc. litigations discussed below, cannot be accurately predicted. In our opinion, based upon currently-available information, any such liability not covered by insurance will not have a material adverse effect on our business.

    CATALOGING SOLUTIONS LITIGATION. In March 2000, we filed suit in Texas state court in Montgomery County against Cataloging Solutions, Inc. and several of its individual officers and employees. Each of the individual defendants was at one time an officer or employee of us or one of our predecessor companies. Our suit alleges that the individual defendants (1) formed Cataloging Solutions in violation of their contractual obligations; and (2) misappropriated trade secrets and proprietary technology. On March 8, 2000, we obtained a temporary restraining order that prohibited the defendants from maintaining their current operations. On May 3, 2000, the Court entered a temporary injunction in our favor. Cataloging Solutions and the individual defendants have filed an appeal of the Court's temporary injunction and have requested that it be heard on an expedited basis. So long as the injunction remains in effect, we believe that the trade secrets and proprietary information that we claim were misappropriated by the defendants will be adequately protected. However, if the trial court or the appellate court dissolves the injunction, additional protective measures may be required.

    Cataloging Solutions and the individual defendants filed a counterclaim against us on April 6, 2000. Their counterclaim, as subsequently amended, alleges that their contractual obligations to us, which we seek to enforce, violate the Texas Free Enterprise Act. On June 24, 2000, the court signed an order allowing counsel for Cataloging Solutions and the individual defendants to withdraw. These defendants are now representing themselves without counsel.

    We have vigorously prosecuted our claims against the defendants, and will continue to prosecute them vigorously. In addition, we believe that the counterclaim against us is without merit and that it is unlikely that the Cataloguing Solutions and the individual defendants will prevail on their counterclaim.

    CH BRIGGS LITIGATION.  On or about May 31, 2000, CH Briggs Hardware
Co., Inc. filed suit in federal court in the Western District of Pennsylvania against us, Fisher Technology Group, Inc. (one of our predecessor companies prior to the consolidation by and spinoff from Fisher) and Fisher Scientific Company LLC (a subsidiary of Fisher). In its suit, Briggs, a former customer of one of our predecessor companies, claims breach of contract, breach of express warranties, fraud in the inducement, fraudulent misrepresentation, negligent misrepresentation, unilateral mistake and declaratory judgment, and seeks damages of approximately $2.4 million. We are required to indemnify Fisher Scientific Company LLC for its damages in this litigation. It is likely that we will maintain a counterclaim against Briggs as part of this litigation. Although we do not believe Briggs will prevail in its lawsuit, if it were to prevail, we believe any damages awarded to it would not have a material impact on our business.

                                   MANAGEMENT

    Set forth below is certain information concerning our directors and executive officers. We are currently seeking a qualified "independent" person to serve as a member of our Board. Our charter and bylaws provide that our Board of Directors will be divided into three classes. The classes are staggered so that the term of one class expires each year. The officers serve at the discretion of the Board.

    The names, ages and positions of our directors, executive officers and certain significant employees are set forth below.

NAME                                                AGE                             POSITION
----                                        --------------------   ------------------------------------------
Paul M. Montrone..........................                    58   Chairman of the Board

Paul M. Meister...........................                    47   Vice Chairman of the Board

Reuven Battat.............................                    43   President, Chief Executive Officer and
                                                                   Director

Fred A. Seigel............................                    44   Executive Vice President, Chief Operating
                                                                   Officer and Director

Ken Farber................................                    41   Senior Vice President, Business
                                                                   Development

Michael Guido.............................                    48   Senior Vice President, Global Sales

Yosee Feldman.............................                    44   Vice President and Chief Technology
                                                                   Officer

John D. Sanford...........................                    46   Vice President, Chief Financial Officer
                                                                   and Treasurer

Todd Wilson...............................                    38   Vice President, Finance

Todd M. DuChene...........................                    37   Secretary

Philip E. Beekman.........................                    68   Director

Anthony J. DiNovi.........................                    37   Director

Scott M. Sperling.........................                    42   Director

    PAUL M. MONTRONE, 58, has been the Chairman of our Board since 1999.
Mr. Montrone has been Chairman of the Board and Chief Executive Officer of Fisher since prior to 1995 and served as President and Chief Executive Officer of Fisher from prior to 1995 until 1998. Since prior to 1995, Mr. Montrone has been Chairman of the Board of The General Chemical Group Inc. ("General Chemical") (a producer of soda ash and calcium chloride) and since April 1999 he has been Chairman of the Board of GenTek Inc. ("GenTek") (a manufacturer of telecommunications, automotive and performance products). Mr. Montrone is also a director of Waste Management Inc.

    PAUL M. MEISTER, 47, has been Vice Chairman of our Board since 1999.
Mr. Meister served as our Chief Executive officer from March 30, 1999 to September 17, 1999. He has been Vice-Chairman of the Board, Executive Vice President and Chief Financial Officer of Fisher since 1998. From prior to 1995 until 1998, Mr. Meister was Senior Vice President and Chief Financial Officer of Fisher. Since 1994, Mr. Meister has been a director of General Chemical, serving as Vice Chairman since 1998. Since April 1999, Mr. Meister has been Vice Chairman of GenTek. Mr. Meister is also a director of M&F Worldwide Corp. and Mineral Technologies Inc.

    REUVEN BATTAT, 43, has been a director and our President and Chief Executive Officer since January, 2000. For more than 5 years prior to joining us, Mr. Battat served in a variety of capacities at Computer Associates International, Inc., including President of their interBiz Solutions unit, Executive Vice President and General Manager of Worldwide Marketing, and Senior Vice President of Research and Development, in which capacity he was responsible for the development and marketing of Computer Associates' Unicenter TNG enterprise management solution.

    FRED A. SEIGEL, 44, has been one of our directors since June 1999 and our Executive Vice President and Chief Operating Officer since January 2000.
Mr. Seigel has served as Managing Director of Latona Associates Inc., a leading merchant bank, since September 1999. Prior to Latona, Mr. Seigel spent six years as President and Director of Energy Capital Partners, which provided financing for energy projects throughout the United States. He also served as a limited partner in two large-scale co-generation projects representing a total investment of $350 million. Mr. Seigel is a director of Terrace Holdings, Inc. (a food distributor).

    KEN FARBER, 41, has been our Senior Vice President, Business Development since May 2000. Since prior to 1995, Mr. Farber served in a variety of capacities at Computer Associates International, Inc., including Senior Vice President, Strategic Worldwide Alliances, in which capacity he was responsible for the company's worldwide relationships with strategic hardware, software and development partners, and Vice President of Marketing, in which capacity he was responsible for marketing strategies for enterprise and application management solutions.

    MICHAEL GUIDO, 48, has been our Senior Vice President, Global Sales since June 2000. From April 1999 until June 2000, Mr. Guido served as Executive Vice President of Sales for TREEV. From July 1998 until April 1999, Mr. Guido served as a senior vice president at AMS Holdings Group where he was responsible for marketing, field and sales support. From March 1997 until July 1998, Mr. Guido was a senior vice president at CACI. From March 1996 until March 1997, Mr. Guido served as President and CEO of DBE Software, of which he was also a co-founder. Prior to joining DBE Software, Mr. Guido spent approximately
20 years at Computer Associates International, Inc., where he served in a variety of senior management and executive positions.

    YOSEE FELDMAN, 44, has been our Vice President and Chief Technology Officer since March 2000. From July 1995 to June 1999, Dr. Feldman was a member of IBM's Research Division, first in the company's Watson Research Center in New York and later in its E-Commerce Research Lab in Tel-Aviv, Israel. Much of Dr. Feldman's work at IBM involved the development of technology to ensure the security of payments made through the Internet.

    JOHN D. SANFORD, 46, has been our Vice President, Chief Financial Officer and Treasurer since April 2000. From 1997 to 1999, Mr. Sanford served as Executive Vice President and Chief Financial Officer of CDI Corporation, a diversified technical staffing and permanent placement company. From February to October 1997, Mr. Sanford served as Vice President, Chief Financial Officer and Treasurer of Waste Management, Inc., and he was Treasurer of Waste
Management, Inc. from 1996 to 1997. Prior to 1996, Mr. Sanford served as Chief Financial Officer of Wheelabrator Technologies Inc.

    TODD WILSON, 38, has been our Vice President, Finance since 1999. From 1998 to 1999, Mr. Wilson was Vice President, Finance of Strategic Procurement Services, Inc. From January 1998 to August 1998, Mr. Wilson served as Chief Financial Officer at Aegis Bancorp. From 1994 to 1997, Mr. Wilson was Vice President, Finance for Sega GameWorks, an entertainment joint venture between Sega, DreamWorks and Universal Studios.

    TODD M. DUCHENE, 37, has been our Secretary since 1999. Since 1996,
Mr. DuChene has been Vice President, Secretary and General Counsel of Fisher. Mr. DuChene has been Secretary of General Chemical since 1998 and Secretary of GenTek since April 1999. From 1995 to 1996, Mr. DuChene was Senior Vice President, Secretary and General Counsel of OfficeMax, Inc; he was Vice President, Assistant Secretary and General Counsel of Office Max, Inc. from 1994 to 1995.

    PHILIP E. BEEKMAN, 68, has been one of our directors since 1999. Since prior to 1995, Mr. Beekman has been President of Owl Hollow Enterprises. Until 1994, Mr. Beekman was Chairman of the Board and Chief Financial Officer of Hook-SupeRx, Inc. Mr. Beekman is a director of Linens `n Things Inc., Kendle International Inc. and Sunbeam Corporation.

    ANTHONY J. DINOVI, 37, has been one of our directors since 1999. Since prior to 1995, Mr. DiNovi has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, presently serving as Principal Managing Director. Mr. DiNovi is Vice President and Trustee of THL Equity Trust III, Vice President of Thomas H. Lee Advisors I and T.H. Lee Mezzanine II. Mr. DiNovi is also a director of Fisher, Vertis, Inc. U.S. LEC Corp., Eye Care Centers of America, Inc., Fairpoint Communications, Inc., Safelite Glass Corp. and various private corporations.

    SCOTT M. SPERLING, 42, has been one of our directors since 1999. Since 1994, Mr. Sperling has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, presently serving as Principal Managing Director. In addition, Mr. Sperling is President of TH Lee, Putnam Capital, L.P., Vice President and Trustee of THL Equity Trust III and a director of Fisher, GenTek, Vertis, Wyndham International, Inc., CTC Communications Corp. and Safelite.

STAGGERED BOARD

    Our certificate of incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our Board of Directors will be elected each year: Mr. Beekman's and Mr. Sperling's terms as director expire at the 2001 annual meeting of stockholders; Mr. Battat's and Mr. Meister's terms as director expire at the 2002 annual meeting of stockholders; and Mr. DiNovi's, Mr. Montrone's and Mr. Seigel's terms as director expire at the 2003 annual meeting of stockholders. See "Description of Capital Stock--Anti-Takeover Provisions of Our Charter and Bylaws."

    See "Certain Transactions" for a description of certain transactions between us and any of our directors, officers or persons with whom our directors or officers are related or entities in which they have an interest.

BOARD COMMITTEES

    Our Board has three standing Committees: the Audit Committee, the Compensation Committee, and the Nominating Committee.

    The Audit Committee of our Board consists of Messrs. Beekman, DiNovi and Seigel, with Mr. DiNovi serving as Chairman. Only Mr. Beekman is "independent" within the meaning of the NASD rules concerning such matters. We expect that any new directors who are independent will serve on our Audit Committee.

    On June 6, 2000, our board adopted a new charter for the Audit Committee. The committee's new charter contains the Audit Committee's mandate, membership requirements, and duties and obligations. The Audit Committee will annually review the charter to determine its adequacy and, if appropriate, recommend revisions to our board. Under the new charter, the Audit Committee is responsible for, among other tasks, recommending the firm to be appointed as independent accountants to audit our financial statements and to perform services related to the audit; reviewing with management and the independent accountants our year-end operating results; considering the adequacy of our internal accounting and control procedures; reviewing the non-audit services to be performed by the independent accountants, if any; and considering the effect of such performance on the accountants' independence.

    The Compensation Committee of our board consists of Messrs. Beekman, Meister and Sperling, with Mr. Beekman serving as Chairman. It is responsible for the review and recommendation of compensation arrangements for directors and officers, for the approval of such arrangements for other senior level employees, and for the administration of certain of our employee benefit and compensation plans.

    The Nominating Committee of our board consists of all members of our board, with Mr. Meister serving as Chairman. Our by-laws prescribe an advance notice procedure with regard to the nomination, other than by or at the direction of the board or a committee of the board, of candidates for election as directors (the "Nomination Procedure"). The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination to our Secretary. The requirements as to the form and timing of that notice are specified in our by-laws. The investors' agreement, to which holders of more
than   % of our common stock following the offering are parties, reflect the agreement of these stockholders regarding the election of certain of our directors. See "Certain Transactions--The Equity Investors."

COMPENSATION OF DIRECTORS

    Our Non-employee directors are entitled to receive cash compensation and compensation pursuant to the plans described below.

    CASH COMPENSATION. Non-employee directors (other than Messrs. Montrone and Meister) receive compensation of $10,000 per year, with no additional fees for attendance at Board of Directors or committee meetings.

    DEFERRED COMPENSATION PROGRAM FOR DIRECTORS UNDER THE PROCURENET, INC. 2000 LONG-TERM INCENTIVE PLAN. Under the 2000 LTIP (as defined below), our directors may elect to defer all or any part the compensation they receive from us to subsequent calendar years. Any deferred compensation is credited to a stock account established in the director's name, which account then holds so-called phantom shares of our common stock, the value of which is equal to the dollar amount of the deferred compensation divided by the fair market value of our common stock at the time of the deferral. Any cash dividends that we subsequently declare on our common stock are credited to the director's stock account as a purchase of additional phantom shares. At the time of deferral, a director must elect whether: (i) his or her stock account will be paid in cash, shares of our common stock, or a combination thereof; (ii) such payment will occur immediately upon termination of his or her tenure as one of our directors or on the first business day of any calendar year following the termination; and
(iii) such payment will be in a lump sum or in annual installments over a period not exceeding 10 years. In addition, a director may make an election to receive an in-service distribution of his or her stock account, provided that the request is as of a date at least one year from the election to defer. A director who elects to receive an in-service distribution is prohibited from participating in the deferred compensation plan for the year of withdrawal and the two calendar years following the year of withdrawal. See
"--ProcureNet, Inc. 2000 Long-Term Incentive Plan" below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Paul M. Meister and Scott M. Sperling, two members of our Compensation Committee, serve on the Board of Directors of Fisher, and Fisher executive officers serve on our Board of Directors. See "Certain Transactions--Our Relationship with Fisher."

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

    Article Fourteen of our Certificate of Incorporation provides for the indemnification by us of our directors and officers to the full extent permitted by the Delaware Law. Pursuant to Section 145 of the Delaware Law, we have purchased insurance on behalf of our present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

    Pursuant to specific authority granted by Section 102 of the Delaware Law, Article Fourteen of our Certificate of Incorporation contains the following provision regarding limitation of liability of directors and officers:

           "(a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
           (iii) under Section 174 of the Delaware General Corporation Law, or
           (iv) for any transaction from which the director derived an improper personal benefit."

EXECUTIVE COMPENSATION

    The following summary compensation table sets forth information concerning compensation awarded to, earned by, or paid by us to our Chief Executive Officers and our four highest compensated executive officers who were serving as executive officers at the end of fiscal year 1999 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM COMPENSATION AWARDS
                                                                           ------------------------------------------------
                                                                                               SECURITY
                                              ANNUAL COMPENSATION             OTHER           UNDERLYING        ALL OTHER
                                       ---------------------------------      ANNUAL         OPTIONS SARS      COMPENSATION
                                         YEAR     SALARY ($)   BONUS ($)   COMPENSATION          (#)               ($)
                                       --------   ----------   ---------   ------------   ------------------   ------------
Paul M. Meister(1)...................    1999            --          --           --                750,000           --
  Chief Executive Officer
Walter Ulrich(2).....................    1999        62,500          --        8,037(3)           1,000,000          230(4)
  Chief Executive Officer
Richard Hahn(5)......................    1999       174,999     190,000           --                225,000          228(4)
  Vice President, Marketing
Marvin Slayton(5)....................    1999       248,713          --           --                454,000        2,252(7)
  Vice President, Technology
Gerald O'Connell(6)..................    1999       248,713          --           --                608,000        2,428(7)
  Vice President, Sales
Todd Wilson..........................    1999       200,000      38,082           --                150,000        3,586(7)
  Vice President, Finance

------------------------

(1) Mr. Meister was an executive officer of our company only from March 1999 until August 1999.

(2) Mr. Ulrich was our Chief Executive Officer from August 1999 until
    January 2000, when Reuven Battat became our President and Chief Executive Officer. Mr. Ulrich's employment with us has been terminated. In connection with his termination of employment, the number of options held by Mr. Ulrich was reduced to 200,000. See "--Walter Ulrich Termination Agreement."

(3) Represents residential rental payments of $5,475 for the period of September through December 1999 and furniture rental payments of $2,562 for the same period.

(4) Represents the dollar value of premiums paid by the registrant for term life insurance.

(5) Mr. Hahn and Mr. Slayton continue to be officers, but not executive officers, of our company.

(6) Mr. O'Connell is no longer employed by us.

(7) For Marvin Slayton, represents $1,986 in qualified plan matching contributions and a $266 term life insurance premium; for Gerald O'Connell, represents $2,019 in qualified plan matching contributions and a $408 term life insurance premium; and for Todd Wilson, represents $3,166 in qualified plan matching contributions and a $420 term life insurance premium.

OPTION GRANTS IN FISCAL 1999

    The following table sets forth information concerning individual grants of stock options to our Named Executive Officers during fiscal year 1999 for the purchase of our common stock. All unexercised options to purchase such common stock will remain outstanding pursuant to the terms and conditions of the option's existing grant. For a discussion of the stock option plans under which we grant stock options to our executive officers, see "ProcureNet, Inc. 1999 Equity and Incentive Plan" and "ProcureNet, Inc. 2000 Long-Term Incentive Plan" below.

                                                                                       POTENTIAL REALIZABLE
                                              % OF TOTAL                                 VALUE AT ASSUMED
                                NUMBER OF      OPTIONS                                 ANNUAL RATES OF STOCK
                               SECURITIES     GRANTED TO                              PRICE APPRECIATION FOR
                               UNDERLYING     EMPLOYEES    EXERCISE OR                    OPTION TERM(2)
                                 OPTIONS      IN FISCAL    BASE PRICE    EXPIRATION   -----------------------
NAME                          GRANTED(1)(#)    YEAR(%)       ($/SH)         DATE          5%          10%
----                          -------------   ----------   -----------   ----------   ----------   ----------
Paul M. Meister(3)..........     750,000          8.4         0.15         4/15/09     $70,751      $179,296
Walter Ulrich(4)............     500,000          5.6         0.80         8/16/09          --            --
                                 500,000          5.6         5.00         8/16/09          --            --
                                 175,000          2.0         0.80         4/15/09          --            --
                                  50,000          0.6         5.00         4/15/09          --            --
Richard Hahn(5).............
Marvin Slayton(5)...........     454,000          5.1         1.00         4/15/09          --            --
Gerald O'Connell(6).........     608,000          6.8         1.00         4/15/09          --            --
Todd Wilson.................      75,000          0.8         0.80         4/15/09          --            --
                                  75,000          0.8         5.00         4/15/09          --            --

------------------------

(1) Each of the stock options granted to the executive officers (other than Walter Ulrich) in 1999 vests and becomes exercisable in equal annual installments of 25% on April 15 of the years 2000, 2001, 2002 and 2003. In the case of Walter Ulrich, stock options vest and become exercisable in equal annual installments of one-third on August 16 of 2000, 2001 and 2002. In connection with his termination of employment, the number of options held by Mr. Ulrich was reduced to 200,000. See "--Walter Ulrich Termination Agreement" below.

(2) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. There can be no assurance that any of the values reflected in the table will be achieved.

(3) Mr. Meister was an executive officer of our company only from March 1999 until August 1999.

(4) Mr. Ulrich was our Chief Executive Officer from August 1999 until
    January 2000, when Reuven Battat became our President and Chief Executive Officer. Mr. Ulrich's employment with us has been terminated. See "--Walter Ulrich Termination Agreement."

(5) Mr. Hahn and Mr. Slayton continue to be officers, but not executive officers, of our company.

(6) Mr. O'Connell is no longer employed by us.

FISCAL 1999 AND YEAR-END OPTION VALUES

    The following table sets forth information concerning the value of unexercised options to purchase our common stock at the end of fiscal year 1999. All unexercised options to purchase our common stock will continue to remain outstanding pursuant to the terms and conditions of the option's existing grant. No option was exercisable during 1999 and, accordingly, no executive officer exercised any stock option during 1999. For a discussion of the stock option plans under which we grant stock options to our executive officers, see "ProcureNet, Inc. 1999 Equity and Incentive Plan" and "ProcureNet, Inc. 2000 Long-Term Incentive Plan" below.

                                   NUMBER OF PROCURENET
                                     SHARES UNDERLYING
                                     UNEXERCISED (AND          VALUE OF UNEXERCISED
                                  UNEXERCISABLE) OPTIONS       IN-THE-MONEY OPTIONS
NAME                              AT DECEMBER 31, 1999(#)   AT DECEMBER 31, 1999($)(1)
----                              -----------------------   --------------------------
Paul M. Meister(2)..............            750,000                   37,500
Walter Ulrich(3)................          1,000,000                        0
Richard Hahn(4).................            225,000                        0
Marvin Slayton(4)...............            454,000                        0
Gerald O'Connell(5).............            608,000                        0
Todd Wilson.....................            150,000                        0

------------------------

(1) Stock options are classified as in-the-money if the fair market value of the underlying common stock exceeds the exercise price of the option. The value of such in-the-money options shown above is the difference between the exercise price and the estimated fair market value of the underlying common stock as of December 31, 1999. The estimated fair market value of the Common Stock on December 31, 1999 was $.20 per share.

(2) Mr. Meister was an executive officer of our company only from March 1999 until August 1999.

(3) Mr. Ulrich was our Chief Executive Officer from September 1999 until January 2000, when Reuven Battat became our President and Chief Executive Officer. Mr. Ulrich's employment with us has been terminated. See "--Walter Ulrich Termination Agreement."

(4) Mr. Hahn and Mr. Slayton continue to be officers, but not executive officers, of our company.

(5) Mr. O'Connell is no longer employed by us.

WALTER ULRICH TERMINATION AGREEMENT

    We have entered into a separation agreement and general release with Walter Ulrich, our former Chief Executive Officer. Under this agreement, Mr. Ulrich's term as our chief executive officer ceased as of January 21, 2000, and Mr. Ulrich received: (i) a severance payment of $75,000, payable in two installments of $37,500 on each of January 30, 2000 and April 5, 2000; (ii) a six month consulting contract with us for $12,500 per month; and (iii) the right, notwithstanding his termination, to retain 100,000 stock options having an exercise price of $0.80 per share, and 100,000 stock options having an exercise price of $5.00 per share, he received from us under our 1999 LTIP (as defined below), which options will, subject to certain limitations and, unless earlier vested upon the occurrence of a Vesting Event, vest in equal installments on August 16th of 2000, 2001 and 2002. If a "Vesting Event" does not occur on or before September 30, 2000, then 50% of Mr. Ulrich's options shall become void, terminated, forfeited and cancelled as of September 30, 2000. A "Vesting Event" is defined in our separation agreement and general release with Mr. Ulrich as the consummation of, or the entering into a binding agreement with respect to, an initial public offering, underwritten by one or more nationally-recognized investment banking firms, that results in our receipt of not less than $50 million dollars in aggregate net offering proceeds, or our merger, sale or other consolidation with or to an unaffiliated party, which merger, sale or consolidation values us (on an enterprise basis) at not less than $50 million.

REUVEN BATTAT EMPLOYMENT AGREEMENT

    We have entered into an employment agreement with Reuven Battat, our President and Chief Executive Officer. This agreement has a term of five years, ending on January 19, 2005, during which term Mr. Battat shall be paid an annual base salary of not less than $400,000, as well as an annual bonus of not more than of 100% of his annual base salary. Under the terms of the agreement, the value of Mr. Battat's bonus will be determined by reference to certain performance targets mutually established by Mr. Battat and the Compensation Committee of our board; provided, however, that his year 2000 bonus shall be $400,000. If, prior to expiration of our agreement with him, we terminate
Mr. Battat without cause, or if Mr. Battat gives opts to terminate his employment with us under certain circumstances, including a change of control, Mr. Battat will receive: (1) the balance of his base salary for the term of the agreement; (2) a bonus of 100% of base salary per year, payable over the balance of the term of the agreement; (3) the full release of his $750,000 recourse note payable to us; and (4) paid medical insurance for the term of the agreement or the COBRA period, whichever is longer. In addition, we have certain rights to purchase Mr. Battat's shares, as described under "Certain Transactions--Reuven Battat Stock Purchase."

PROCURENET, INC. 1999 EQUITY AND INCENTIVE PLAN

    The ProcureNet 1999 Long-Term Incentive Plan (the "1999 LTIP") provides for the grant of the following types of awards: (1) stock options, including incentive stock options; (2) stock appreciation rights ("SARs"); (3) restricted stock and restricted units; (4) dividend equivalent rights and (5) other cash and stock-based awards (each, an "Award").

    The 1999 LTIP is administered and interpreted by the Compensation Committee, which selects persons to receive Awards, determines the types of Awards and sets the terms, conditions and provisions of the Awards consistent with the 1999 LTIP.

    LTIP awards may be granted to our selected employees (including executive officers), and independent contractors, as well as those of our subsidiaries and affiliates. The number of individuals eligible to participate in the 1999 LTIP is presently 168, but will vary from year to year.

    Without giving effect to the      for      reverse split of our common stock
taking place on      , 2000, there are 10 million shares of our common stock
reserved for awards under the 1999 LTIP. These shares may be authorized but unissued shares. If shares subject to an option under the 1999 LTIP cease to be subject to such option, or if an award terminates without a payment being made to the participant in the form of our common stock, such shares will again be available for future award under the LTIP. In the event of certain changes in our capital structure affecting our common stock, the Compensation Committee may make appropriate adjustments in the number of shares that may be awarded, the number of shares covered by outstanding awards, the exercise price of outstanding awards and performance goals, if any.

    Without giving effect to the      for      reverse split of our common stock
taking place on      , 2000, no more than 5 million shares of our common stock
may be awarded in respect of stock based awards to any single participant over the term of the plan.

STOCK OPTIONS

    The Compensation Committee may grant options to purchase shares of our common stock that are either "qualified," which are options that satisfy the requirements of Section 422 of the Internal Revenue Code (the "Code") for incentive stock options, or "nonqualified," which are those awards that are not intended to satisfy the requirements of Section 422 of the Code. Under the terms of the 1999 LTIP, the exercise price of the options will not, unless the Compensation Committee determines otherwise, be less than (1) in the case of incentive stock options, 100% of the fair market value of our common stock at the time such options are granted; or (2) in the case of non-qualified stock options, 50% of the fair market value of our common stock at the time such options are granted. In the case of a person who owns stock possessing more than ten percent of the total combined voting power of all classes of our stock, or of a parent or subsidiary of us ("Ten Percent Shareholder"), the exercise price of an incentive stock option may not be less than 110% of the fair market value on the date of the grant.

    The term of an option and the period during which it may be exercised are established by the Compensation Committee, provided that the term of an incentive stock option may not exceed 10 years. In addition, incentive stock options granted to a Ten-Percent Shareholder may not be exercisable later than five years after the date of the grant.

STOCK APPRECIATION RIGHTS

    The 1999 LTIP authorizes the Compensation Committee to grant SARs that entitle the participant to receive the excess of the fair market value of a stated number of shares of our common stock on the date of exercise over the base price of the SAR. The Committee determines when an SAR is exercisable, the method of exercise, and whether settlement of the SAR is to be made in cash, shares of our common stock or a combination of the foregoing.

RESTRICTED STOCK AND RESTRICTED UNITS

    The 1999 LTIP authorizes the Compensation Committee to grant Awards in the form of restricted stock and restricted units. Restricted stock is an Award of our common stock and a restricted unit is a contractual right to receive common stock (or cash based on the fair market value of our common stock). Such Awards are subject to such terms and conditions, if any, as the Compensation Committee deems appropriate. Participants may vote their shares of restricted stock and, subject to conditions determined by the Compensation Committee, are entitled to receive dividends with respect to restricted stock. Restricted stock and restricted units generally become vested and nonforfeitable upon the lapse of the applicable restriction period and/or the attainment of pre-established performance goals during the applicable restriction period.

DIVIDEND EQUIVALENT RIGHTS

    A dividend equivalent right entitles the participant to receive dividends on the shares of our common stock underlying an Award. Dividend equivalent rights may be paid currently to a participant or reinvested in additional shares of our common stock or other investment vehicle.

CASH OR OTHER STOCK-BASED AWARDS

    The Compensation Committee is authorized to grant cash or other stock-based awards. These awards may be granted with payment contingent upon the attainment of certain performance goals so long as such goals relate to periods of performance in excess of one calendar year. Performance goals under the plan may be based on one or more of the following: (i) pre-tax or after-tax income,
(ii) operating profit, (iii) return on equity, assets, capital or investment,
(iv) earnings or book value per share, (v) sales or revenue, (vi) operating expenses, (vii) stock price appreciation and (viii) implementation or completion of critical projects or processes. Any participant who is a "covered employee" within the meaning of Section 162(m) of the Code may not receive a cash-based award of more than $750,000 in respect of any performance period.

CHANGE OF CONTROL

    In the event of a change in control, all outstanding awards become fully vested and/or immediately exercisable and all performance goals will be deemed achieved, unless otherwise determined by the Compensation Committee at the time of the grant and evidenced in an award agreement. Upon the occurrence of a change in control, the purchaser of our assets or stock may provide plan participants with the same kind of consideration delivered to shareholders generally, or our Board may cancel outstanding stock options. Under the 1999 LTIP, a "Change in Control" will be deemed to have occurred if (1) any person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than 10% of our then outstanding common stock will acquire such additional shares of common stock, such that following such acquisition such person or group and affiliates beneficially own 50% or more of our common stock outstanding, or (2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on April 15, 1999, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of our directors) whose appointment or election by the board or nomination for election by our stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on April 15, 1999 or whose appointment, election or nomination for election was previously so approved or recommended.

    Upon our dissolution or liquidation, all awards granted under the 1999 LTIP will terminate, but each grantee has the right, immediately prior to such dissolution or liquidation, to exercise his or her awards to the extent then exercisable.

LOANS

    The 1999 LTIP provides that we may make loans to participants to enable them to purchase our common stock.

AMENDMENT AND TERMINATION

    The 1999 LTIP also provides that the Board may suspend, terminate or amend the plan at any time; provided, however, that no such action may, without the consent of a participant, adversely affect the participant's rights under any outstanding award.

PROCURENET, INC. 2000 LONG-TERM INCENTIVE PLAN

    The ProcureNet 2000 Long-Term Incentive Plan (the "2000 LTIP") provides for the grant of the following: (1) stock options, including incentive stock options; (2) stock appreciation rights ("SARs"); (3) restricted stock and restricted units; (4) performance shares and performance units; (5) stock awards; (6) deferred stock units; and (7) dividend equivalent and interest rights (each, an "Award").

    The 2000 LTIP is administered and interpreted by the Compensation Committee, which selects persons to receive Awards, determined the types of Awards and sets the terms, conditions and provisions of the Awards consistent with the 2000 LTIP.

    2000 LTIP awards may be granted to our key employees (including executive officers), directors (both employee and non-employee directors) and consultants, as well as those of our subsidiaries and affiliates. The number of individuals eligible to participate in the 2000 LTIP is presently [168], but will vary from year to year.

    Without giving effect to the      for      reverse split of our common stock
taking place on      , 2000, there are 18 million shares of our common stock
reserved for awards under the 2000 LTIP. These shares may be authorized but unissued shares. If shares subject to an option under the 2000 LTIP cease to be subject to such option, or if an award otherwise terminates without a payment being made to the participant in the form of our common stock, such shares will again be available for future award under the LTIP. In the event of certain changes in our capital structure affecting our common stock, the Compensation Committee may make appropriate adjustments in the number of shares that may be awarded, the number of shares covered by outstanding awards and the exercise price of outstanding awards.

    Without giving effect to the      for      reverse split of our common stock
taking place on      , 2000, no participant in the 2000 LTIP may be granted
options or stock appreciation rights covering more than 10 million shares of our common stock in any calendar year.

STOCK OPTIONS

    The Compensation Committee may grant options to purchase shares of our common stock that are either "qualified," which are awards that satisfy the requirements of Section 422 of the Internal Revenue Code (the "Code") for incentive stock options, or "nonqualified," which are awards that are not intended to satisfy the requirements of Section 422 of the Code. Under the terms of the 2000 LTIP, the exercise price of the options will not, unless the Compensation Committee determines otherwise, be less than (1) in the case of incentive stock options, 100% of the fair market value of our common stock at the time such options are granted; or (2) in the case of non-qualified stock options, 50% of the fair market value of our common stock at the time such options are granted. In the case of a person who owns stock possessing more than ten percent of the total combined voting power of all classes of our stock, or of a parent or subsidiary of us ("Ten Percent Shareholder"), the exercise price of an incentive stock option may not be less than 110% of the fair market value on the date of the grant. A deferred compensation provision in the 2000 LTIP provides for grants of stock options having below market exercise prices. In such case, the number of shares of stock subject to the options granted under a deferral election is determined by dividing the amount of the waived cash bonus by the difference between the fair market value of the stock on the date the option is granted and the exercise price of the options.

    The term of an option and the period during which it may be exercised are established by the Compensation Committee, provided that the term of an incentive stock option may not exceed 10 years. In addition, incentive stock options granted to a Ten-Percent Shareholder may not be exercisable later than five years after the date of the grant.

    The Compensation Committee may provide that a participant who delivers shares of our common stock to exercise an option when the market value of our common stock exceeds the exercise price of the option will be automatically granted new options for the number of shares delivered to exercise the option ("reload options"). Reload options will be subject to the same terms and conditions as the related option except that the exercise price will be the fair market value on the date the reload option is granted and such reload option will not be exercisable for six months.

STOCK APPRECIATION RIGHTS

    The 2000 LTIP authorizes the Compensation Committee to grant SARs that entitle the participant to receive the excess of the fair market value of a stated number of shares of our common stock on the date of exercise over the base price of the SAR. The base price may not be less than 50% of the fair market value of our common stock on the date the SAR is granted. The Committee shall determine when an SAR is exercisable, the method of exercise, and whether settlement of the SAR is to be made in cash, shares of our common stock or a combination of the foregoing.

RESTRICTED STOCK AND RESTRICTED UNITS

    The 2000 LTIP authorizes the Compensation Committee to grant Awards in the form of restricted stock and restricted units. Restricted stock is an Award of our common stock and a restricted unit is a contractual right to receive common stock (or cash based on the fair market value of our common stock). Such Awards will be subject to such terms and conditions, if any, as the Compensation Committee deems appropriate. Participants may vote their shares of restricted stock and, subject to conditions determined by the Compensation Committee, are entitled to receive dividends paid with respect to restricted stock. Restricted stock and restricted units generally become vested and nonforfeitable upon the lapse of the applicable restriction period and/or the attainment of pre-established performance goals during the applicable restriction period.

UNRESTRICTED STOCK AWARDS

    The Compensation Committee may, in its sole discretion, grant an award of unrestricted shares of our common stock to any participant. A participant may also elect to receive all or a portion of the cash compensation (including directors' fees) payable to such participant in the form of unrestricted shares of our common stock.

PERFORMANCE SHARES AND PERFORMANCE UNITS

    The 2000 LTIP allows for the grant of Awards in the form of performance shares and performance units. Performance stock is an Award of our common stock and a performance unit is a contractual right to receive our common stock (or cash based on fair market value of our common stock). Such awards will be contingent upon the attainment, in whole or in part, of certain performance objectives over a period to be determined by the Compensation Committee. Participants will not be entitled to receive either currently or at a future date, dividends or other distributions paid with respect to performance shares or performance units.

DEFERRED STOCK UNITS

    An Award of deferred stock confers upon a participant who is one of our directors the right to receive shares of our common stock at the end of a specified deferral period. On or before December 31 of any calendar year and subject to the terms and conditions as determined by the Compensation Committee, a participant who is a director may be permitted to defer receipt of all or a portion of his or her director fees for the following year and receive the equivalent amount in notional shares of our common stock ("Phantom Stock") based on the fair market value of our common stock on the date of grant. Phantom Stock carry no voting rights until the shares of our common stock underlying such Phantom Stock have been issued. A participant will be entitled to dividend equivalents with respect to Phantom Stock credited to the participant's stock account under the 2000 LTIP. Phantom Stock and dividend equivalents with respect thereto are fully vested at all times. Amounts credited to a participant's stock account will be distributed in cash, stock or a combination thereof upon the termination of such participant's service on our Board.

DIVIDEND EQUIVALENT AND INTEREST RIGHTS

    A dividend equivalent right entitles the participant to receive dividends on the shares of our common stock underlying an Award. Dividend equivalent rights may be paid currently to a participant or be reinvested in additional shares of our common stock. Any Award under the 2000 LTIP that allows for the deferral of cash may provide for "interest rights" (i.e., the payment of interest) in connection with such Awards.

CHANGE OF CONTROL

    If there is a "Change of Control," all options and SARs that are not then vested will become vested and any restrictions or limitations will lapse. The effect on any other Award will be as set forth in the agreement under which the Award was granted. For these purposes, a "Change of Control" shall mean the occurrence of any of the following events, subject to certain exceptions:

    (1) a change in the composition of a majority of our Board of Directors unless the selection or nomination of each of the new members was approved by a majority of incumbent members of our Board of Directors;

    (2) the acquisition by any person or group, with certain exceptions (including acquisitions by the stockholders party to our investors' agreement), of the beneficial ownership of securities representing more than 35% of the voting power of our then outstanding voting securities having the right to elect directors;

    (3) our stockholders approve (a) a merger or other business combination with a third-party entity, (b) the sale of all or substantially all of our assets (other than with or to a stockholder party to our investors' agreement); or

    (4) any plan or proposed plan for liquidation of dissolution of us.

AMENDMENT AND TERMINATION

    The Board or the Compensation Committee may amend, suspend or terminate the 2000 LTIP, subject to shareholder approval to the extent necessary for the continued applicability of Rule 16b-3 under the Securities Exchange Act of 1934 or, with respect to any qualified option, Section 422 of the Internal Revenue Code. No such action may adversely effect any outstanding Award without the recipient's consent.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of our common stock by the following individuals or groups upon the completion of this offering:

    - Each person or entity who is known to us to own beneficially more than 5% of our outstanding stock;

    - Each of the named executive officers;

    - Each of our directors; and

    - All directors and executive officers as a group.

    Applicable percentage ownership in the following table is based on (1) for
prior to the offering,       shares of common stock outstanding, comprised of
      shares of voting common stock and       shares of non-voting common stock;
and (2) for after the offering, the number of shares stated in (1) plus shares proposed to be issued and sold in this offering, but do not include up to shares that may be issued upon the exercise of the over-allotment option by the underwriters. The number of shares presented above and the information in the following table are presented to reflect the following, all of which are expected to occur upon the completion of this offering:

    - The conversion of our Series A Redeemable Convertible 7% Preferred Stock due 2009 into our common stock;

    - The conversion of our Series B Redeemable Convertible Preferred 7% Stock due 2010 into our common stock; and

    - The issuance of shares to Fisher upon its exercise of its warrant.

    The information in the following does not reflect the      for      reverse
split of our common stock on          , 2000.

    The address for each of our officers is c/o ProcureNet, Inc., Long Island Technology Center, 3500 Sunrise Highway, Great River, New York 11739.

                                                                                     PERCENT OF ALL
                                                                                       CLASSES OF
                                                        BENEFICIAL OWNERSHIP           PROCURENET
                                                         (NUMBER OF SHARES)           COMMON STOCK
                                                     --------------------------   --------------------
                                                       VOTING        NON-VOTING   PRIOR TO
                                                       COMMON          COMMON       THE      AFTER THE
                                                       STOCK           STOCK      OFFERING   OFFERING
                                                     ----------      ----------   --------   ---------
Thomas H. Lee Equity Fund III, L.P.(1)(2)(3).......  50,456,884       8,955,224     28.0%          %
DLJ Merchant Banking Partners II, L.P. et
  al.(2)(4)(5).....................................  18,393,251          --          8.7
Chase Equity Associates, L.P.(2)(6)................      --          11,971,160      5.6
Fisher Scientific International Inc.(7)............  61,965,776          --         29.2
Paul M. Montrone(2)(8).............................   5,194,860          --          2.4
Paul M. Meister(2)(9)..............................   3,306,381          --          1.6
Reuven Battat(2)(10)...............................  36,200,000          --         17.1       --
Fred A. Seigel.....................................      --              --         --
Scott M. Sperling(2)(3)(11)(12)....................      27,602          22,388     *
Anthony J. DiNovi(2)(3)(13)........................      27,602          22,388     *
Philip E. Beekman..................................      --              --         --
Todd A. Wilson.....................................      --              --         --
Walter Ulrich......................................      --              --         --
Richard Hahn.......................................      --              --         --
Marvin Slayton.....................................      --              --         --
Gerald O'Connell...................................      --              --         --
All directors and executive officers as a group
  (13 individuals)(2)(14)..........................

------------------------

*   Denotes less than 1%.

(1) The address of Thomas H. Lee Equity Fund III, L.P. ("Equity Fund III") is c/o Thomas H. Lee Partners, L.P., 75 State Street, Boston, Massachusetts. Some of these shares are or may be deemed beneficially owned by the following affiliates of Equity Fund III: THL-CCI Limited Partnership ("THL-CCI"); THL Foreign Fund III, L.P. ("Foreign Fund III"); THL FSI Equity Investors, L.P. ("THL-FSI"); David V. Harkins, Anthony
    J. DiNovi, Scott M. Sperling and Kent R. Weldon (collectively, the "THL Individuals"); certain persons affiliated with THL or the THL Individuals (collectively, the "Additional THL Persons" and together with Equity Fund III, THL-CCI, Foreign Fund III, THL-FSI and the THL Individuals, the "THL Entities"), Thomas H. Lee Equity Advisors III Limited Partnership ("Advisors III"), THL Equity Trust III ("Trust III") and THL Investment Management Corp. ("THL Investment"). Each of the THL Entities, Advisors III, Trust III and THL Investment expressly disclaims beneficial ownership of shares of ProcureNet common stock held by others.

(2) By virtue of the Investors' Agreement, the following persons may constitute a "group" under the Exchange Act, although each of the parties to the Investors' Agreement expressly disclaims beneficial ownership of shares of ProcureNet common stock held by others: the THL Entities, Merrill Lynch KECALP L.P. 1997 ("ML KECALP"); KECALP, Inc. ("KECALP"); ML IBK
    Positions, Inc. ("ML IBK" and together with ML KECALP and KECALP, the "ML Entities"), DLJ Merchant Banking Partners II, L.P. ("DLJ Partners II"); DLJ Merchant Banking Partners II-A, L.P. ("DLJ Partners II-A"), DLJ Offshore Partners II, C.V. ("DLJ Offshore II"); DLJ Diversified Partners, L.P. ("DLJ Diversified"); DLJ Diversified Partners-A, L.P. ("DLJ Diversified-A"); DLJ Millennium Partners, L.P. ("DLJ Millennium"); DLJ Millennium Partners-A, L.P. ("DLJ Millennium-A"); DLJMB Funding II, Inc. ("DLJ Funding II"); UK Investment Plan 1997 Partners ("UK Partners"); DLJ EAB Partners, L.P. ("DLJ EAB"); DLJ ESC II, L.P. ("DLJ ESC II"), and DLJ First ESC, L.P. ("DLJ ESC" and together with DLJ Partners II, DLJ Partners II-A, DLJ Offshore II, DLJ Diversified, DLJ Diversified-A, DLJ Millennium, DLJ Millennium-A, DLJ Funding II, UK Partners, DLJ EAB, and DLJ ESC II, the "DLJ Entities"); and Messrs. Montrone, Meister and Battat.

(3) Includes          shares and          shares issuable upon the exercise of
    the warrants owned by Equity Fund III;          shares and          shares
    issuable upon the exercise of the warrants owned by THL FSI;          shares
    and          shares issuable upon exercise of the warrants owned by Foreign
    Fund III;          shares and          shares issuable upon exercise of the
    warrants owned by THL-CCI;          shares and          shares issuable upon
    the exercise of the warrants owned by Mr. Sperling or a limited partnership of which Mr. Sperling is a general partner (see footnote 13);
    shares and          shares issuable upon the exercise of the warrants owned
    by Mr. DiNovi; and          shares and          shares issuable upon
    exercise of the warrants attributable to the Additional THL Persons.

(4) The address of DLJ Merchant Banking Partners II, L.P. is 277 Park Avenue, New York, New York 10172. Some of these shares are owned or may be deemed beneficially owned by the following affiliates of DLJ Merchant Banking II,
    LLC: DLJ Merchant Banking II, Inc., DLJ Diversified Associates, L.P., DLJ Diversified Partners, Inc., DLJ LBO Plans Management Corporation, DLJ Capital Investors, Inc., UK Investment Plan 1997, Inc., Donaldson, Lufkin & Jenrette, Inc., The Equitable Companies Incorporated, AXA-UAP, Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, Alpha Assurances Vie Mutuelle, and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees pursuant to a Voting Trust dated as of May 12, 1992, as amended (collectively, the "Additional DLJ Persons"). Each of the DLJ Entities and the Additional DLJ Persons expressly disclaims beneficial ownership of shares held by others.

(5) Includes         shares owned by DLJ Partners II;         shares owned by
    DLJ Funding II;         shares owned by DLJ ESC II; and         owned by the
    remaining DLJ Entities.

(6) The address of Chase Equity is 270 Park Avenue, New York, New York 10172.
    Chase Equity is the owner of         shares of our Series A non-voting
    common stock, which is convertible on a one-to-one basis into shares of our common stock.

(7) Fisher's ownership represents a warrant to purchase 61,970,000 shares of our common stock for an aggregate exercise price of $0.1 million. Fisher has indicated that it will exercise this warrant upon the completion of this offering.

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(8) Includes         shares owned directly by Mr. Montrone,         shares which
    are held in the Fisher Scientific International Inc. Executive Retirement
    and Savings Program Trust (the "Savings Trust") and         shares which are
    held in a rabbi trust established under agreement dated January 21, 1998
    (the "Rabbi Trust" and, together with the Savings Trust, the "Rabbi
    Trusts").

(9) Includes         shares owned directly by Mr. Meister,         shares of
    which are held in the Savings Trust and         shares of which are held in
    the Rabbi Trust.

(10) Mr. Battat's shares have been secured with promissory notes in the aggregate principal amount of $6.2 million which were issued to finance a portion of his purchase price for these shares. In addition we have the right to repurchase Mr. Battat's shares in limited circumstances. See "Certain Transactions--Reuven Battat."

(11) Includes         shares owned by Mr. Sperling directly, and         shares
    owned by the Sperling Family Limited Partnership as to which shares
    Mr. Sperling expressly disclaims beneficial interest.

(12) Includes         non-voting shares owned by Mr. Sperling directly and
            shares owned by the Sperling Family Limited Partnership as to which non-voting shares Mr. Sperling expressly disclaims beneficial interest.

(13) Shares owned by Mr. DiNovi directly.

(14) Includes         shares held directly,         shares held indirectly and
            shares deferred into the Rabbi Trust.

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                              CERTAIN TRANSACTIONS

    IN THIS SECTION, WE HAVE SUMMARIZED THE MATERIAL TERMS OF CERTAIN AGREEMENTS TO WHICH WE ARE A PARTY. THE FOLLOWING DESCRIPTION IS ONLY A SUMMARY AND MAY BE MORE COMPLETELY UNDERSTOOD BY READING THESE AGREEMENTS, WHICH ARE INCLUDED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART.

OUR RELATIONSHIP WITH FISHER SCIENTIFIC INTERNATIONAL INC.

OUR SPINOFF FROM FISHER

    We were part of Fisher until April 1999. We were formed in January 1999 when Fisher consolidated certain of its divisions and subsidiaries to form an integrated procurement business for the business-to-government market. On
April 15, 1999, we were spun off from Fisher through a pro rata distribution of our common stock to the stockholders of Fisher.

    In connection with our spinoff, we entered into various agreements with Fisher in order to ensure a smooth transition in establishing us as an independent entity and to govern our relationship with Fisher, including:

    - A distribution agreement, which provided for the principal corporate transactions required to effect the spinoff and the allocation of certain assets and liabilities between us and Fisher;

    - A transitional services agreement for the provision by Fisher of various management and administrative services and assistance to us, such as for tax, legal, human resources, insurance management and claims administration matters;

    - Arrangements relating to $22 million of loans extended by Fisher to us, which financed our acquisition of Structured Computer Systems, Inc. in 1999 and our working capital needs through November 1999; and

    - A warrant for the purchase of up to 20% of our common stock (after giving effect to the exercise of the warrant) for an exercise price of $0.1 million.

    We have experienced significant expansion since our spinoff in April 1999. During this period, Fisher has assisted us in managing our expansion and in establishing ourselves as a separate, stand-alone company. Fisher has made available to us members of its senior management to provide us with management support. In addition, through Fisher, we were able to identify Reuven Battat, our President and Chief Executive Officer, as the person to lead us as we focus on the business-to-government market and establish a leadership position in this market.

    Since the spinoff, Fisher has helped to finance our capital needs so that we could develop our business sufficiently to be able to access public capital markets through this offering. Fisher assisted us in raising equity capital in December 1999 and June 2000 through private placements of our preferred stock with our mutual significant shareholders, as described under "--The Equity Investors" below. We do not believe we could have raised this capital without Fisher's assistance. Fisher has allowed us to capitalize interest payments on, and defer repayments of, its loans to us at the time of the spinoff. Fisher also agreed to cancel its loans to us as part of the overall restructuring of our relationship with Fisher. Moreover, Fisher has provided agencies of the federal government with adequate assurances about our financial capabilities in our bids for contracts, including the contracts awarded to us in May 2000 by the Department of Defense in connection with its Fleet Automotive Support Initiative.

OUR CURRENT AGREEMENTS WITH FISHER

    As part of the evolution of our relationship with Fisher since April 1999, we have modified the agreements we entered into with Fisher at the time of our spinoff and have entered into new

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agreements with Fisher. As part of these arrangements, Fisher agreed to cancel all of its loans to us, which were approximately $24.8 million at June 30, 2000. The following is a description of our principal agreements and other relationships with Fisher.

    COMMON CONTROLLING SHAREHOLDERS. Because our spinoff was effected through a pro rata distribution of our common stock to stockholders of Fisher, the same group of stockholders control both a majority of our voting rights and a majority of the voting rights of Fisher. These stockholders, and their dealings with us, are described under "--The Equity Investors" below.

    COMMON DIRECTORS AND OFFICERS. We and Fisher have the following common directors and officers:

    - Paul M. Montrone, the Chairman of our Board, and the Chairman of the Board and Chief Executive Officer of Fisher;

    - Paul M. Meister, the Vice Chairman of our Board, and the Vice Chairman of the Board, Executive Vice President and Chief Financial Officer of Fisher;

    - Anthony J. DiNovi and Scott M. Sperling, members of our Board and Directors of Fisher; and

    - Todd M. DuChene, our Secretary and Fisher's Vice President, General Counsel and Secretary.

    FISHER'S WARRANT. Fisher holds a warrant to purchase up to 61,970,000 shares of our common stock for an aggregate exercise price of $0.1 million. Fisher's warrant is exercisable at any time prior to July 5, 2005. Fisher has agreed to exercise its warrant in full upon the completion of this offering. As
a result, after giving effect to the   for   reverse split of our common stock,
upon the completion of this offering, Fisher will own       shares of our common
stock, representing   % of our outstanding common stock. See "Principal
Stockholders."

    REGISTRATION RIGHTS AGREEMENT. Under a registration rights agreement, Fisher may request at any time, until July 5, 2005, the registration of its shares of our common stock for sale under the Securities Act. We will be required to accept up to three requests for registration and, in addition, to include Fisher's shares in a proposed registration of shares of common stock in connection with the sale of shares of common stock by us or any of our stockholders. We will bear all the expenses incurred in connection with any such registration, other than brokerage and underwriting commissions and taxes relating to the sale of the shares.

    ADMINISTRATIVE SERVICES AGREEMENT. We have terminated the transitional services agreement we entered into with Fisher at the time of the spinoff, under which we paid Fisher $0.2 million in the first quarter of 2000 and $0.6 million in 1999. We and Fisher have entered into a new administrative services agreement. Pursuant to this agreement, Fisher has agreed to provide us with tax, legal and risk management (such as insurance purchasing and claims administration) services for one year following the completion of this offering. We can extend this agreement for an additional 12 months. We will reimburse Fisher for its reasonable costs in providing these services to us, including a pro rata portion of the salaries and benefits of Fisher's employees providing the services. We have the option of terminating this agreement with 30 days' prior notice at any time. We do not expect to need these services from Fisher beyond the first anniversary of this offering.

    PATENT LICENSE AGREEMENT. Fisher owns the Electronic Sourcing System patent, which is the basis for the technology enabling our customers to search through our electronic catalogs. Fisher has agreed to grant us a nonexclusive perpetual license to use this patent pursuant to a patent license agreement, which we will enter into with Fisher prior to the completion of this offering. We will have to pay Fisher a license fee if the number of servers using this patent and accessing our catalogs exceeds the amount to be agreed upon by Fisher and us. Under this agreement, we will license to Fisher, for no fee, any improvements to the Electronic Sourcing System technology made by us, and our software and derivative works related to this patent. Our license back to Fisher is a nonexclusive perpetual license.

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Fisher will share with us any royalties it obtains from third parties for its sublicense of our license to Fisher.

    SUBLEASES. In connection with the spinoff, we entered into sublease agreements with Fisher pursuant to which Fisher subleases premises to us in Pittsburgh, Pennsylvania and Houston, Texas. These subleases have terms of one month renewable automatically, unless either Fisher or we provide the other with 30 days' prior notice of termination. Our sublease payments, which are based on market terms, are not material. In the event either sublease is terminated, we believe we can find alternative space and facilities without any material disruptions to our operations at those locations.

    DISTRIBUTION AGREEMENT. The Distribution Agreement provided for, among other things, the principal corporate transactions required to effect our spinoff from Fisher and the allocation between us and Fisher of certain assets and liabilities. Fisher did not make any representation or warranty as to the condition of any of our assets or the businesses and operations of its divisions and subsidiaries that were consolidated to form us. We were formed, and received all of our assets, on an "as is, where is" basis. Under the distribution agreement, we are required to indemnify, defend and hold harmless Fisher and its directors, officers, employees and agents from and against any and all damage, loss, liabilities and expense incurred or suffered by any of them that arise out of, or are by reason of, any of our assets, properties, businesses or operations, including with respect to periods prior to our spinoff from Fisher.

    TAX SHARING AGREEMENT. In connection with the spinoff, we entered into a tax sharing agreement with Fisher for the allocation of certain tax liabilities and benefits between us and Fisher. Pursuant to this agreement, Fisher is responsible for the federal income taxes of members of the ProcureNet group (to the extent such members filed federal income tax returns on a consolidated basis with Fisher) for periods up to and including April 15, 1999 (the spinoff date) and is entitled to any refunds of such taxes. For periods following the spinoff date, we are responsible for our own federal income taxes. Combined or unitary state income taxes will be allocated in a manner substantially similar to federal income tax allocation described above. Responsibility for other taxes (such as non-income taxes and state and federal stand-alone income taxes) is allocated to the company to which they relate.

THE EQUITY INVESTORS

    Paul M. Montrone, Paul M. Meister, Reuven Battat, other members of our management and entities controlled by THL, Donaldson, Lufkin & Jenrette, Inc.,
Chase Manhattan Corporation and Merrill Lynch & Co., Inc. collectively own   %
of our common stock and, together with Monitor Clipper Partners, all of our Series A and Series B preferred stock. Due to the conversion of the Series A and Series B preferred stock and the other transactions taking place at the closing of this offering, as described in the "Capitalization" section, the parties to
the investors' agreement are expected to own   % of our common stock upon the
completion of this offering. In addition, certain of these stockholders hold warrants to purchase additional shares of our common stock, as described below under "--Common Stock Warrant Acquisition Agreement."

INVESTORS' AGREEMENT

    These stockholders are parties to an investors' agreement. This agreement establishes the size of our Board of Directors and provides that, subject to certain conditions, two of our directors are to be nominees of an affiliate of THL, one director is to be Paul M. Montrone, the Chairman of our Board of Directors, one director is to be Paul M. Meister, the Vice-Chairman of our Board of Directors, and at least two directors are to be independent (not "affiliates" or "associates" of any party to the agreement within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934). Currently, the members of our Board who were nominated by an affiliate of THL are Anthony J. DiNovi and Scott M. Sperling.

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
    The investors' agreement restricts the transfer of our common stock held by the parties to the agreement. In addition, the investors' agreement grants certain preemptive rights to, among other parties, affiliates of THL and our management shareholders which allow them to maintain their percentage interest in the company upon new issuances of stock by us. Affiliates of THL and our management shareholders have agreed to waive their preemptive rights triggered by our proposed issuance of shares for this offering. They have also agreed that any preemptive rights they may have regarding future issuances of stock will terminate upon the completion of this offering. The investors' agreement also limits the ability of certain parties to the agreement to purchase additional shares of our common stock, except to maintain their proportionate interest in our common stock upon exercises of preemptive rights under the agreement.

    Stockholders party to the investors' agreement have certain registration rights with respect to their shares of our common stock. In the event that we propose to register shares of our common stock for sale to the public, each such stockholder is entitled to include all or a portion of its shares in the proposed registration. Our stockholders controlled by THL may, subject to certain restrictions, require us to register for sale to the public all or a portion of the shares of our common stock (or warrants to purchase shares of our common stock) that they own. They may not, however, require us to effect more than six such registrations, or more than one registration in any four-month period. In the event that our THL stockholders sell 20% or more of their shares of our common stock, Messrs. Montrone, Meister and Battat may require us to register for sale to the public all or a portion of the shares of our common stock that they own. Additionally, if we effect two registrations on behalf of our THL stockholders, certain of our other stockholders, including entities controlled by Donaldson, Lufkin & Jenrette, Chase Manhattan and Merrill Lynch & Co., may require us to register for sale to the public all or a portion of the shares of our common stock (or warrants to purchase shares of our common stock) that they own. All expenses incurred in connection with any such registration, other than underwriting discounts and commissions and certain other expenses, will be paid by us.

    Parties to the investors' agreement have waived any registration they may have in connection with this offering. We also expect that parties to the investors' agreement will agree not to, directly or indirectly, offer or sell any of their common stock during the 180-day period following the date of this prospectus, subject to limited exceptions, without the prior approval of Bear Stearns & Co. Inc. See "Underwriting."

PRIVATE FINANCINGS

    Between December 1999 and March 2000, we sold 1,000,000 shares of our Series A Redeemable Convertible 7% Preferred Stock due 2009 for a purchase price of $10 per share. The net proceeds of these sales was $9.9 million. We sold these shares to certain of our existing stockholders, including
Messrs. Montrone and Meister and entities controlled by THL, Donaldson, Lufkin & Jenrette, Inc., Merrill Lynch & Co., Inc. and Chase Manhattan Corporation. We recorded a deemed dividend of $2.5 million related to the issuance of our Series A preferred stock in the quarter ended March 31, 2000, for the conversion feature embedded therein. In June 2000, we sold 2,000,000 shares of our Series B Redeemable Convertible 7% Preferred Stock due 2010 for aggregate proceeds of $19.9 million. These shares were sold to the same investors who purchased our Series A preferred stock and to Monitor Clipper Partners, a venture capital firm. All purchasers of our Series A and Series B preferred stock are parties to the investors' agreement.

    These shares of preferred stock will automatically convert into shares of our common stock upon the closing of this offering. Without giving effect to the
  for   reverse split on       , 2000, each share of our Series A preferred
stock is convertible into 50 shares of common stock, and each share of

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our Series B preferred stock is convertible into 12 shares of common stock.
After giving effect to the   for   reverse split of our common stock, upon the
completion of this offering:

    - 1,028,836 shares of our Series A Redeemable Convertible 7% Preferred Stock due 2009, representing all of the outstanding shares of this series of
      preferred stock, will be converted into an aggregate of       shares of
      common stock; and

    - 2,000,389 shares of our Series B Redeemable Convertible 7% Preferred Stock due 2010, representing all of the outstanding shares of this series of
      preferred stock, will be converted into an aggregate of       shares of
      common stock.

    In addition, until June 20, 2001, we have an option to sell 1,000,000 shares of our Series C Redeemable Convertible 7% Preferred Stock to the same stockholders who purchased our Series A and Series B preferred stock (excluding Monitor Clipper Partners). We need the consent of an affiliate of THL before we can exercise this option. Our option to sell the Series C preferred stock will terminate upon the completion of this offering.

COMMON STOCK WARRANT ACQUISITION AGREEMENT

    In connection with the spinoff, we entered into a common stock warrant acquisition agreement with certain of our stockholders, including entities controlled by THL, Donaldson, Lufkin & Jenrette, Inc., Chase Manhattan Corporation and Merrill Lynch & Co., Inc., each of whom owned at the time of the spinoff a certain number of warrants to purchase shares of Fisher common stock. Under the agreement, each of these stockholders received the same number of warrants to purchase an equivalent number of shares of our common stock. None of the warrants have been exercised to date. Accordingly, these stockholders own, in the aggregate, warrants entitling them to purchase up to 2,583,315 shares of
our common stock (without giving effect to the   for   reverse stock split
taking place on   ). The warrants have an exercise price of $0.15 per share and are exercisable at any time prior to January 21, 2008.

REUVEN BATTAT STOCK PURCHASE

    In January 2000, in connection with the employment of Mr. Reuven Battat as our President and Chief Executive Officer, we issued 36.2 million shares of common stock to him at a price of $0.20 per share, representing an aggregate purchase price $7.2 million. Mr. Battat purchased these shares with $1.0 million cash, and a recourse note of approximately $0.7 million bearing interest at the rate of 6.75% per annum, and a non-recourse note of approximately $5.5 million, each bearing interest at the rate of 6.75% per annum. His obligations under these notes are secured by a pledge of his stock. Mr. Battat is a party to the investors' agreement and, therefore, his shares are subject to the terms and conditions of the investors' agreement. See "--The Equity Investors-Investors' Agreement" above.

    We have an option to purchase these shares in two circumstances. On January 19, 2005 or when Mr. Battat ceases to be employed by us, whichever occurs first, we have the option to purchase from Mr. Battat, at a price of $0.20 per share:

    - up to 14.5 million shares if the sustained value of our common stock is less than $1.38 per share,

    - up to 7.3 million shares if the sustained value of our common stock is less than $4.14 per share, and

    - up to 3.6 million shares if the sustained value of our stock is less than $5.52 per share.

We must exercise this option within five business days of January 19, 2005 or Mr. Battat's termination of employment, whichever occurs first. Sustained value means the average of the closing trading prices of our common stock for each trading day during any four month period ending prior to the date the option can be exercised. If our stock is not publicly traded prior to Mr. Battat's termination, sustained

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value will be the value of a share of our common stock as determined by a valuation firm selected by us and approved by Mr. Battat.

    The second circumstance where we have an option to purchase Mr. Battat's shares arises if we terminate Mr. Battat's employment "for cause" or Mr. Battat leaves us without "good reason". In such cases, we have the right to purchase from Mr. Battat, at a price of $0.20 per share, the following number of shares:

    - If the termination of employment happens before the first to occur of
      (1) January 1, 2001 and (2) an initial public offering of at least 20% of our common stock, we can repurchase all 36.2 million shares owned by Mr. Battat. If we sell more than 20% of our common stock in this offering, this repurchase right will terminate upon the completion of this offering.

    - If the termination of employment occurs after the first to occur of
      (1) January 1, 2001 and (2) an initial public offering of at least 20% of our common stock (the "call event'), we can repurchase up to 80% of the shares owned by Mr. Battat until the end of the first calendar quarter after the call event. At the end of that first quarter, the number of shares we can repurchase will decrease from 80% to 75%, and this number will continue to decrease by 5% at the end of each subsequent quarter thereafter. Therefore, this repurchase right will end after 16 calendar quarters following (or on the fourth anniversary of) the call event. If we sell more than 20% of our common stock in this offering, our repurchase right will terminate on the fourth anniversary of the completion of this offering.

We must exercise this option within 30 days following the termination of Mr. Battat's employment. Also, our repurchase option described in this paragraph will terminate upon the acquisition by any person or group of persons, other than our stockholders parties to the investors' agreement, of more than 50% of the voting rights in our stock. Under Mr. Battat's employment agreement,
(1) termination "for cause" means termination of Mr. Battat's employment by the Company as a result of, among other things, conviction or guilty plea with respect to a felony, gross misconduct, willful and continued failure to perform duties, and material breach of the employment agreement, and (2) termination "for good" reason means termination by Mr. Battat of his employment as a result of, among other things, a material change in his duties or material and permanent diminution of his position or authority, the Company's failure to comply with the employment agreement, any bankruptcy or insolvency petition or filing, or a change of control of ProcureNet.

    The number of shares subject to our repurchase option, our repurchase price and sustained value will be adjusted for stock dividends, stock splits, mergers,
recapitalizations and other similar transactions, including the           for
          reverse split of our common stock taking place on           , 2000.

LATONA ASSOCIATES INC.

    Latona Associates Inc. is a management company controlled by Paul M. Montrone, the Chairman of our Board. In addition, Paul M. Meister and Fred A. Seigel, two of our directors, are Managing Directors of Latona. Todd M. DuChene, our Secretary, is Vice President and the General Counsel of Latona.

    Since December 1999, Latona has made available to us the services of Fred Seigel, our Executive Vice President and Chief Operating Officer, and he has dedicated substantially all of his professional time to our business.
Mr. Seigel has not received any salary or compensation from us despite devoting all of his professional time and activities over the past eight months to our business and affairs. Latona made Mr. Seigel available to us because we believed he was well-suited to help us identify our market opportunity, establish our strategic focus and business plan, recruit other members of our management

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team and raise capital. Latona has also made available to us from time to time services of its other employees.

    Latona holds a warrant to purchase up to 9,000,000 shares of our common stock for an exercise price of $0.20 per share. Latona's warrant is exercisable at any time prior to July 5, 2005. This warrant contains standard anti-dilution provisions.

    Under a registration rights agreement, Latona may request at any time, until July 5, 2005, the registration of its shares of our common stock for sale under the Securities Act. We will be required to accept up to two requests for registration and, in addition, to include Latona's shares in a proposed registration of shares of common stock in connection with the sale of shares of common stock by us or any of our stockholders. We will bear all the expenses incurred in connection with any such registration, other than brokerage and underwriting commissions and taxes relating to the sale of the shares.

    We may, from time to time, request Latona to provide us with strategic management, business and financial advisory services. In such event, we will reimburse Latona for its costs and expenses in providing these services, including a pro rata portion of the salaries and benefits of Latona's employees providing these services and all of Latona's out-of-pocket expenses.

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                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    We are currently authorized to issue 1,000,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of June 30, 2000, we had 76,223,957 shares
of common stock issued and outstanding, which shares were held by   shareholders
of record and consisted of 63,188,037 shares of our voting common stock, 4,035,920 shares of our Series A non-voting common stock and 9,000,000 shares of our Series B non-voting common stock. Except for the disparity in voting power, shares of our voting common stock and our non-voting common stock are substantially identical, including with respect to their participation in dividends and in liquidation distributions. In addition, as of June 30, 2000, we had 3,029,225 shares of preferred stock outstanding, comprised of 1,028,836 shares of Series A Redeemable Convertible 7% Preferred Stock due 2009 and 2,000,389 shares of Series B Redeemable Convertible 7% Preferred Stock due 2010.
We intend to effect a   for   reverse stock split of our common stock on       ,
2000. Giving effect to this reverse stock split, as of June 30, 2000, we would
have had   shares of common stock outstanding, comprised of   shares of voting
common stock,   shares of Series A non-voting common stock and   shares of our
Series B non-voting common stock.

    The following description of our capital stock is only a summary and may be more completely understood by reading our charter and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Delaware law.

COMMON STOCK

    VOTING RIGHTS. Each holder of shares of our common stock is entitled to one vote per share on all matters submitted for action by the stockholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the shares of our voting common stock, can, if they choose to do so, elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

    Holders of shares of Series A and Series B non-voting common stock are not entitled to vote on any matter on which our other stockholders are entitled to vote, unless otherwise required by law or the certificate of designation establishing such non-voting common stock.

    DIVIDEND RIGHTS. The holders of our voting common stock are entitled to share equally, share for share, in such dividends and other distributions as our Board of Directors may from time to time declare. Any dividend or distribution on shares of our voting common stock shall be payable on shares of our Series A and Series B non-voting common stock on a share and share alike basis.

    CONVERSION RIGHTS. The holders of our voting common stock are entitled to convert shares of our voting common stock into the same number of shares of our Series A non-voting common stock in accordance with the provisions of our certificate of incorporation. The holders of our Series A non-voting common stock are entitled to convert shares of our Series A non-voting common stock into the same number of shares of our voting common stock in accordance with the terms of the certificate of designation establishing such series. The holders of shares of our Series B non-voting common stock can only convert such shares into our voting common stock in limited circumstances.

    OTHER RIGHTS. Upon our liquidation, dissolution or winding up, the holders of shares of our Series A and Series B non-voting common stock are entitled to share with the holders of our voting common stock in the distribution of all of our remaining net assets.

    There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

    As of June 30, 2000, 1,028,836 shares of our Series A Redeemable Convertible 7% Preferred Stock due 2009 and 2,000,389 shares of our Series B Redeemable Convertible 7% Preferred Stock due 2010 were outstanding. Each share of our Series A preferred stock is convertible into 50 shares of common stock, and each share of our Series B preferred stock is convertible into 12 shares of our common stock. Our Series A and Series B preferred stock will be automatically converted into our common stock upon the completion of this offering. As a result, upon the completion of this offering and including the effect of a
      for       reverse split of our common stock on       , all of our
outstanding Series A and Series B preferred stock will be automatically
converted into a aggregate of       shares of our common stock. In addition,
until June 20, 2001, we have the option to issue and sell 1,000,000 shares of our Series C Redeemable Convertible 7% Preferred Stock to certain of our existing stockholders, subject to the approval of an affiliate of THL. Our option to sell the Series C preferred stock will terminate upon the completion of this offering. We do not currently intend to exercise this option. See "Capitalization", "Principal Stockholders" and "Certain Transactions--The Equity Investors".

    Our Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions, such as the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, of each series without further vote or action by our stockholders. Our Board also has the authority to increase or decrease the number of shares of any series of our preferred stock without further vote or action by our stockholders. Our Board may issue preferred stock with voting or conversion rights that may have the effect of delaying, deferring or preventing a change in control of us and could adversely affect the market price of our common stock, as well as the voting and other rights of the holders of our common stock.

WARRANTS

    Entities controlled by THL, Donaldson, Lufkin & Jenrette, Inc., Chase Manhattan Corporation and Merrill Lynch & Co., Inc. own, in the aggregate, warrants entitling them to purchase up to 2,583,315 shares of our common stock at an exercise price of $0.15 per share. These warrants are exercisable at any time prior to January 21, 2008.

    In addition, Fisher Scientific International Inc. owns a warrant to purchase up to 61,970,000 shares of our common stock for an aggregate purchase price of $100,000. Fisher's warrant is exercisable at any time prior to July 5, 2005. Fisher has agreed to exercise its warrant in full upon the completion of this offering.

    Latona Associates Inc. holds a warrant to purchase up to 9,000,000 shares of our common stock at an exercise price of $0.20 per share. This warrant, which contains standard anti-dilution provisions, is exercisable at any time prior to July 5, 2005.

ANTI-TAKEOVER PROVISIONS OF OUR CHARTER AND BYLAWS

    Certain provisions of our charter and bylaws could make the acquisition of us more difficult. These provisions, summarized below, are intended to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increasing protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

    STAGGERED BOARD OF DIRECTORS. Our Board of Directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of dividing directors into three classes may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the Board of Directors.

    ABILITY OF BOARD TO INCREASE SIZE AND FILL VACANCIES. Our Board of Directors may, without stockholder approval, increase its own size and fill vacancies.

    ELIMINATION OF CUMULATIVE VOTING. Our charter and bylaws do not provide for cumulative voting in the election of directors.

    UNDESIGNATED PREFERRED STOCK. The authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

    STOCKHOLDER MEETINGS. Under our bylaws, only the Board of Directors may call special meetings of stockholders.

    ADVANCE NOTIFICATION OF STOCKHOLDER MEETINGS. Our bylaws establish advance notice procedures for stockholder meetings.

    SUPERMAJORITY VOTING REQUIREMENTS. Our shareholders can amend certain provisions of our bylaws and our charter only with a four-fifths majority vote.

    Although our charter and bylaws contain provisions with the anti-takeover effects described above, our charter includes an election not to be governed by
Section 203 of the Delaware General Corporation Law, which prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% or more of the outstanding voting stock of a corporation.

TRANSFER AGENT AND REGISTRAR

    ChaseMellon Shareholder Services has been appointed as transfer agent and registrar for our common stock.

NASDAQ NATIONAL MARKET QUOTATION

    We have applied to list our common stock on the Nasdaq National Market under the symbol "PRNT."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Therefore, future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us.

    Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. As a result of the contractual restrictions described below and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows: (1) none of the restricted shares will be eligible for immediate sale on the date of this prospectus; and (2) all of the restricted shares will be eligible for sale upon expiration of lock-up agreements 180 days after the date of this prospectus subject to Rule 144.

    The information in this paragraph on the number of shares of our common stock outstanding upon completion of this offering is presented to give effect
to the   for   reverse split of our common stock on   , 2000, the conversion of
our Series A and Series B preferred stock into common stock and the acquisition by Fisher of shares of our common stock upon the exercise of its warrant. See "Principal Stockholders."

    Upon completion of the offering,       shares of our common stock will be
outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. All of the shares sold in this offering will be freely transferable without restriction under the Securities Act of 1933, unless these shares are shares reserved for sale to purchasers designated by us who are subject to a lock-up period of 180 days, or are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act.
Except for       shares held by dispersed public stockholders as a result of the
spinoff and       shares of our common stock issued in this offering, all
shares of our common stock outstanding upon the completion of this offering (excluding shares to be sold in this offering) are "restricted securities," as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act. As a result of contractual restrictions described below and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:

    (1) None of the restricted securities will be eligible for immediate sale on the date of this prospectus;

    (2) Restricted securities issuable pursuant to stock options will be eligible for sale 90 days after the date of this prospectus;

    (3) Restricted securities, as well as             shares of common stock
       issuable pursuant to stock options, will be eligible for sale upon expiration of the lock-up agreements described below 180 days after the date of this prospectus if the sales meet the conditions of Rule 144; and

    (4) The remainder of the restricted securities will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods.

LOCK-UP AGREEMENTS

    The holders of           shares of our common stock upon the completion of
this offering, including holders of shares acquired upon the conversion of our preferred stock into common stock and the exercise of warrants upon the completion of this offering, have entered into "lock-up" agreements with Bear, Stearns & Co. Inc., as representative of the underwriters, providing that, subject to certain exceptions, they will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of common stock, or securities convertible into or exchangeable for common stock, or enter into any agreement to do so, for a period of 180 days after the date of this prospectus without the prior written consent of Bear, Stearns & Co. Inc. acting as representative of the underwriters. Bear, Stearns & Co. Inc. may release any of such shares in its sole discretion at any time and without prior notice. Following expiration of the "lock-up" period, all the restricted shares will become eligible for sale at various times commencing immediately pursuant to Rule 144, subject to certain limitations described below. In addition, certain of the restricted shares may be sold upon expiration of the "lock-up" period if eligible stockholders elect to exercise available registration rights.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock, which
will equal approximately   shares immediately after this offering, or the
average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person, or persons whose shares are aggregated who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from us, or any affiliate, at least two years previously, would be entitled to sell the shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, officers, directors, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or written employment agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

    The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of the options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its minimum holding period requirements.

REGISTRATION RIGHTS

    Upon completion of this offering, the holders of approximately       shares
of our common stock will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradeable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See "Certain Transactions--"Our Relationship with Fisher Scientific International Inc.," "--Latona Associates Inc." and "--The Equity Investors."

STOCK OPTIONS

    As of March 31, 2000, options to purchase a total of 8,024,951 shares of common stock were issued and outstanding and 28,000,000 shares of our common stock were reserved for future issuance under our stock option plans.

    We may file a registration statement under the Securities Act after 180 days after the date of this prospectus to register shares of our common stock that are under outstanding options or reserved for issuance under our stock option plans, thus permitting the resale of shares of our common stock received upon exercise of stock options by persons who are not our affiliates in the public market without restriction under the Securities Act.

WARRANTS

    Upon consummation of this offering, warrants to purchase 11,583,315 shares of our common stock will remain outstanding. These warrants are not transferable except under certain limited circumstances and enjoy the registration rights described above.

                                  UNDERWRITING

    Subject to the terms and conditions of an underwriting agreement, dated   ,
2000, each of the underwriters named below, through their representatives Bear, Stearns & Co. Inc., Salomon Smith Barney and First Union Securities, Inc., has agreed to purchase from us the number of shares of common stock set forth opposite its name below at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus.

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Bear, Stearns & Co. Inc.....................................
Salomon Smith Barney........................................
First Union Securities, Inc.................................
                                                               -------
      Total.................................................
                                                               =======

    The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock set forth above, other than shares of our common stock covered by the over-allotment option described below, if they purchase any of the shares. Those obligations are subject, however, to various conditions, including the approval of legal matters by their counsel.

    We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities.

    The underwriters propose to offer the shares of our common stock directly to the public initially at the public offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession not to
exceed $      per share. The underwriters may allow, and such selected dealers may reallow, a concession not to exceed $ per share. After the commencement of this offering the public offering price and the concessions may be changed by the underwriters.

    We have granted to the underwriters an option to purchase in the aggregate
up to       additional shares to be sold in this offering at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise this option solely to cover over-allotments, if any. The option may be exercised in whole or in part at any time within 30 days after the date of this prospectus. To the extent the option is exercised, the underwriters will be severally committed, subject to several conditions, including the approval of legal matters by their counsel, to purchase the additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table.

    The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The following table shows the underwriters' discounts to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                                    PER SHARE                 TOTAL
                                                              ---------------------   ---------------------
                                                               WITHOUT      WITH       WITHOUT      WITH
                                                                OVER-       OVER-       OVER-       OVER-
                                                              ALLOTMENT   ALLOTMENT   ALLOTMENT   ALLOTMENT
                                                              ---------   ---------   ---------   ---------
Underwriting discounts and commissions payable by us........      $           $           $           $

    We estimate that the total expenses of the offering, excluding underwriting
discounts and commissions, will be approximately $      . The offering of the
shares is made for delivery, when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of our shares in whole or in part.

    We and our executive officers, directors and our current stockholders who
own more than       shares of our common stock, including shares of common stock acquired upon the conversion of our preferred stock into common stock and the exercise of warrants upon the consummation of this offering, have agreed not to, directly or indirectly, offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of, or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock beneficially owned during the 180-day period following the date of this prospectus, subject to limited exceptions, without the prior written consent of Bear, Stearns & Co. Inc.

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price has been determined through negotiations among us and the representatives of the underwriters. The primary factors considered in determining the public offering price were:

    - Our financial and operating history and condition;

    - Marketing valuations of other companies engaged in activities similar to ours;

    - Our prospects and prospects for the industry in which we do business in general;

    - Our management;

    - Prevailing equity market conditions; and

    - The demand for securities considered comparable to ours.

    In order to facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to them. In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    We have applied to have our common stock listed on the Nasdaq National Market under the symbol "PRNT".

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Debevoise & Plimpton, New York, New York. Certain legal matters will be passed upon for the underwriters by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

                                    EXPERTS

    The ProcureNet, Inc. financial statements as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and the Structured Computer Systems, Inc. financial statements as of January 31, 1998 and January 12, 1999 and for the year ended January 31, 1998 and the period from February 1, 1998 through January 12, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing in this prospectus, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, with respect to the shares of common stock offered hereby. This prospectus does not contain all the information which is in the registration statement. We refer to the registration statement and to the exhibits and schedules filed with the Registration Statement for further information with respect to us and the shares of common stock offered in this prospectus. Statements contained herein as to the content of any contract or other document are materially complete. However, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, and each such statement is qualified in its entirety by such reference.

    The registration statement and the exhibits and schedules thereto may be inspected without charge at the Public Reference Room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such documents may be obtained from the Public Reference Room of the Commission at prescribed rates. This material also may be obtained on the Commission's website at http://www.sec.gov. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330.

    We intend to furnish our stockholders with annual reports containing financial statements certified by our independent accountants and make available quarterly reports containing unaudited financial information for the first three quarters of each year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
PROCURENET, INC.

Independent Auditors' Report................................     F-2
Consolidated Balance Sheets as of March 31, 2000 (unaudited)
  and December 31, 1999 and 1998............................     F-3
Consolidated Statements of Operations for the three months
  ended March 31, 2000 (unaudited) and 1999 (unaudited) and
  each of the three years in the period ended December 31,
  1999......................................................     F-4
Consolidated Statements of Changes in Stockholders' Equity
  (Deficit) for the three months ended March 31, 2000
  (unaudited) and 1999 (unaudited) and each of the three
  years in the period ended December 31, 1999...............     F-5
Consolidated Statements of Cash Flows for the three months
  ended March 31, 2000 (unaudited) and 1999 (unaudited) and
  each of the three years in the period ended December 31,
  1999......................................................     F-6
Notes to Consolidated Financial Statements..................     F-7

STRUCTURED COMPUTER SYSTEMS, INC.

Independent Auditors' Report................................    F-26
Balance Sheets as of January 12, 1999 and January 31,
  1998......................................................    F-27
Statements of Operations for the period February 1, 1998
  through January 12, 1999 and the year ended January 31,
  1998......................................................    F-28
Statements of Changes in Stockholders' Deficit for the
  period February 1, 1998 through January 12, 1999 and the
  year ended January 31, 1998...............................    F-29
Statements of Cash Flows for the period February 1, 1998
  through January 12, 1999 and the year ended January 31,
  1998......................................................    F-30
Notes to Consolidated Financial Statements..................    F-31

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of ProcureNet, Inc.

    We have audited the accompanying consolidated balance sheets of ProcureNet, Inc. and Subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, and changes in stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of ProcureNet, Inc. and Subsidiaries at December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

July 5, 2000
Parsippany, NJ

                       PROCURENET, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                  PRO FORMA
                                                                                                STOCKHOLDERS'
                                                                                                    EQUITY
                                                                 DECEMBER 31,                    (DEFICIT) AT
                                                              -------------------   MARCH 31,     MARCH 31,
                                                                1998       1999       2000           2000
                                                              --------   --------   ---------   --------------
                                                                                           (UNAUDITED)
                                                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   228    $ 1,530     $   593
  Accounts receivable, net..................................    7,879     11,586      13,088
  Inventories, net..........................................      508        897         691
  Prepaid expenses and other current assets.................      307        523         671
                                                              -------    -------     -------
    Total current assets....................................    8,922     14,536      15,043
PROPERTY AND EQUIPMENT, net.................................    1,757      2,823       3,080
OTHER ASSETS:
  Capitalized software, net.................................    1,248      1,063         894
  Goodwill and other intangibles, net.......................    7,813      9,955       9,494
  Other non-current assets..................................      596        907         884
                                                              -------    -------     -------
    Total other assets......................................    9,657     11,925      11,272
                                                              -------    -------     -------
TOTAL ASSETS................................................  $20,336    $29,284     $29,395
                                                              =======    =======     =======

                                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $12,843    $18,354     $16,788
  Liabilities due to Fisher Scientific International Inc....       --      1,283       1,720
  Current portion of obligations under capital leases.......       53         42          41
                                                              -------    -------     -------
    Total current liabilities...............................   12,896     19,679      18,549
OBLIGATIONS UNDER CAPITAL LEASES............................       17         36          23
LONG-TERM DEBT (Includes $23,689 due to Fisher Scientific
  International, Inc.)......................................       --     23,694      23,694
                                                              -------    -------     -------
    Total liabilities.......................................   12,913     43,409      42,266
                                                              =======    =======     =======
COMMITMENTS AND CONTINGENCIES (note 10)
Series A Mandatorily Redeemable Convertible 7% preferred
  stock, par value $.01 per share; 2,000,000 shares
  authorized; no shares, 300,000, 1,000,000 (unaudited) and
  no shares (unaudited) issued and outstanding at December
  31, 1998, 1999, March 31, 2000, and March 31, 2000 pro
  forma (aggregate liquidation preference at December 31,
  1999 and March 31, 2000 of $3,002 and $10,115,
  respectively).............................................       --      2,930      10,044       $     --
STOCKHOLDERS' EQUITY (DEFICIT)
  Parent's equity...........................................    7,423         --          --             --
  Preferred stock, 13,000,000 shares authorized, no shares
    issued and outstanding..................................       --         --          --             --
  Common stock, par value $.01 per share; 984,979,080 shares authorized; no shares, 26,996,737, 63,196,737
    (unaudited) and 113,770,337 (unaudited) shares issued,
    and no shares, 26,996,737, 63,188,037 (unaudited), and
    113,761,637 (unaudited) shares outstanding at December
    31, 1998, 1999, March 31, 2000, and March 31, 2000 pro
    forma...................................................       --        270         632          1,138
  Series A Non-Voting Common stock, par value $.01 per
    share; 4,367,335 shares authorized; no shares,
    4,035,920, 4,035,920 (unaudited) and 4,035,920
    (unaudited) shares issued and outstanding at December
    31, 1998, 1999, March 31, 2000, and March 31, 2000 pro
    forma...................................................                  40          40             40
  Series B Non-Voting Common stock, par value $.01 per
    share; 10,653,585 shares authorized; no shares,
    9,000,000, 9,000,000 (unaudited) and 9,000,000
    (unaudited) shares issued and outstanding at December
    31, 1998, 1999, March 31, 2000, and March 31, 2000 pro
    forma...................................................                  90          90             90
  Additional paid-in capital................................       --       (470)      9,999         19,537
  Subscription note receivable..............................       --         --      (6,240)        (6,240)
  Accumulated deficit.......................................       --    (16,985)    (27,436)       (27,436)
                                                              -------    -------     -------       --------
    Total stockholders' equity (deficit)....................    7,423    (17,055)    (22,915)      $(12,871)
                                                              -------    -------     -------       ========
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $20,336    $29,284     $29,395
                                                              =======    =======     =======

        See the accompanying notes to consolidated financial statements.

                       PROCURENET, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                YEAR ENDED                   THREE MONTHS ENDED
                                                               DECEMBER 31,                      MARCH 31,
                                                   ------------------------------------   ------------------------
                                                      1997         1998         1999         1999         2000
                                                   ----------   ----------   ----------   ----------   -----------
                                                                                                (UNAUDITED)
REVENUE (see note 18)............................  $   46,561   $   58,929   $   69,680   $   14,270   $    21,036
COST OF REVENUE (see note 18)....................      43,078       54,548       63,686       13,211        19,067
                                                   ----------   ----------   ----------   ----------   -----------
      Gross profit...............................       3,483        4,381        5,994        1,059         1,969
                                                   ----------   ----------   ----------   ----------   -----------
OPERATING EXPENSES:
  Selling and marketing..........................       3,695        3,465        6,965          975         2,391
  General and administrative (see note 18).......       9,125        6,934       13,575        2,942         5,481
  Research and development.......................         929        2,434        4,945          629         1,440
  Purchased in-process research and
    development..................................          --          227        5,245        5,233            --
  Restructuring charges..........................       1,015        2,381         (233)          --            --
                                                   ----------   ----------   ----------   ----------   -----------
      Total operating expenses...................      14,764       15,441       30,497        9,779         9,312
                                                   ----------   ----------   ----------   ----------   -----------
LOSS FROM OPERATIONS.............................     (11,281)     (11,060)     (24,503)      (8,720)       (7,343)
INTEREST INCOME (EXPENSE), NET...................          --            3       (1,601)        (279)         (494)
OTHER INCOME.....................................          62           71           46            9            --
                                                   ----------   ----------   ----------   ----------   -----------
LOSS BEFORE INCOME TAXES.........................     (11,219)     (10,986)     (26,058)      (8,990)       (7,837)
BENEFIT FOR INCOME TAXES.........................       4,488        4,436        1,257          971            --
                                                   ----------   ----------   ----------   ----------   -----------
NET LOSS.........................................      (6,731)      (6,550)     (24,801)      (8,019)       (7,837)
PREFERRED STOCK DIVIDENDS AND ACCRETION OF
  PREFERRED STOCK TO REDEMPTION VALUE............          --           --           (3)          --        (2,614)
                                                   ----------   ----------   ----------   ----------   -----------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS.......  $   (6,731)  $   (6,550)  $  (24,804)  $   (8,019)  $   (10,451)
                                                   ==========   ==========   ==========   ==========   ===========
BASIC AND DILUTED NET LOSS PER COMMON SHARE......  $    (0.17)  $    (0.16)  $    (0.62)  $    (0.20)  $     (0.16)
                                                   ==========   ==========   ==========   ==========   ===========
WEIGHTED AVERAGE SHARES USED IN COMPUTING BASIC
  AND DILUTED NET LOSS PER COMMON SHARE..........  40,032,657   40,032,657   40,032,657   40,032,657    63,896,488
                                                   ==========   ==========   ==========   ==========   ===========
PRO FORMA BASIC AND DILUTED NET LOSS PER COMMON
  SHARE (UNAUDITED)..............................                            $    (0.45)               $     (0.09)
                                                                             ==========                ===========
PRO FORMA WEIGHTED AVERAGE SHARES USED IN
  COMPUTING BASIC AND DILUTED NET LOSS PER COMMON
  SHARE (UNAUDITED)..............................                            55,042,657                114,470,088
                                                                             ==========                ===========

        See the accompanying notes to consolidated financial statements.

                       PROCURENET, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY(DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                                   SERIES A                SERIES B
                                                                  NON-VOTING              NON-VOTING
                                         COMMON STOCK            COMMON STOCK            COMMON STOCK        ADDITIONAL
                                     ---------------------   ---------------------   ---------------------    PAID-IN
                                       SHARES      AMOUNT     SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL
                                     ----------   --------   ---------   ---------   ---------   ---------   ----------
JANUARY 1, 1997....................          --     $ --            --   $     --           --   $     --     $    --
Net loss...........................          --       --            --         --           --         --          --
Net transactions with Fisher.......          --       --            --         --           --         --          --
                                     ----------     ----     ---------   ---------   ---------   ---------    -------
DECEMBER 31, 1997..................          --       --            --         --           --         --          --
Net loss...........................          --       --            --         --           --         --          --
Net transactions with Fisher.......          --       --            --         --           --         --          --
                                     ----------     ----     ---------   ---------   ---------   ---------    -------
DECEMBER 31, 1998..................          --       --            --         --           --         --          --
Net loss to Spinoff date...........          --       --            --         --           --         --          --
Net transactions with Fisher.......          --       --            --         --           --         --          --
Parent's equity converted to
  debt.............................          --       --            --         --           --         --          --
Issuance of common stock to Fisher
  stockholders at Spinoff date.....  26,996,737      270     4,035,920         40    9,000,000         90      (1,003)
Preferred stock dividends and
  accretion of preferred stock to
  redemption value.................          --       --            --         --           --         --          --
Stock-based compensation expense...          --       --            --         --           --         --          83
Issuance of warrants to holders of
  notes payable....................          --       --            --         --           --         --         450
Net loss from Spinoff date to
  December 31, 1999................          --       --            --         --           --         --          --
                                     ----------     ----     ---------   ---------   ---------   ---------    -------
DECEMBER 31, 1999..................  26,996,737      270     4,035,920         40    9,000,000         90        (470)
Unaudited:
  Issuance of common stock.........  36,200,000      362            --         --           --         --       6,878
  Subscription receivable..........          --       --            --         --           --         --          --
  Repurchase of common stock.......      (8,700)      --            --         --           --         --          (1)
  Preferred stock dividends and
    accretion of preferred stock to
    redemption value...............          --       --            --         --           --         --          --
  Stock-based compensation
    expense........................          --       --            --         --           --         --       1,092
  Deemed dividend on issuance of
    Series A Mandatorily Redeemable
    Convertible 7% Preferred
    Stock..........................          --       --            --         --           --         --       2,500
  Net loss.........................          --       --            --         --           --         --          --
                                     ----------     ----     ---------   ---------   ---------   ---------    -------
MARCH 31, 2000 (UNAUDITED).........  63,188,037     $632     4,035,920   $     40    9,000,000   $     90     $ 9,999
                                     ==========     ====     =========   =========   =========   =========    =======


                                     ACCUMULATED    SUBSCRIPTION   PARENT'S
                                       DEFICIT       RECEIVABLE     EQUITY     TOTAL
                                     ------------   ------------   --------   --------
JANUARY 1, 1997....................    $     --       $    --      $ 8,994    $  8,994
Net loss...........................          --            --       (6,731)     (6,731)
Net transactions with Fisher.......          --            --        6,496       6,496
                                       --------       -------      -------    --------
DECEMBER 31, 1997..................          --            --        8,759       8,759
Net loss...........................          --            --       (6,550)     (6,550)
Net transactions with Fisher.......          --            --        5,214       5,214
                                       --------       -------      -------    --------
DECEMBER 31, 1998..................          --            --        7,423       7,423
Net loss to Spinoff date...........          --            --       (7,819)     (7,819)
Net transactions with Fisher.......          --            --        4,793       4,793
Parent's equity converted to
  debt.............................          --            --       (5,000)     (5,000)
Issuance of common stock to Fisher
  stockholders at Spinoff date.....          --            --          603          --
Preferred stock dividends and
  accretion of preferred stock to
  redemption value.................          (3)           --           --          (3)
Stock-based compensation expense...          --            --           --          83
Issuance of warrants to holders of
  notes payable....................          --            --           --         450
Net loss from Spinoff date to
  December 31, 1999................     (16,982)           --           --     (16,982)
                                       --------       -------      -------    --------
DECEMBER 31, 1999..................     (16,985)           --           --     (17,055)
Unaudited:
  Issuance of common stock.........          --            --           --       7,240
  Subscription receivable..........          --        (6,240)          --      (6,240)
  Repurchase of common stock.......          --            --           --          (1)
  Preferred stock dividends and
    accretion of preferred stock to
    redemption value...............        (114)           --           --        (114)
  Stock-based compensation
    expense........................          --            --           --       1,092
  Deemed dividend on issuance of
    Series A Mandatorily Redeemable
    Convertible 7% Preferred
    Stock..........................      (2,500)           --           --          --
  Net loss.........................      (7,837)           --           --      (7,837)
                                       --------       -------      -------    --------
MARCH 31, 2000 (UNAUDITED).........    $(27,436)      $(6,240)     $    --    $(22,915)
                                       ========       =======      =======    ========

        See the accompanying notes to consolidated financial statements.

                       PROCURENET, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                                  THREE MONTHS
                                                                        YEAR ENDED                    ENDED
                                                                       DECEMBER 31,                 MARCH 31,
                                                              ------------------------------   -------------------
                                                                1997       1998       1999       1999       2000
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(6,731)   $(6,550)   $(24,801)  $(8,019)   $(7,837)
  Adjustments to reconcile net loss to net cash used in
  operating activities:
    Depreciation and amortization...........................    1,459      1,824       3,506       989        909
    Stock-based compensation................................       --         --          83        --      1,092
    Net loss on disposition of long-term assets.............       38        739         148       113         --
    Accrued interest on debt................................       --         --       1,689        --         --
    Purchased in-process research and development...........       --        227       5,245     5,233         --
    Other non-cash items....................................       69          3           3        88        (55)
    Non-cash restructuring charges..........................      855      1,059        (233)       --         --
    Changes in operating assets and liabilities:
        (Increase) decrease in accounts receivable..........   (4,167)       459      (3,310)     (100)    (1,453)
        (Increase) decrease in inventories..................     (247)       130        (425)     (524)       212
        (Increase) decrease in prepaid and other current
          assets............................................      (27)      (305)       (203)       33       (148)
        Decrease in other assets............................       88         88         580       449         23
        Increase (decrease) in accounts payable and accrued
          expenses..........................................    4,548        566       5,213    (1,060)    (1,129)
                                                              -------    -------    --------   -------    -------
          Net cash used in operating activities.............   (4,115)    (1,760)    (12,505)   (2,798)    (8,386)
                                                              -------    -------    --------   -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (2,118)    (1,650)     (1,765)     (179)      (536)
  Acquisition of businesses, net of cash acquired...........       --     (3,193)     (8,887)   (8,701)        --
                                                              -------    -------    --------   -------    -------
          Net cash used in investing activities.............   (2,118)    (4,843)    (10,652)   (8,880)      (536)
                                                              -------    -------    --------   -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net transactions with Fisher..............................    6,496      6,409       4,793     3,230         --
  Proceeds on note receivable...............................      250         --          --        --         --
  Borrowings under notes payable to Fisher..................       --         --      17,000    14,000         --
  Repayments of notes payable...............................       --         --        (194)       --         --
  Issuance of common stock, net.............................       --         --          --        --      1,000
  Repurchase of treasury stock..............................       --         --          --        --         (1)
  Repayments of capital lease obligations...................      (19)      (104)        (67)      (14)       (14)
  Issuance of Series A Mandatorily Redeemable Convertible 7%
    Preferred Stock.........................................       --         --       2,927        --      7,000
                                                              -------    -------    --------   -------    -------
          Net cash provided by financing activities.........    6,727      6,305      24,459    17,216      7,985
                                                              -------    -------    --------   -------    -------

NET CHANGE IN CASH..........................................      494       (298)      1,302     5,538       (937)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............       32        526         228       228      1,530
                                                              -------    -------    --------   -------    -------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $   526    $   228    $  1,530   $ 5,766    $   593
                                                              =======    =======    ========   =======    =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for interest..................  $     9    $    19    $     17   $     5    $     2
                                                              -------    -------    --------   -------    -------
SUPPLEMENTAL NON-CASH ACTIVITY:
  Capital lease obligations incurred........................  $    --    $    --    $     72   $    10    $    --
                                                              -------    -------    --------   -------    -------

        See the accompanying notes to consolidated financial statements.

                       PROCURENET, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION AND BASIS OF PRESENTATION

    ORGANIZATION--The financial information contained herein includes consolidated data for ProcureNet, Inc., a Delaware corporation ("ProcureNet" or the "Company"), and its subsidiaries, Strategic Procurement Services Inc. (a wholly-owned subsidiary with 20 years' experience providing procurement services to government agencies), a Delaware corporation ("SPS"), SourceSys, Inc. (a majority-owned subsidiary that develops proprietary software and tools to translate legacy product description into a standardized format), a Delaware corporation ("SSI"), which is 77.26% owned, and Structured Computer
Systems, Inc. (a developer and marketer of enterprise procurement software), a Connecticut corporation ("SCS").

    ProcureNet is a leading provider of electronic commerce solutions for the procurement of goods by agencies and departments of the federal government. The Company also provides its solutions to state and local government agencies and to small-to-medium sized companies. Management believes the Company currently offers the only end-to-end electronic procurement solution tailored to meet the particular needs of government organizations. The Company is able to serve as a single electronic procurement source for its customers, enabling them to purchase a broad array of specialty and non-specialty goods.

    ProcureNet was formed from the procurement outsourcing services and systems and technology units that were formerly part of Fisher Scientific
International Inc. ("Fisher"). Prior to April 15, 1999, Fisher conducted ProcureNet's business through various divisions and subsidiaries. On April 15, 1999, the Board of Directors of Fisher began executing its decision to spinoff the ProcureNet business by distributing all of the outstanding stock of the Company in a taxable distribution to Fisher shareholders (the "Spinoff"). Each common shareholder of Fisher received one share of ProcureNet common stock for every share of Fisher common stock owned as of the record date for the Spinoff. Prior to and in order to facilitate the Spinoff, Fisher engaged in a series of internal reorganization transactions to consolidate within ProcureNet, the ProcureNet business operations. Accordingly, all financial information presented for the years ended December 31, 1997, 1998, and for the period ended April 15, 1999 were prepared on a consolidated basis as a result of the transfer of interests under common control.

    As used herein, references to the "Company" or "ProcureNet" include the historical operating results and activities of the business and operations transferred to the Company in the Spinoff.

    BASIS OF PRESENTATION--The consolidated financial statements reflect the results of operations, financial position, changes in stockholders' equity and cash flows of the Company as if the Company had been a separate entity for all periods presented. The consolidated financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the business transferred to ProcureNet in the Spinoff. Fisher's residual interest in the Company has been presented as Parent's Equity. Changes in the Parent's Equity up to the Spinoff date represent the net income or loss of the Company plus net transactions with Fisher.

    The Company had not incurred any material interest expense for the fiscal years prior to 1999 due to its financing relationship with Fisher. Prior to the Spinoff, a portion of general corporate overhead related to Fisher's corporate and common support services had been allocated to the Company. Management believes that these expenses have been allocated on a reasonable and consistent basis.

                       PROCURENET, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)
However, the costs of these services charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions as a stand-alone entity. Subsequent to the Spinoff, the Company entered into a two-year Transitional Services Agreement with Fisher, pursuant to which Fisher provides the Company with tax, legal, human resource, and insurance and claims administrative services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPALS OF CONSOLIDATION--The accompanying consolidated financial statements reflect the results of operations, financial position, changes in stockholders' equity and cash flows of the Company. The consolidated financial statements have been prepared using the historical basis of assets and liabilities and historical results of operations related to the businesses transferred to ProcureNet as if it were organized as a stand-alone entity for all periods presented. All intercompany balances and transactions have been eliminated.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investment instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

    INVENTORIES--Inventories are stated at the lower of cost or market value. Inventory costs generally reflect actual invoice costs. Reserves are established to record provisions for obsolete inventories in the period in which it becomes reasonably evident that the product is not saleable or the market value is less than cost.

    PROPERTY AND EQUIPMENT--Property and equipment, stated at cost, is being depreciated for financial reporting purposes on the straight-line method over the estimated useful lives of the assets (3-7 years). Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as an obligation. Amortization of capitalized leased assets is computed on the straight-line method over the shorter of the lease term or the assets' estimated useful lives.

    CAPITALIZED SOFTWARE--Costs incurred for development of computer software that will be sold, leased or otherwise marketed are capitalized when technological feasibility has been established, using the working model approach. After technological feasibility is established, costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. These capitalized costs are subject to an ongoing assessment of recoverability based upon anticipated future revenues and changes in hardware and software technologies. Costs capitalized include direct labor and related overhead.

    Amortization of capitalized software development costs begins when the product is available for general release. Amortization is provided on a product-by-product basis as the greater of the ratio of current gross revenues to total anticipated revenues or the straight-line method over periods not exceeding 5 years.

    GOODWILL--Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Goodwill related to the Company's 1998 and 1999 acquisitions (see note 15) is being amortized over five years. Goodwill related to SPS, a provider of procurement outsourcing services, acquired by Fisher in 1994, is being amortized over 20 years.

                       PROCURENET, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Goodwill is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

    INTANGIBLE ASSETS--Intangible assets, consisting of the value of the assembled workforce acquired in the SSI and SCS acquisitions, are being amortized on a straight-line basis over the estimated useful life of 5 years.

    IMPAIRMENT OF LONG-LIVED ASSETS--The Company evaluates its long-lived assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed are reported at the lower of the carrying amount or fair value less costs to sell.

    REVENUE RECOGNITION--Revenue generally is recognized at the time of shipment or delivery, based on specified shipping terms, or when services have been performed.

    The Company recognizes software revenue under Statement of Position (SOP) 97-2, SOFTWARE REVENUE RECOGNITION, as amended. Software license revenue is recognized when a purchase order has been received or a sales contract has been executed, delivery of the product and acceptance by the customer have occurred, the fees are fixed and determinable, and collection is probable. The portion of revenue which relates to the Company's obligations to provide customer support are deferred, based upon the price charged for customer support when it is sold separately, and recognized ratably over the maintenance period. Amounts received in excess of revenue recognized are included as deferred revenue on the Company's balance sheet.

    STOCK-BASED COMPENSATION--The Company accounts for stock-based employee compensation arrangements in accordance with Accounting Principles Board Opinion ("APB") No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and complies with the disclosure provisions of SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION." Under APB Opinion No. 25, compensation expense is based on the difference, if any, generally on the date of grant, between the fair value of the Company's stock and the exercise price of the option. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty's performance is complete.

    RESEARCH AND DEVELOPMENT COSTS--Research and development costs are charged to expense as incurred.

    INCOME TAXES--The Company's operating results for periods prior to the Spinoff will be included in Fisher's consolidated U.S. and state income tax returns. Through the date of Spinoff, the benefit for

                       PROCURENET, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) income taxes was based on the Company's expected annual effective tax rate calculated assuming the Company had filed separate tax returns under its then existing structure. The resulting tax benefit was transferred to Fisher with an offset to Parent's Equity. Future tax rates could vary from the historical effective tax rates depending upon the Company's future tax elections. Subsequent to the Spinoff, the benefit for income taxes is based on the Company's actual results for that period. Deferred income taxes reflect the future tax consequences of differences between the financial reporting and tax bases of assets and liabilities. Valuation allowances are established when required to reduce deferred tax assets to amounts more likely than not to be realized.

    NET LOSS PER COMMON SHARE--Basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted-average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted-average number of common and common equivalent shares outstanding adjusted for the dilutive effect of stock options, warrants, and shares to be issued upon conversion of convertible preferred stock (unless such common stock equivalents would be anti-dilutive), and the computation of diluted loss per share assumes the exercise of stock options and warrants using the treasury stock method. Prior to the Spinoff, the Company did not have its own capital structure. The weighted-average number of shares outstanding used in the net loss per common share calculation for periods prior to the Spinoff equaled the number of common shares issued on the date of the Spinoff, and, for periods subsequent to the Spinoff, included the number of common shares issued on the date of the Spinoff plus any actual share activity subsequent to the Spinoff. Further, since the computation of diluted net loss per common share is anti-dilutive, the amounts reported for basic and diluted net loss per common share are the same. For the year ended December 31, 1999, 40,272,393 potentially dilutive common shares, comprised of shares issuable upon exercise of options and warrants and conversion of the Series A Mandatorily Redeemable Convertible 7% Preferred Stock, were excluded from the diluted weighted-average shares outstanding calculation.

    Unaudited pro forma basic and diluted net loss per common share are computed as described above, and also gives effect to the conversion of Series A Mandatorily Redeemable Convertible 7% Preferred stock, which automatically converts to common stock upon completion of an initial public offering.

    RECLASSIFICATIONS--Certain prior year amounts have been reclassified to conform with the current year presentation.

    RECENTLY ISSUED ACCOUNTING STANDARDS--In 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In 1999, the FASB issued SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES-DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133. Additionally, in June 2000, the FASB issued SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES--AN AMENDMENT OF FASB STATEMENT NO. 133. SFAS No. 133, as amended, is effective for the Company January 1, 2001. SFAS No. 133 establishes new disclosure requirements, which provide a comprehensive standard for recognition and measurement of derivatives and hedging activities. This will require all derivatives to be recorded on the balance sheet at fair value and special accounting for certain types of hedges. The

                       PROCURENET, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company does not believe that SFAS No. 133, as amended, will have a material effect on its consolidated financial statements.

    USE OF ESTIMATES--The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--Management believes that the fair value of the Company's financial instruments, which include cash equivalents, accounts payable, and accounts receivable, approximates their carrying value.

    UNAUDITED INTERIM FINANCIAL INFORMATION--The consolidated financial statements as of and for the three months ended March 31, 1999 and 2000 are unaudited but, in the opinion of management, include all normal recurring adjustments necessary for a fair presentation of financial position, results of operations, and cash flows. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of results to be expected for the full calendar year 2000 or any other future period.

    UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY (DEFICIT)--If the offering contemplated by this prospectus is consummated, all of the Series A Mandatorily Redeemable Convertible Preferred Stock outstanding as of the date the offering is consummated will automatically be converted into voting or non-voting common stock, based upon the choice of the holder. Based on Series A Mandatorily Redeemable Convertible Preferred Stock outstanding at March 31, 2000, an aggregate of 50,573,600 shares of common stock will be issued upon conversion. Unaudited pro forma stockholders' equity (deficit) at March 31, 2000, assuming the conversion of Series A Mandatorily Redeemable Convertible Preferred Stock into voting common stock, is disclosed on the balance sheet.

3. ACCOUNTS RECEIVABLE

    Accounts receivable consists of the following:

                                                     DECEMBER 31,
                                                  -------------------    MARCH 31,
                                                    1998       1999        2000
                                                  --------   --------   -----------
                                                                        (UNAUDITED)
Billed..........................................   $7,364    $ 9,508      $11,820
Unbilled........................................      913      2,486        1,626
                                                   ------    -------      -------
Total accounts receivable.......................    8,277     11,994       13,446
Less allowance for doubtful accounts............     (398)      (408)        (358)
                                                   ------    -------      -------
Accounts receivable, net........................   $7,879    $11,586      $13,088
                                                   ======    =======      =======

    Billed receivables include related party receivables of $20 and $5 at December 31, 1998 and 1999, respectively.

                       PROCURENET, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. ACCOUNTS RECEIVABLE (CONTINUED)
    Unbilled receivables primarily relate to sales recorded on standard products which have been shipped but have not yet been finally invoiced due to customer invoicing requirements. The Company has no significant remaining obligations relating to these unbilled receivables and collectibility is probable. Substantially all unbilled receivables as of December 31, 1998 were collected during fiscal 1999. All unbilled receivables as of December 31, 1999 are expected to be collected in less than one year.

    Charges to bad debt expense during the years ended December 31, 1997, 1998, and 1999 were $144, $421, and $459, respectively. Write-offs of accounts receivable to the allowance for doubtful accounts during the year ended December 31, 1997, 1998, and 1999 were $54, $233 and $449, respectively.

4. INVENTORIES

    Inventories consist of the following:

                                                       DECEMBER 31,
                                                    -------------------    MARCH 31,
                                                      1998       1999        2000
                                                    --------   --------   -----------
                                                                          (UNAUDITED)
Finished goods....................................   $ 700      $1,125       $ 912
Less reserve for obsolescence.....................    (192)       (228)       (221)
                                                     -----      ------       -----
Inventories, net..................................   $ 508      $  897       $ 691
                                                     =====      ======       =====

    Charges to inventory obsolescence expense during the years ended
December 31, 1997, 1998, and 1999 were $13, $2, and $66, respectively. Disposals of inventory against the reserve for obsolescence were zero during the years ended December 31, 1997 and 1998 and $30 during the year ended December 31, 1999.

5. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                     DECEMBER 31,
                                                  -------------------    MARCH 31,
                                                    1998       1999        2000
                                                  --------   --------   -----------
                                                                        (UNAUDITED)
Leasehold improvements..........................  $   489    $   643      $   647
Furniture and fixtures..........................      218        426          466
Machinery and equipment.........................    2,682      4,131        4,622
                                                  -------    -------      -------
Total property and equipment....................    3,389      5,200        5,735
Accumulated depreciation........................   (1,632)    (2,377)      (2,655)
                                                  -------    -------      -------
Property and equipment, net.....................  $ 1,757    $ 2,823      $ 3,080
                                                  =======    =======      =======

                       PROCURENET, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5. PROPERTY AND EQUIPMENT (CONTINUED)
    In 1998, the Company transferred property and equipment, with a net book value of $1,195, to Fisher in a non-cash transaction, with an offset to Parent's Equity. Depreciation expense for the years ended December 31, 1997, 1998 and 1999 was $656, $1,058 and $861, respectively.

6. CAPITALIZED SOFTWARE

    Capitalized software consists of the following:

                                                      DECEMBER 31,
                                                   -------------------    MARCH 31,
                                                     1998       1999        2000
                                                   --------   --------   -----------
                                                                         (UNAUDITED)
Capitalized software.............................   $1,378     $1,836       $1,836
Accumulated amortization.........................     (130)      (773)        (942)
                                                    ------     ------       ------
Capitalized software, net........................   $1,248     $1,063       $  894
                                                    ======     ======       ======

    Amortization expense for the years ended December 31, 1997, 1998 and 1999 was $515, $328 and $643, respectively.

                       PROCURENET, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7. GOODWILL AND OTHER INTANGIBLES

    Goodwill and other intangibles consist of the following:

                                                    DECEMBER 31,
                                                 -------------------    MARCH 31,
                                                   1998       1999        2000
                                                 --------   --------   -----------
                                                                       (UNAUDITED)
Goodwill.......................................  $ 8,986    $12,770      $12,770
Other intangibles..............................      271        631          631
                                                 -------    -------      -------
Total goodwill and other intangibles...........    9,257     13,401       13,401
Accumulated amortization.......................   (1,444)    (3,446)      (3,907)
                                                 -------    -------      -------
Goodwill and other intangibles, net............  $ 7,813    $ 9,955      $ 9,494
                                                 =======    =======      =======

    Amortization expense for the years ended December 31, 1997, 1998 and 1999 was $288, $438 and $2,002, respectively.

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                                    DECEMBER 31,
                                                 -------------------    MARCH 31,
                                                   1998       1999        2000
                                                 --------   --------   -----------
                                                                       (UNAUDITED)
Accounts payable...............................  $ 8,636    $13,497      $12,860
Accrued payroll and other benefits.............      728      2,064        1,675
Other accrued expenses.........................    2,218      2,748        2,253
Restructuring charge (see Note 16).............    1,261         45           --
                                                 -------    -------      -------
Total accounts payable and accrued expenses....  $12,843    $18,354      $16,788
                                                 =======    =======      =======

9. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                    DECEMBER 31,
                                               -----------------------    MARCH 31,
                                                 1998           1999        2000
                                               --------       --------   -----------
                                                                         (UNAUDITED)
Revolving line of credit.....................  $    --        $ 8,413      $ 8,413
Term note A..................................       --          5,467        5,467
Term note B..................................       --          9,809        9,809
Other note payable...........................       --              5            5
                                               -------        -------      -------
Total long-term debt.........................  $    --        $23,694      $23,694
                                               =======        =======      =======

    In the first quarter of 1999, in order to finance the SCS acquisition, the Company issued a note for $9.0 million to Fisher, which financed the purchase on behalf of the Company. Additionally,

                       PROCURENET, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

9. LONG-TERM DEBT (CONTINUED)
$5.0 million of payables due Fisher, then classified as Parent's Equity in the consolidated balance sheet, were converted into a note payable to Fisher. Prior to the Spinoff, both of these notes were exchanged for term notes bearing interest at 9.0% and payable in full on December 31, 2007. In addition, the Company entered into a revolving line of credit with Fisher for $8.0 million, bearing interest at 9.0%, expiring December 31, 2007. The Company has already drawn the $8.0 million available under this line of credit. The Company has the option, under certain circumstances, of deferring payment of accrued interest under these facilities through December 2001. The Company exercised its option and the unpaid accrued interest has been added to the face value of the outstanding principal amounts under the facilities. The balance outstanding under these Fisher financing facilities was $23.7 million at December 31, 1999 and March 31, 2000. The Fisher financing facilities are guaranteed by the Company and are secured by substantially all of its assets. Covenants related to the Fisher financing facilities include certain financial reporting requirements, limitations on entering into additional debt arrangements, maintenance of certain insurance coverages, restrictions on certain payments, limitations on investments and certain other requirements (see note 19). In order to induce Fisher to maintain these financing arrangements after the Spinoff and to enter into the revolving line of credit, the Company has issued Fisher a warrant which entitles Fisher to purchase up to 20% of ProcureNet's equity (after giving effect to the warrant) at any time prior to December 31, 2007. (See note 11).

10. COMMITMENTS AND CONTINGENCIES

    CAPITAL LEASES--The Company leases certain property and equipment under capital leases. Leased equipment included in property and equipment consists of the following:

                                                         DECEMBER 31,
                                                    -----------------------    MARCH 31,
                                                      1998           1999        2000
                                                    --------       --------   -----------
                                                                              (UNAUDITED)
Leased equipment..................................    $124           $146         $146
Less accumulated depreciation.....................     (63)           (32)         (43)
                                                      ----           ----         ----
Total.............................................    $ 61           $114         $103
                                                      ====           ====         ====

    OPERATING LEASES--The Company has operating lease commitments expiring at various dates, principally for real property, machinery and equipment, and transportation equipment. Total rent expense amounted to approximately $442, $403 and $712 in 1997, 1998 and 1999, respectively.

                       PROCURENET, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    LEASE COMMITMENTS--Future minimum commitments under these leases are as follows:

YEAR ENDING                                                  OPERATING   CAPITAL
DECEMBER 31,                                                  LEASES      LEASES
------------                                                 ---------   --------
2000.......................................................   $  973       $ 48
2001.......................................................      816         33
2002.......................................................      748          4
2003.......................................................      645          1
2004.......................................................      488         --
Thereafter.................................................      175         --
                                                              ------       ----
Total minimum lease payments...............................   $3,845         86
                                                              ======
Less amounts representing interest.........................                  (8)
                                                                           ----
Obligations under capital leases...........................                  78
Less current portion.......................................                 (42)
                                                                           ----
Long-term portion..........................................                $ 36
                                                                           ====

    LEGAL PROCEEDING--The Company is involved in certain legal matters in the normal course of business. The Company's management does not believe that the ultimate resolution of any of these matters will have a material adverse effect on the Company's financial position, results of operations or cash flows.

11. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

    COMMON STOCK--The Company has authorized 1,000,000,000 shares of common stock, with 4,367,335 of these shares designated as series A non-voting common stock and 10,653,585 of these shares designated as series B non-voting common stock. Each share of series A non-voting common stock may be converted into one share of voting common stock at any time at the option of the holder. Each share of series B non-voting common stock may be converted into one share of voting common stock after the occurrence of certain events, as defined.

    PREFERRED STOCK--The Company has authorized 15,000,000 shares of preferred stock and designated 2,000,000 of these shares as Series A Mandatorily Redeemable Convertible 7% Preferred Stock, par value $0.01 ("Series A"). In December 1999, the Company entered into a Preferred Stock Purchase Agreement to issue and sell 1,000,000 shares of Series A at $10 per share. The agreement requires the purchasers to deposit the aggregate purchase price for the number of shares to be purchased in an escrow account. The agreement may be terminated at any time by the purchasers and any undisbursed commitment will be returned to the purchasers by the escrow agent. At December 31, 1999, the Company had issued and sold 300,000 shares under the Preferred Stock Purchase Agreement. Net proceeds from the offering totaled $2,927, net of offering costs of $73. The Company is accreting the Series A to an aggregate liquidation value of $3,000.

                       PROCURENET, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

11. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)
    The holders of Series A receive cumulative dividends at a rate per annum equal to 7% of the then effective liquidation preference. Dividends may be paid at the Company's option in either cash or by the issuance of additional shares of Series A having an aggregate liquidation preference equal to the amount of such dividends. In the event dividends are declared and paid through the issuance of additional shares of Series A, such dividends shall be deemed paid in full and shall not accumulate.

    At any time at the option of the holder, each outstanding share of Series A Preferred stock shall automatically be converted into the number of shares of common stock determined by dividing the liquidation preference by the conversion price in effect at the time of conversion. At December 31, 1999, the liquidation preference is $10 per share and the conversion price is $0.20 per share, resulting in a conversion of 50 shares of common stock for each share of Series A.

    Each outstanding share of Series A Preferred stock shall automatically convert into the number of shares of common stock determined by dividing the liquidation preference by the conversion price in effect upon the completion of an initial public offering. The Company may redeem at any time any or all of the outstanding shares of Series A Preferred stock at the liquidation preference plus all accumulated and unpaid dividends per share, payable in cash. This redemption is mandatory on December 22, 2009.

    WARRANTS--In March 1999, in connection with financing arrangements with Fisher, the Company issued warrants to Fisher to purchase 10,008,164 shares of the Company's common stock at a price of $.01 per share. The number of warrants will be adjusted to insure the total warrant represents 20% of the Company's common stock, after giving effect to the warrant. The warrants can be exercised when the equity value of the Company equals or exceeds $56 million and will expire on December 31, 2007 (see note 19).

    The Company engaged an independent appraiser to perform a valuation of this warrant. The appraised value, $450, has been capitalized in other assets on the accompanying consolidated balance sheet and is being amortized to interest expense over the life of the financing.

    In April 1999, in conjunction with the Spinoff, the Company issued warrants to purchase 2,583,315 shares of the Company's common stock at a price of $.15 per share, which was also the fair value. The warrants are immediately exercisable and expire on January 21, 2008. Such warrants were issued so that shareholders of Fisher will maintain a proportionate interest in the Company after the Spinoff.

    1999 STOCK OPTION PLAN--Under the Company's 1999 Equity and Incentive Plan (the "Plan"), 10,000,000 shares of common stock have been reserved for the issuance of incentive stock options (ISO) or non-statutory stock options (NSO) to employees, officers, directors, and independent consultants. The ISOs may be granted at a price per share not less than the fair market value on the date of the grant. The NSOs may be granted at a price per share not less than 50% of the fair market value at the date of the grant. Options granted under the Plan are exercisable over a maximum term of ten years from the date of grant and generally vest over periods of up to four years. As of December 31, 1999, the Company has 1,083,649 shares available for grant.

                       PROCURENET, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

11. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of the Company's stock option activity under the plan is set forth below as of December 31, 1999:

                                           OPTIONS OUTSTANDING
                             -----------------------------------------------
                                         WEIGHTED-AVERAGE                           OPTIONS EXERCISABLE
                                            REMAINING       WEIGHTED-AVERAGE   ------------------------------
RANGE OF                     NUMBER OF     CONTRACTUAL       EXERCISE PRICE      NUMBER      WEIGHTED-AVERAGE
EXERCISE PRICES               SHARES       LIFE (YEARS)        PER SHARE       EXERCISABLE    EXERCISE PRICE
---------------              ---------   ----------------   ----------------   -----------   ----------------
$0.15......................  3,445,000         9.30              $0.15                --         $     --
$0.80......................  1,899,900         9.39              $0.80                --               --
$1.00......................  2,250,000         9.37              $1.00                --               --
$5.00......................  1,321,451         9.50              $5.00                --               --
                             ---------                                           -------
$0.15-$5.00................  8,916,351         9.37              $1.22                --         $     --
                             =========                                           =======

    The Company applies APB Opinion No. 25 and related interpretations in accounting for its Plan. There was no compensation expense recognized in 1999 related to employee stock option grants as all grants were made with an exercise price equal to or greater than the fair value at grant date, and a measurement date had occurred. Had the Company applied SFAS No. 123 in accounting for its Plan, there would have been no additional compensation expense for 1997 and 1998, as no options had been granted, and approximately $30 for 1999. The application of the fair value method would have no impact on basic and diluted earnings per share for the year ended December 31, 1999. The fair value of each option grant was estimated using a Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 6.5%; and expected lives of 5 years. The weighted average fair value of 1999 stock option grants was $0.03.

    The following table summarizes information about stock options outstanding:

                                                            YEAR ENDED         THREE MONTHS ENDED
                                                        DECEMBER 31, 1999        MARCH 31, 2000
                                                       --------------------   --------------------
                                                                   WEIGHTED               WEIGHTED
                                                                   AVERAGE                AVERAGE
                                                                   EXERCISE               EXERCISE
                                                        OPTIONS     PRICE      OPTIONS     PRICE
                                                       ---------   --------   ---------   --------
Outstanding at beginning of period...................         --    $  --     8,916,351    $1.22
  Granted............................................  8,936,151     1.22            --       --
  Exercised..........................................         --                     --
  Cancelled..........................................    (19,800)    2.20      (891,400)    2.81
                                                       ---------              ---------
Outstanding at end of period.........................  8,916,351    $1.22     8,024,951    $1.05
                                                       ---------              ---------
Options exercisable at end of period.................         --    $  --            --    $  --
                                                       =========              =========

    The Company has granted approximately 2.8 million stock options to non-employees (included in the above table). As the vesting of these options is dependent upon future services to be provided by these non-employees, a measurement date has not occurred. As a result, variable plan accounting is

                       PROCURENET, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

11. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED) used and compensation costs will vary each accounting period until a final measurement date occurs. Compensation costs are measured using a Black-Scholes option-pricing model. Charges of approximately $83 have been recorded to general and administrative expense for the year ended December 31, 1999 to reflect the fair value of the options earned by the option holders through that date (see note 19).

12. INCOME TAXES

    The benefit for income taxes consists of the following:

                                                          DECEMBER 31,
                                                 ------------------------------
                                                   1997       1998       1999
                                                 --------   --------   --------
Current:
  Federal......................................  $(3,625)   $(3,583)   $  (967)
  State........................................     (863)      (853)      (290)
                                                 -------    -------    -------
Total current..................................   (4,488)    (4,436)    (1,257)
                                                 -------    -------    -------
Net benefit for income taxes...................  $(4,488)   $(4,436)   $(1,257)
                                                 =======    =======    =======

    The difference between the effective income tax rate and the statutory Federal income tax rate is primarily due to state taxes.

    The tax effects of temporary items that give rise to significant portions of the deferred tax accounts are as follows:

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Deferred tax assets:
  Bad debt reserve..........................................   $  84     $   159    $   163
  Inventory.................................................      76          77         91
  Operating loss carryforward...............................      --          --      6,374
  Fixed assets..............................................      76         177         --
  Other reserves............................................     162         672         95
                                                               -----     -------    -------
  Gross deferred tax assets.................................     398       1,085      6,723
Deferred tax liability:
  Fixed assets..............................................      --          --        (61)
  Less valuation allowance..................................    (398)     (1,085)    (6,662)
                                                               -----     -------    -------
                                                               $  --     $    --    $    --
                                                               =====     =======    =======

    At December 31, 1999, the Company had accumulated federal net operating loss carryforwards for tax purposes of approximately $5,099 and state net operating losses of approximately $1,275, which expire in 2019 and 2006, respectively.

                       PROCURENET, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

12. INCOME TAXES (CONTINUED)
    The deferred tax asset is reduced by a full valuation allowance since the Company has never been profitable. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or the entire deferred tax asset will not be realized.

    The Company has entered into a tax sharing agreement with Fisher pursuant to the Spinoff. The agreement requires Fisher to indemnify and hold harmless, companies included in the Fisher federal consolidated income tax group for U.S. income tax purposes for federal income tax deficiencies, if any, with regard to the pre-Spinoff period.

13. DEFINED CONTRIBUTION PLAN

    The Company has a savings and profit sharing plan (the "Savings Plan"). The Savings Plan allows eligible employees to participate after six months and 500 hours of service. Participants may elect to contribute between 1% and 15% of their annual compensation as defined in the Savings Plan. The Company is obligated to contribute an amount equal to 25% of each employee's basic contribution, as defined, and may, at the discretion of the Company, contribute additional amounts. Prior to the date of Spinoff, employees were able to contribute to Fisher's savings and profit sharing plan.

    The Company's combined contributions to the Savings Plan and Fisher's plan which has been charged to operations for the years ended December 31, 1997, 1998 and 1999 were approximately $120, $160 and $596, respectively.

14. CONCENTRATION OF CREDIT RISK

    At December 31, 1998 and 1999, the Company's trade receivables were concentrated with agencies of the U.S. Government, all of which management believes have substantial financial resources. Sales are typically made on credit. The Company does not hold collateral to secure payment. Although the Company maintains an allowance for doubtful receivables that it believes to be adequate, a payment default on a significant sale or customer receivable could materially and adversely affect its operating results and financial condition.

    Net sales to major customers as a percentage of revenue are as follows:

                                                                            FOR THE THREE
                                                                            MONTHS ENDED
                                              FOR THE YEAR ENDED              MARCH 31,
                                                 DECEMBER 31,                (UNAUDITED)
                                     ------------------------------------   -------------
                                       1997          1998          1999         2000
                                     --------      --------      --------       ----
U.S. Government....................     54.6%         52.1%         76.0%        76.2%
                                      ======        ======        ======         ====
U.S. Government Prime
  Contractors......................     38.8%         41.9%         15.0%        18.2%
                                      ======        ======        ======         ====

    For the years ended December 31, 1997 and 1998, two U.S. government prime contractor customers each represented over 10% of the total revenue of the Company. For the year ended December 31, 1999 and the three months ended
March 31, 2000, no single U.S. government prime contractor customer represented over 10% of the total revenue of the Company.

                       PROCURENET, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

15. ACQUISITIONS

    On January 13, 1999, the Company completed the acquisition of all of the outstanding shares of SCS, a company which develops, markets, and sells enterprise procurement software. Pursuant to the Stock Purchase and Sale Agreement, the Company paid $9,000 in cash.

    On June 18, 1998, the Company acquired 73.15% of the outstanding stock of SSI, which develops proprietary software and tools to standardize product classifications and descriptions using Common Language Generator technology. The purchase price of the stock acquisition was $3,310, plus transaction-related expenses. On June 30, 1999, the Company acquired an additional 4.11% of the outstanding stock of SSI for $186.

    The Company is obligated under certain circumstances to purchase the remaining outstanding shares of SSI from the minority shareholders, at various dates through June 2001 at the greater of the fair market value or a predetermined per share price as of the effective purchase date. The Company also has the right to purchase all or a portion of the outstanding minority shares, at any time through June 2001, at the greater of the fair market value at the purchase date or a predetermined per share amount. The aggregate minimum purchase price to acquire all the remaining outstanding shares is approximately $1,269. Should the Company acquire the remaining shares of SSI, the purchase price will have a direct increase in the Company's identifiable intangible assets and goodwill.

    These transactions have been accounted for using purchase accounting and, accordingly, the purchase price was allocated to the tangible and identifiable intangible assets acquired based on estimated fair values at the date of acquisition. The excess purchase price over the net assets and liabilities acquired was allocated to goodwill and is being amortized over 5 years. The results of operations of the acquisition have been included in the consolidated financial statements since the date of acquisition.

    The following represents the allocation of the purchase price and cash flow details of the acquisitions:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Net tangible assets.........................................   $ (603)    $ (510)
Goodwill & intangible assets................................    3,686      4,451
Purchased in-process research & development.................      227      5,245
                                                               ------     ------
Cash paid for acquisitions..................................    3,310      9,186
Less cash acquired..........................................     (117)      (299)
                                                               ------     ------
Net cash paid for acquisition...............................   $3,193     $8,887
                                                               ======     ======

    Management is responsible for estimating the fair value of the purchased in-process research and development. As of the date of the acquisitions, both SSI and SCS had a research and development project in process, related to the development of software, that had not reached technological feasibility. SSI's and SCS's in-process research and development related to new technologies. The fair value assumptions relating to pricing, product margins and expense levels were based upon management's experience with its own operations. In developing the Company's future estimated

                       PROCURENET, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

15. ACQUISITIONS (CONTINUED)
revenues and costs, the new technologies introduction and related net cash flows were expected to commence in calendar 2000.

    The following unaudited pro forma information assumes that the acquisitions occurred on January 1 of each year presented, after giving effect to certain adjustments, including amortization of goodwill, increased depreciation expense and increased interest expense on the acquisition debt incurred and the related income tax effects. The pro forma results are not necessarily indicative of the results of operations that would actually have occurred had the transaction taken place on the dates indicated or of the results that may occur in the future:

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                          1998         1999
                                                       ----------   ----------
                                                             (UNAUDITED)
Net sales............................................   $ 63,421     $ 70,116
                                                        ========     ========
Net loss.............................................   $(11,336)    $(21,474)
                                                        ========     ========
Basic and diluted net loss per common share..........   $  (0.28)    $  (0.54)
                                                        ========     ========

16. RESTRUCTURING CHARGES

    In 1997, the Company's management terminated development efforts related to a software product and recorded a restructuring charge of $1,015. This charge included an $855 write-off of the carrying value of the technology underlying the product and a charge of $160 for severance and outplacement costs related to the termination of nine individuals who provided development services related to the product. The activities related to the exit plan were completed in 1997. The impact of terminating the development of the product will not have a significant impact on revenue.

    In 1998, the Company's management terminated development of a procurement software product and recorded a restructuring charge of $2,381. This charge included a $1,059 write-off of the carrying value of technology underlying the product and a charge of $1,322 for severance and outplacement costs related to the termination of 12 individuals who provided development and support services related to the product. The impact of terminating development and support services related to the procurement software will not have a material impact on revenue. In 1999, the Company's estimate related to severance and outplacement services was revised and $233 of the accrual was reversed into income. The remaining severance accrual of $45 at December 31, 1999 was paid in 2000.

                       PROCURENET, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

16. RESTRUCTURING CHARGES (CONTINUED)
    The liabilities accrued for the restructuring costs are as follows:

                                          SEVERANCE
                                             AND
                                            OTHER     EQUIPMENT
                                          PERSONNEL      AND
                                           RELATED     SUPPORT      OTHER
                                            COSTS     FACILITIES    ASSETS     TOTAL
                                          ---------   ----------   --------   --------
Restructuring charge recorded...........   $  160       $  --       $ 855     $ 1,015
Cash expenditures.......................     (160)         --        (855)     (1,015)
                                           ------       -----       -----     -------
Balance December 31, 1997...............   $   --       $  --       $  --     $    --
                                           ======       =====       =====     =======
Restructuring charge recorded...........   $1,322       $ 752       $ 307     $ 2,381
Cash expenditures.......................      (61)         --          --         (61)
Asset impairment........................       --        (752)       (307)     (1,059)
                                           ------       -----       -----     -------
Balance December 31, 1998...............   $1,261       $  --       $  --     $ 1,261
                                           ======       =====       =====     =======
Cash expenditures.......................     (983)         --          --        (983)
Liability not used......................     (233)         --          --        (233)
                                           ------       -----       -----     -------
Balance December 31, 1999...............   $   45       $  --       $  --     $    45
                                           ======       =====       =====     =======

17. SEGMENT REPORTING

    SFAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION," established standards for reporting information about operating segments in annual financial statements issued to stockholders. It also establishes standards for related disclosures about products and services, and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

    The Company operates and reports its results in one segment, procurement. The Company generates revenue from business-to-government electronic commerce, procurement outsourcing and software licensing and maintenance fees. The Company's business-to-government electronic commerce and procurement outsourcing services are typically provided pursuant to contractual arrangements. Historically, software licensing and maintenance fees have not been significant and have comprised approximately 4% and 5% of our total revenue for the three months ended March 31, 2000 and for the year ended December 31, 1999, respectively. In addition, substantially all of the Company's revenue is derived from customers in the United States.

18. RELATED PARTIES

    Prior to the Spinoff, a portion of general corporate overhead related to Fisher's corporate and common support services was allocated to the Company and classified as management fees. Subsequent to the Spinoff, the Company entered into a two-year Transitional Services Agreement with Fisher, pursuant to which Fisher provides the Company with tax, legal, human resource, and insurance and

                       PROCURENET, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

18. RELATED PARTIES (CONTINUED)
claims administrative services. Management and Transitional Services fees charged to the Company by Fisher for these services for the years ended
December 31, 1997, 1998 and 1999 was $347, $550 and $620, respectively. In addition, the Company's employees participate in Fisher's health, welfare and retirement benefit programs for which Fisher charges the Company for the allocable portion of the expense. Health, welfare and retirement expense paid to Fisher for the years ended December 31, 1997, 1998, and 1999 was $482, $877, and $851, respectively. The Company sub-leases certain of its office space from Fisher. Rent expense paid to Fisher for the years ended December 31, 1997, 1998, and 1999 was $219, $150, and $142, respectively. Purchases from Fisher for the years ended December 31, 1997, 1998, and 1999 were $571, $667, and $865, respectively. Revenue from sales to Fisher for the years ended December 31, 1997, 1998, and 1999 was $1,335, $1,427, and $1,248, respectively.

    To the extent the Company experienced cash needs for working capital purposes, capital expenditures, or acquisitions, such funds have been historically provided by Fisher. The net effect of these transactions resulted in a payable to Fisher in the amount of $12,239 and $14,143 for 1997 and 1998, respectively. Net amounts payable to Fisher are included in Parent's Equity.

    The Company owns a ten percent equity interest in Leafield Logistics and Technical Services Limited ("LLTS"), a United Kingdom company, a service company that provides purchasing and materials management services, which is accounted for under the cost method. The carrying value of this investment is $60 and is included in other non-current assets. LLTS has a licensing agreement with the Company for the use of its proprietary software system. The net book value of the license agreement, included in other non-current assets, as of December 31, 1998 and 1999 was $336 and $252, respectively. Cash receipts related to this licensing agreement were $157, $138, and $199 in 1997, 1998, and 1999, respectively. Also, the Company provides marketing and technical expertise to LLTS. This arrangement has resulted in other income in 1997, 1998, and 1999 of $57, $63, and $34, respectively.

19. SUBSEQUENT EVENTS

    On January 28, 2000 and March 24, 2000, the Company issued and sold 450,000 and 250,000 shares of Series A Preferred stock, respectively, under the Preferred Stock Purchase Agreement (Note 11). Net proceeds from the offering totaled $7,000. A deemed dividend of $2,500 has been recorded for the three months ended March 31, 2000 related to the conversion feature embedded in the Series A Preferred Stock issued on March 24, 2000.

    On January 31, 2000, the Company entered into a Stock Subscription Agreement with its new CEO. Under the terms of the agreement, the Company issued and sold 36,200,000 shares of common stock at $.20 per share. The shares can be called under certain conditions by the Company and were purchased by the CEO with cash of $1,000, a recourse note of $750 and a non-recourse note of $5,490. The agreement was deemed to be a variable stock-based arrangement under APB Opinion No. 25 and approximately $634 of compensation expense was recorded to general and administrative expense in the quarter ended March 31, 2000. In April 2000, the agreement was modified and compensation expense to be recognized was fixed based upon the intrinsic value at the amendment date. The Company will recognize approximately $23,000 of compensation expense over the life of the arrangement.

                       PROCURENET, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

19. SUBSEQUENT EVENTS (CONTINUED)
    On March 7, 2000, the Board of Directors passed a resolution to approve the 2000 Long-Term Incentive Plan and reserved 18,000,000 shares of common stock for the issuance of incentive stock options under this new plan.

    In April 2000, stock option grants to non-employees (see note 11) were modified to remove all performance commitments and to make all outstanding options under these grants immediately exercisable. As a result, the Company will take a charge for approximately $2,100 in the quarter ended June 30, 2000 to reflect the fair value of the amended stock option grants.

    On June 29, 2000, the Company issued and sold 2,000,000 shares of Series B Mandatorily Redeemable Convertible 7% Preferred Stock. Net proceeds from the offering totaled $19,900. The Company will record a deemed dividend in the quarter ended June 30, 2000 for the beneficial conversion feature embedded in the Series B preferred stock.

    On July 5, 2000, Fisher cancelled the Company's outstanding debt and accrued interest thereon, which was approximately $24,800. On July 5, 2000, Fisher and the Company also terminated the Transitional Services Agreement and entered into an Administrative Services Agreement whereby Fisher will provide the Company certain services for a one-year period, with an option to extend for an additional year. The Company will reimburse Fisher for reasonable costs for the services it receives. Additionally, Fisher granted to the Company a non-exclusive perpetual license to use its Electronic Sourcing System patent. The Company will pay Fisher a license fee when the number of servers using the patent exceeds a defined threshold. Simultaneous with these agreements, the warrant originally granted to Fisher in March 1999 was canceled and a new warrant was issued to Fisher. The new warrant is immediately exercisable and entitles Fisher to acquire 61,970,000 shares of common stock at an aggregate exercise price of $100.

    On July 5, 2000, the Company granted a warrant for 9,000,000 shares of common stock to Latona Associates Inc., immediately exercisable at $0.20 per share. Latona Associates Inc. is controlled by the Company's chairman.

                                     ******

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Structured Computer Systems, Inc.

    We have audited the accompanying balance sheets of Structured Computer Systems, Inc. as of January 31, 1998 and January 12, 1999, and the related statements of operations, changes in stockholders' deficit and cash flows for the period February 1, 1998 through January 12, 1999 and the year ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Structured Computer Systems, Inc. at January 31, 1998 and January 12, 1999, the results of their operations and their cash flows for the year ended January 31, 1998 and the period February 1, 1998 through January 12, 1999, in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

June 25, 1999

Parsippany, New Jersey

                       STRUCTURED COMPUTER SYSTEMS, INC.

                                 BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              JANUARY 31,   JANUARY 12,
                                                                 1998          1999
                                                              -----------   -----------
                                        ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................     $   10        $  299
  Accounts receivable--net..................................      1,003           364
  Prepaid expenses and other current assets.................         39            13
                                                                 ------        ------
    Total current assets....................................      1,052           676
PROPERTY AND EQUIPMENT--Net.................................        111           122
                                                                 ------        ------
OTHER ASSETS:
  Capitalized software--net.................................        109           113
  Other noncurrent assets...................................         14            14
                                                                 ------        ------
    Total other assets......................................        123           127
                                                                 ------        ------
TOTAL ASSETS................................................     $1,286        $  925
                                                                 ------        ------

                         LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................     $1,375        $1,464
  Current portion of long-term debt.........................        271           190
  Current portion of obligations under capital leases.......         15             3
                                                                 ------        ------
    Total current liabilities...............................      1,661         1,657

OBLIGATIONS UNDER CAPITAL LEASES............................          5            --

LONG-TERM DEBT..............................................         12             9
                                                                 ------        ------
    Total liabilities.......................................      1,678         1,666
                                                                 ------        ------

STOCKHOLDERS' DEFICIT:
  Common stock, par value--$.10 per share, authorized
    500,000 shares; issued and outstanding, 135,349 and
    150,777 shares, respectively............................         13            15
  Additional paid-in capital................................         68            66
  Accumulated deficit.......................................       (398)         (822)
  Stockholders' loans.......................................        (75)           --
                                                                 ------        ------
    Total stockholders' deficit.............................       (392)         (741)
                                                                 ------        ------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.................     $1,286        $  925
                                                                 ======        ======

                See accompanying notes to financial statements.

                       STRUCTURED COMPUTER SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                                      PERIOD
                                                                    YEAR         FEBRUARY 1, 1998
                                                                   ENDED             THROUGH
                                                              JANUARY 31, 1998   JANUARY 12, 1999
                                                              ----------------   ----------------
NET SALES...................................................       $4,895             $3,580
COST OF SALES...............................................          777                770
                                                                   ------             ------
    Gross profit............................................        4,118              2,810
                                                                   ------             ------
EXPENSES:
  Selling, general and administrative.......................        2,400              2,287
  Research and development..................................          991                808
                                                                   ------             ------
    Total expenses..........................................        3,391              3,095
                                                                   ------             ------
INCOME (LOSS) FROM OPERATIONS...............................          727               (285)
INTEREST EXPENSE............................................           49                 21
OTHER EXPENSE...............................................            8                  2
                                                                   ------             ------
INCOME (LOSS) BEFORE INCOME TAXES...........................          670               (308)
PROVISION FOR INCOME TAXES..................................           72                116
                                                                   ------             ------
NET INCOME (LOSS)...........................................       $  598             $ (424)
                                                                   ======             ======

                See accompanying notes to financial statements.

                       STRUCTURED COMPUTER SYSTEMS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

         YEAR ENDED JANUARY 31, 1998 AND PERIOD ENDED JANUARY 12, 1999

                             (DOLLARS IN THOUSANDS)

                                          COMMON STOCK       ADDITIONAL                                     TOTAL
                                      --------------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'   STOCKHOLDERS'
                                       SHARES    PAR VALUE    CAPITAL       DEFICIT         LOANS          DEFICIT
                                      --------   ---------   ----------   -----------   -------------   -------------
BALANCE,
  JANUARY 31, 1997..................  135,349       $13          $68         $(996)         $ 16            $(899)
  Loans to stockholders.............       --        --           --            --           (91)             (91)
  Net income........................       --        --           --           598            --              598
                                      -------       ---          ---         -----          ----            -----
BALANCE,
  JANUARY 31, 1998..................  135,349        13           68          (398)          (75)            (392)
  Issuance of common stock..........   15,428         2           (2)           --            --               --
  Repayment of stockholders'
    loans...........................       --        --           --            --            75               75
  Net loss..........................       --        --           --          (424)           --             (424)
                                      -------       ---          ---         -----          ----            -----
BALANCE,
  JANUARY 12, 1999..................  150,777       $15          $66         $(822)         $ --            $(741)
                                      =======       ===          ===         =====          ====            =====

                See accompanying notes to financial statements.

                       STRUCTURED COMPUTER SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                      PERIOD
                                                                                 FEBRUARY 1, 1998
                                                                 YEAR ENDED          THROUGH
                                                              JANUARY 31, 1998   JANUARY 12, 1999
                                                              ----------------   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................        $ 598              $(424)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Loss on disposition of property and equipment...........           18                 30
    Depreciation and amortization...........................           85                 92
    Provision for doubtful accounts.........................           10                 14
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable............         (352)               625
      (Increase) decrease in prepaid and other current
        assets..............................................          (35)                26
      Increase in other noncurrent assets...................           (1)                --
      Increase in accounts payable and accrued expenses.....           97                 89
                                                                    -----              -----
        Net cash provided by operating activities...........          420                452
                                                                    -----              -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................         (175)              (137)
                                                                    -----              -----
        Net cash used in investing activities...............         (175)              (137)
                                                                    -----              -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments under capital lease obligations........          (19)               (15)
  Borrowings under revolving credit loans...................           30                185
  Repayments of revolving credit loans......................         (210)              (271)
  (Issuance) repayments of stockholders' loans..............          (91)                75
                                                                    -----              -----
        Net cash used in financing activities...............         (290)               (26)
                                                                    -----              -----
NET CHANGE IN CASH..........................................          (45)               289

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............           55                 10
                                                                    -----              -----
CASH AND CASH EQUIVALENTS, END OF PERIOD....................        $  10              $ 299
                                                                    -----              -----
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for interest..................        $  44              $  23
                                                                    =====              =====
  Cash paid during the period for taxes.....................        $  --              $  11
                                                                    =====              =====

                See accompanying notes to financial statements.

                       STRUCTURED COMPUTER SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

       YEAR ENDED JANUARY 31, 1998 AND THE PERIOD ENDED JANUARY 12, 1999

                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION

    Structured Computer Systems, Inc. (the "Company") is an established developer and marketer of enterprise procurement software under the brand name REALITY and operating in only one segment. The Company's fiscal year-end is on January 31.

    Pursuant to the stock purchase and sale agreement, effective January 13, 1999, all of the outstanding stock of the Company was acquired by the ProcureNet Business of Fisher Scientific International Inc. ("ProcureNet"). The accompanying financial statements represent the historical financial statements of the Company prior to acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investment instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

    PROPERTY AND EQUIPMENT--Property and equipment, stated at cost, is depreciated for financial reporting purposes on the straight-line method over the estimated useful lives of the assets (3-7 years). Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as an obligation. Amortization of leasehold improvements is computed on the straight-line method over the shorter of the lease term or the assets' estimated useful lives.

    REVENUE RECOGNITION--Sales of standard software products and custom software are recognized when software is shipped and it is determined that the Company has no significant remaining obligations. Deferred revenue on service contracts is recognized ratably over applicable contractual periods or as services are performed. Standard software products and custom software are sold with limited warranties, generally for 60 days. Warranty expense for the year ended
January 31, 1998 and the period ended January 12, 1999 was not material.

    RESEARCH AND DEVELOPMENT COSTS--Research and development costs are charged to expense as incurred.

    CAPITALIZED SOFTWARE--Costs incurred for development of computer software that will be sold, leased or otherwise marketed are capitalized when technological feasibility has been established. After technological feasibility is established, costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. These capitalized costs are subject to an ongoing assessment of recoverability based upon anticipated future revenues and changes in hardware and software technologies. Costs capitalized include direct labor and related overhead.

    Amortization of capitalized software development costs begins when the product is available for general release. Amortization is provided on a product-by-product basis on the straight-line method over periods not exceeding five years.

    INCOME TAXES--Deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities, using expected rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when required to reduce deferred tax assets to the amount expected to be realized.

                       STRUCTURED COMPUTER SYSTEMS, INC.

       YEAR ENDED JANUARY 31, 1998 AND THE PERIOD ENDED JANUARY 12, 1999

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECENTLY ISSUED ACCOUNTING STANDARDS--In June 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS 133"). SFAS 133 establishes new disclosure requirements, which provide a comprehensive standard for recognition and measurement of derivatives and hedging activities. This will require all derivatives to be recorded on the balance sheet at fair value and special accounting for certain types of hedges. SFAS 133 will take effect in 2001. The Company has not entered into any derivative or hedge transactions and, therefore, does not believe that SFAS 133 will have a material effect on its financial condition or its results of operations.

    USE OF ESTIMATES--The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

3. ACCOUNTS RECEIVABLE

    Accounts receivable consists of the following:

                                                         JANUARY 31,   JANUARY 12,
                                                            1998          1999
                                                         -----------   -----------
Billed.................................................     $  809         $395
Unbilled...............................................        224           13
                                                            ------         ----
Total accounts receivable, gross.......................      1,033          408
Less allowance for doubtful accounts...................        (30)         (44)
                                                            ------         ----
Total accounts receivable--net.........................     $1,003         $364
                                                            ======         ====

    Unbilled receivables primarily relate to sales recorded on standard software products which have been shipped but have not yet been finally invoiced due to contractual requirements. The Company has no significant remaining obligations relating to these unbilled receivables and collectibility is probable. Substantially all unbilled receivables as of January 31, 1998 and January 12, 1999 were collected in the subsequent periods.

                       STRUCTURED COMPUTER SYSTEMS, INC.

       YEAR ENDED JANUARY 31, 1998 AND THE PERIOD ENDED JANUARY 12, 1999

                             (DOLLARS IN THOUSANDS)

4. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                         JANUARY 31,   JANUARY 12,
                                                            1998          1999
                                                         -----------   -----------
Building improvements..................................     $  36         $  36
Furniture and fixtures.................................        39            39
Equipment..............................................       253           297
                                                            -----         -----
Total..................................................       328           372
Accumulated depreciation...............................      (217)         (250)
                                                            -----         -----
Total property and equipment--net......................     $ 111         $ 122
                                                            =====         =====

    Depreciation expense for the year ended January 31, 1998 and the period February 1, 1998 through January 12, 1999 was $84 and $71, respectively.

5. CAPITALIZED SOFTWARE

    Capitalized software consists of the following:

                                                         JANUARY 31,   JANUARY 12,
                                                            1998          1999
                                                         -----------   -----------
Capitalized software...................................      $110          $135
Accumulated amortization...............................        (1)          (22)
                                                             ----          ----
Total capitalized software--net........................      $109          $113
                                                             ====          ====

    Amortization expense for the year ended January 31, 1998 and the period February 1, 1998 through January 12, 1999 was $1 and $21, respectively.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                                         JANUARY 31,   JANUARY 12,
                                                            1998          1999
                                                         -----------   -----------
Accounts payable.......................................     $   68        $  110
Commissions payable....................................        155            47
Deferred income........................................        854         1,044
Income taxes payable...................................         72           209
Accrued payroll........................................        163            30
Other accrued expenses.................................         63            24
                                                            ------        ------
Total accounts payable and accrued expenses............     $1,375        $1,464
                                                            ======        ======

                       STRUCTURED COMPUTER SYSTEMS, INC.

       YEAR ENDED JANUARY 31, 1998 AND THE PERIOD ENDED JANUARY 12, 1999

                             (DOLLARS IN THOUSANDS)

7. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                              JANUARY 31,   JANUARY 12,
                                                                 1998          1999
                                                              -----------   -----------
Revolving Credit Loan A.....................................      $185          $ --
Revolving Credit Loan B.....................................        --           185
Installment note............................................        83            --
Other note payable..........................................        15            14
                                                                  ----          ----
Total.......................................................       283           199
Less current portion........................................       271           190
                                                                  ----          ----
Total long-term debt........................................      $ 12          $  9
                                                                  ====          ====

    MATURITIES OF LONG-TERM DEBT--Long-term debt payments due for the period January 13, 1999 through January 31, 2000 and the following years:

2000........................................................    $190
2001........................................................       4
2002........................................................       5
                                                                ----
                                                                $199
                                                                ====

    On August 31, 1995, the Company entered into a Revolving Credit Loan A with a credit facility of $300. Interest on the Revolving Credit Loan A is payable monthly. Interest on the Revolving Credit Loan A is the prime rate plus 0.5% (9.5% at January 31, 1998).

    On May 6, 1998, the Company entered into a Revolving Credit Loan B with a credit facility of $400. The proceeds of the new borrowings repaid the Revolving Credit Loan A with the Company's former lending institution. Interest on the Revolving Credit Loan B is payable monthly. Interest on the Revolving Credit Loan B is the prime rate plus 0.5% (8.25% at January 12, 1999). The Revolving Credit Loan B expires in May 2002. In May 1999, the Revolving Credit Loan B was paid in full.

    The Company was required to meet certain financial covenants under the Revolving Credit Loan B including fixed charge and leverage ratios and capital expenditure spending limits. The Company was in compliance with all such covenants as of January 12, 1999 and throughout the periods. Under the Revolving Credit Loan B, substantially all the Company's assets were pledged as collateral and were secured by a stockholder.

    On August 31, 1995, the Company entered into a four-year $200 installment note with a lending institution. The note bears interest at the prime rate plus 0.75%. Under the note the Company is to pay approximately $4 monthly beginning October 1, 1995 with a final installment in the amount of the remaining principal balance on September 1, 1999. On October 3, 1997, the expiration date of this note was modified to March 31, 1998, at which time the note was paid in full.

    In May 1997, the Company entered into a settlement with a customer for $30 whereby the Company will pay $5 annually until December 31, 2001.

                       STRUCTURED COMPUTER SYSTEMS, INC.

       YEAR ENDED JANUARY 31, 1998 AND THE PERIOD ENDED JANUARY 12, 1999

                             (DOLLARS IN THOUSANDS)

8. COMMITMENTS AND CONTINGENCIES

    CAPITAL LEASES--The Company leases certain equipment under capital leases. Leased equipment included in property and equipment consists of the following:

                                                              JANUARY 31,   JANUARY 12,
                                                                 1998          1999
                                                              -----------   -----------
Capitalized lease equipment.................................      $ 72          $ 72
Less accumulated depreciation...............................       (36)          (50)
                                                                  ----          ----
Total.......................................................      $ 36          $ 22
                                                                  ====          ====

    OPERATING LEASES--The Company has operating lease commitments expiring at various dates, principally for real property, machinery and equipment, and transportation equipment. Total rent expense amounted to approximately $114 for the year ended January 31, 1998 and $106 for the period ended January 12, 1999.

    Future minimum lease commitments at January 12, 1999 are as follows for the period January 13, 1999 through January 31, 2000 and the following years:

                                                              OPERATING     CAPITAL
YEAR ENDING                                                    LEASES       LEASES
-----------                                                   ---------   -----------
2000........................................................   $  165     $         3
2001........................................................      176              --
2002........................................................      176              --
2003........................................................      176              --
2004........................................................      176              --
Thereafter..................................................      280              --
                                                               ------     -----------
Total minimum lease payments................................   $1,149               3
                                                               ======
Less amounts representing interest..........................                       --
                                                                          -----------
Obligations under capital leases............................                        3
Less current portion........................................                       (3)
                                                                          -----------
Long-term portion...........................................              $        --
                                                                          ===========

                       STRUCTURED COMPUTER SYSTEMS, INC.

       YEAR ENDED JANUARY 31, 1998 AND THE PERIOD ENDED JANUARY 12, 1999

                             (DOLLARS IN THOUSANDS)

9. INCOME TAXES

    The benefit for income taxes consists of the following:

                                                              JANUARY 31,   JANUARY 12,
                                                                 1998          1999
                                                              -----------   -----------
Current:
  Federal...................................................      $55           $ 74
  State.....................................................       17             42
                                                                  ---           ----
Total current...............................................       72            116
                                                                  ---           ----
Net provision for income taxes..............................      $72           $116
                                                                  ===           ====

    The difference between the statutory federal tax rate and the Company's effective tax rate is as follows (as a percentage of pretax earnings):

                                                              JANUARY 31,   JANUARY 12,
                                                                 1998          1999
                                                              -----------   -----------
Statutory federal income tax rate...........................       34%          (34)%
State and local income taxes................................        2             9
Change in valuation allowance...............................      (30)           76
Other items.................................................        5           (13)
                                                                  ---           ---
Effective tax rate..........................................       11%           38%
                                                                  ===           ===

    The tax effects of temporary items that give rise to significant portions of the deferred tax accounts are as follows:

                                                              JANUARY 31,   JANUARY 12,
                                                                 1998          1999
                                                              -----------   -----------
Deferred tax assets:
  Bad debt reserve..........................................     $  12         $  18
  Research and development credit...........................       128            78
  Other reserves............................................        12             8
  Other.....................................................        91           330
                                                                 -----         -----
  Gross deferred tax assets.................................       243           434
Deferred tax liabilities:
  Fixed assets..............................................       (66)          (25)
                                                                 -----         -----
Net deferred tax asset......................................       177           409
Less valuation allowance....................................      (177)         (409)
                                                                 -----         -----
Net deferred tax............................................     $  --         $  --
                                                                 =====         =====

    The use of credit carryforwards is limited under Internal Revenue Service regulations as a result of the ownership change of the Company in 1999. As a result of ownership changes, the net deferred tax assets are reduced by a full valuation allowance.

                       STRUCTURED COMPUTER SYSTEMS, INC.

       YEAR ENDED JANUARY 31, 1998 AND THE PERIOD ENDED JANUARY 12, 1999

                             (DOLLARS IN THOUSANDS)

10. 401(K) SAVINGS PLAN

    The Company's 401(k) savings plan (the "Plan") covers all of its employees. Under the Plan, eligible employees may contribute up to 15% of their compensation to the Plan. The Company matches participants' contributions based on a percentage determined annually by the Company. Participants' contributions are vested 100% while the Company's matching contributions vest over 4 years. There were no Company matching contributions for the year ended January 31, 1998. The total Company contribution from February 1, 1998 through January 12, 1999 was $39.

    Effective January 12, 1999, the Company terminated the Plan in conjunction with the acquisition by ProcureNet as discussed in Note 1.

11. CONCENTRATION OF CREDIT RISK

    Sales are typically made on credit. The Company does not hold collateral to secure payment. Although the Company maintains an allowance for doubtful receivables that it believes to be adequate, a payment default on a significant sale or customer receivable could materially and adversely affect its operating results and financial condition.

    Sales to one customer accounted for approximately 14% of revenues for the year ended January 31, 1998. No single customer accounted for more than 10% of revenues in the period February 1, 1998 through January 12, 1999.

12. RELATED PARTIES

    The Company maintained a stockholder loan account totaling $75 as of January 31, 1998. This balance was repaid to the Company in full as of January 12, 1999.

    The Company's officers also own a company called Web Dynamics, Inc. ("Web Dynamics"). The Company has a royalty agreement in place where the Company will earn a royalty on Web Dynamics' sales. The Company has also performed certain development functions for Web Dynamics, who reimbursed the related costs. Reimbursement costs for development during the year ended January 31, 1998 and the period February 1, 1998 through January 12, 1999 were $59 and $19, respectively.

                                  * * * * * *

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Prospective investors may rely only on the information contained in this Prospectus. Neither ProcureNet nor any underwriter has authorized anyone to provide prospective investors with different or additional information. This Prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus is correct only as of the date of this Prospectus, regardless of the time of the delivery of this Prospectus or any sale of these securities.

    No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this Prospectus in any of these jurisdictions. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this Prospectus.

                           --------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 --------
Prospectus Summary.............................      1
Risk Factors...................................      7
Forward-Looking Statements.....................     18
Use Of Proceeds................................     20
Dividend Policy................................     20
Capitalization.................................     21
Dilution.......................................     22
Selected Consolidated Financial Data...........     23
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................     26
Business.......................................     36
Management.....................................     49
Principal Stockholders.........................     63
Certain Transactions...........................     66
Description of Capital Stock...................     73
Shares Eligible For Future Sale................     75
Underwriting...................................     78
Legal Matters..................................     80
Experts........................................     80
Where You Can Find More Information............     80
Index To Consolidated Financial Statements.....    F-1

                           --------------------------

Until           (25 days after commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     [LOGO]

                                          SHARES

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            BEAR, STEARNS & CO. INC.
                              SALOMON SMITH BARNEY
                          FIRST UNION SECURITIES, INC.

                                         , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of common stock being registered, all of which will be paid by the Registrant. All amounts are estimates except for the registration fee, the NASDAQ National Market listing fee and the NASD filing fee.

Registration fee............................................  $               [      ]
Nasdaq National Market listing fee..........................                  [      ]
NASD filing fee.............................................                  [      ]
Accounting fees and expenses................................                  [      ]
Printing and engraving expenses.............................                  [      ]
Legal fees and expenses.....................................                  [      ]
Blue Sky fees and expenses..................................                  [      ]
Transfer agent and registrar fees...........................                  [      ]
Miscellaneous expenses......................................                  [      ]
                                                              ------------------------
  Total.....................................................  $
                                                              ========================

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    ProcureNet, Inc. ("ProcureNet") is incorporated under the laws of the State of Delaware. Section 145 of the Delaware Corporation Law, as amended, and Subsection (a) of Article FOURTEENTH of ProcureNet's Amended and Restated Certificate of Incorporation provides for the indemnification, except in certain circumstances set forth below, of officers, directors, employees and agents of ProcureNet for certain expenses incurred in connection with any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, and for the purchase and maintenance of insurance by ProcureNet on behalf of officers, directors, employees and agents of ProcureNet and its subsidiaries against any liability asserted against, and incurred by, any such officer, director, employee or agent in such capacity. Set forth below is the text of Section 145 and the text of Subsection (e) of Article Sixth of ProcureNet's Certificate of Incorporation.

    Section 145 of the Delaware Corporation Law, as amended, provides as follows:

    "SECTION 145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.--(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if this person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which this person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

    (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

    (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or
(4) by the shareholders.

    (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

    (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

    (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

    (h) For purposes of this section, references to 'the corporation' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

    (i) For purposes of this section, references to 'other enterprises' shall include employee benefit plans; references to 'fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to 'serving at the request of the corporation' shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner 'not opposed to the best interests of the corporation' as referred to in this section.

    (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorney's fees)."

    Subsection (a) of Article FOURTEENTH of the Amended and Restated Certificate of Incorporation of ProcureNet provides as follows:

    "(a) A director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

    As permitted by Section 145 of the Delaware General Corporation Law, as amended, ProcureNet has purchased and maintains insurance providing for reimbursement to elected directors and officers of ProcureNet and its subsidiaries, subject to certain exceptions, of amounts they may be legally obligated to pay, including but not limited to damages, judgments, settlements, costs and attorneys' fees (but not including fines, penalties or matters not insurable under the law), as a result of claims and legal actions instituted against them to recover for their acts while serving as directors or officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    In March 1999, ProcureNet, Inc. ("ProcureNet") issued 40,030,270 shares of common stock to its sole stockholder, Fisher Scientific International Inc., including 26,994,350 shares of voting common stock, 4,035,920 shares of Series A non-voting common stock and 9,000,000 shares of Series B non-voting common stock.

    Between December 1999 and March 2000, ProcureNet issued and sold 1,000,000 shares of its Series A Redeemable Convertible 7% Preferred Stock due 2009 for a purchase price of $10 per share. These shares were issued and sold to ProcureNet's stockholders party to the Investors' Agreement described in the prospectus which is a part of this registration statement in the section titled "Certain Transactions--The Equity Investors," and whose names appear in the "Principal Stockholders" section of the prospectus. These sales were made pursuant to Section 4(2) of the Securities Act based upon representations obtained by ProcureNet from the purchasers of the shares.

    In January 2000, in connection with the employment of Mr. Reuven Battat as ProcureNet's President and Chief Executive Officer, ProcureNet issued and sold
36.2 million shares of common stock to Mr. Battat at a price of $0.20 per share. Mr. Battat paid the purchase price by paying $1.0 million in cash and delivering promissory notes in the aggregate principal amount of $6.2 million to ProcureNet. These shares were issued and sold to ProcureNet's stockholders party to the Investors' Agreement described in the prospectus which is a part of this registration statement in the section titled "Certain Transactions--The Equity Investors," and whose names appear in the "Principal Stockholders" section of the prospectus. These sales were made pursuant to Section 4(2) of the Securities Act based upon representations obtained by ProcureNet from the purchasers of the shares.

    In June 2000, ProcureNet issued and sold 2,000,000 shares of its Series B Redeemable Convertible 7% Preferred Stock due 2010 for a purchase price of $10 per share. These shares were issued and sold to ProcureNet's stockholders party to the Investors' Agreement described in the prospectus which is a part of this registration statement in the section titled "Certain Transactions--The Equity Investors," and whose names appear in the "Principal Stockholders" section of the prospectus. These sales were made pursuant to Section 4(2) of the Securities Act based upon representations obtained by ProcureNet from the purchasers of the shares.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     EXHIBIT NO.        DESCRIPTION OF EXHIBIT
     -----------        ----------------------
         *1.1           Underwriting Agreement, dated       , 2000, among
                        ProcureNet, Inc. ("ProcureNet"), Bear Stearns & Co. Inc.,
                        Salomon Smith Barney and First Union Securities, Inc.

         *2.1           Distribution Agreement, dated as of March 29, 1999, between
                        Fisher Scientific International Inc. ("Fisher") and
                        ProcureNet.

         *3.1           Amended and Restated Certificate of Incorporation of
                        ProcureNet.

         *3.2           Amended and Restated By-laws of ProcureNet.

         *3.3           Certificate of Designation of Series A Non-Voting Stock of
                        ProcureNet, dated April 13, 1999.

         *3.4           Certificate of Designation of Series B Non-Voting Stock of
                        ProcureNet, dated April 13, 1999.

         *3.5           Certificate of Designation of Series A Redeemable
                        Convertible 7% Preferred Stock due 2009 of ProcureNet.

         *3.6           Certificate of Designation of Series B Redeemable
                        Convertible 7% Preferred Stock due 2010 of ProcureNet.

         *5.1           Opinion of Debevoise & Plimpton.

        *10.1           ProcureNet 1999 Equity and Incentive Plan.

        *10.2           ProcureNet 2000 Long-term Incentive Plan.

        *10.3           Separation Agreement and General Release, dated       ,
                        between ProcureNet and Walter Ulrich.

        *10.4           Employment Agreement, dated January 19, 2000, between
                        ProcureNet and Reuven Battat.

        *10.5           Non-Competition Agreement, dated January 19, 2000, between
                        ProcureNet and Reuven Battat.

        *10.6           Investors' Agreement, dated as of April 14, 1999, among
                        ProcureNet and shareholders of ProcureNet specified therein.

        *10.7           Common Stock Warrant Acquisition Agreement, dated as of
                        April 14, 1999, between ProcureNet and the equity investors specified therein.

        *10.8           Tax Sharing and Disaffiliation Agreement, dated as of April
                        14, 1999, between ProcureNet and Fisher.

        *10.9 Software License Agreement, dated as of April 14, 1999, between ProcureNet, Fisher and Strategic Procurement
                        Services Inc.

       *10.10           Patent License Agreement, dated as of July 5, 2000, between
                        ProcureNet and Fisher.

       *10.11 Employee Benefits Agreement, dated as of April 14, 1999, between ProcureNet and Fisher.

       *10.12           Administrative Services Agreement, dated as of July 5, 2000, between ProcureNet and Fisher.

       *10.13 Amended and Restated Warrant to Purchase 61,970,000 Shares of Common Stock of ProcureNet, dated as of July 5, 2000, issued by ProcureNet to Fisher.

       *10.14           Warrant to Purchase 9,000,000 Shares of Common Stock of
                        ProcureNet, dated as of July 5, 2000, issued by ProcureNet to Latona Associates Inc.

        *21.1           Subsidiaries of ProcureNet, Inc.

     EXHIBIT NO.        DESCRIPTION OF EXHIBIT
     -----------        ----------------------
         23.1           Consent(s) of Deloitte & Touche LLP.

        *23.2 Consent of Debevoise & Plimpton. Included in Exhibit 5.1 hereto.

         24.1           Powers of Attorney.

------------------------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (a) to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser;

    (b) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue; and

    (c) (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

    (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, ProcureNet, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on the 28th day of July, 2000.

                                                  PROCURENET, INC.

                                                  By:  *
                                                       ----------------------------------------------
                                                       Name: Reuven Battat
                                                       Title: Director, President and Chief Executive
                                                              Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                               DATE
                   ---------                                     -----                               ----
PRINCIPAL EXECUTIVE OFFICER:

                       *                          President, Chief Executive Officer             July 28, 2000
     --------------------------------------         and Director
                 Reuven Battat

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

                       *                          Vice President, Chief Financial                July 28, 2000
     --------------------------------------         Officer and Treasurer
                John D. Sanford

DIRECTORS:

                       *                          Chairman of the Board                          July 28, 2000
     --------------------------------------
                Paul M. Montrone

                       *                          Vice Chairman of the Board                     July 28, 2000
     --------------------------------------
                Paul M. Meister

                       *                          Director                                       July 28, 2000
     --------------------------------------
               Philip E. Beekman

                       *                          Director                                       July 28, 2000
     --------------------------------------
               Anthony J. DiNovi

                       *                          Director                                       July 28, 2000
     --------------------------------------
               Scott M. Sperling

                       *                          Executive Vice President, Chief                July 28, 2000
     --------------------------------------         Operating Officer and Director
                 Fred A. Seigel

                  /s/ JOHN D. SANFORD
           ---------------------------------
*By:               ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

     EXHIBIT NO.        DESCRIPTION OF EXHIBIT
     -----------        ----------------------
         *1.1           Underwriting Agreement, dated       , 2000, among
                        ProcureNet, Inc. ("ProcureNet"), Bear Stearns & Co. Inc.,
                        Salomon Smith Barney and First Union Securities, Inc.

         *2.1           Distribution Agreement, dated as of March 29, 1999, between
                        Fisher Scientific International Inc. ("Fisher") and
                        ProcureNet.

         *3.1           Amended and Restated Certificate of Incorporation of
                        ProcureNet.

         *3.2           Amended and Restated By-laws of ProcureNet.

         *3.3           Certificate of Designation of Series A Non-Voting Stock of
                        ProcureNet, dated April 13, 1999.

         *3.4           Certificate of Designation of Series B Non-Voting Stock of
                        ProcureNet, dated April 13, 1999.

         *3.5           Certificate of Designation of Series A Redeemable
                        Convertible 7% Preferred Stock due 2009 of ProcureNet.

         *3.6           Certificate of Designation of Series B Redeemable
                        Convertible 7% Preferred Stock due 2010 of ProcureNet.

         *5.1           Opinion of Debevoise & Plimpton.

        *10.1           ProcureNet 1999 Equity and Incentive Plan.

        *10.2           ProcureNet 2000 Long-term Incentive Plan.

        *10.3           Separation Agreement and General Release, dated       ,
                        between ProcureNet and Walter Ulrich.

        *10.4           Employment Agreement, dated January 19, 2000, between
                        ProcureNet and Reuven Battat.

        *10.5           Non-Competition Agreement, dated January 19, 2000, between
                        ProcureNet and Reuven Battat.

        *10.6           Investors' Agreement, dated as of April 14, 1999, among
                        ProcureNet and shareholders of ProcureNet specified therein.

        *10.7           Common Stock Warrant Acquisition Agreement, dated as of
                        April 14, 1999, between ProcureNet and the equity investors specified therein.

        *10.8           Tax Sharing and Disaffiliation Agreement, dated as of April
                        14, 1999, between ProcureNet and Fisher.

        *10.9 Software License Agreement, dated as of April 14, 1999, between ProcureNet, Fisher and Strategic Procurement
                        Services Inc.

       *10.10           Patent License Agreement, dated as of July 5, 2000, between
                        ProcureNet and Fisher.

       *10.11 Employee Benefits Agreement, dated as of April 14, 1999, between ProcureNet and Fisher.

       *10.12           Administrative Services Agreement, dated as of July 5, 2000, between ProcureNet and Fisher.

       *10.13 Amended and Restated Warrant to Purchase 61,970,000 Shares of Common Stock of ProcureNet, dated as of July 5, 2000, issued by ProcureNet to Fisher.

       *10.14           Warrant to Purchase 9,000,000 Shares of Common Stock of
                        ProcureNet, dated as of July 5, 2000, issued by ProcureNet to Latona Associates Inc.

        *21.1           Subsidiaries of ProcureNet, Inc.

         23.1           Consent(s) of Deloitte & Touche LLP.

        *23.2 Consent of Debevoise & Plimpton. Included in Exhibit 5.1 hereto.

         24.1           Powers of Attorney.

------------------------

*   To be filed by amendment.